UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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VIRGIN MEDIA INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIRGIN MEDIA INC.

909 Third Avenue, Suite 2863

New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2011

To Our Stockholders:

The annual meeting of stockholders of Virgin Media Inc. will be held at 10:30 a.m., local time, on Tuesday, June 7, 2011, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at 375 Park Avenue, New York, New York 10152, 36th Floor, for the following purposes:

1.	To elect four Class I directors to hold office until the annual meeting of stockholders that is to be held in 2014 or until their respective successors are duly elected and qualified;

2.	To ratify the appointment by the audit committee of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2011;

3.	To approve an advisory vote on compensation of our named executive officers;

4.	To approve an advisory vote on the frequency of the vote on compensation of our named executive officers; and

5.	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Holders of our common stock as of the close of business on April 20, 2011 will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the annual meeting. The stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting will be available at our principal executive offices at 909 Third Avenue, Suite 2863, New York, New York 10022, at least ten days prior to the meeting and will also be available for inspection at the meeting.

This proxy statement and the Company’s annual report are also available at:

https://materials.proxyvote.com/92769L

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the meeting, you are urged to vote by telephone, via the internet or by completing the proxy card in accordance with the instructions stated thereon. You may revoke any proxy given by you at any time prior to exercise of the proxy.

By order of the board of directors,

James F. Mooney

Chairman

New York, New York

April 28, 2011

VIRGIN MEDIA INC.

909 Third Avenue, Suite 2863

New York, New York 10022

PROXY STATEMENT

(Proxy statement and form of proxy first mailed to stockholders on or about May 3, 2011)

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held at 10:30 a.m., local time, on Tuesday, June 7, 2011, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at 375 Park Avenue, New York, New York 10152, 36th Floor, and at any adjournments or postponements of that meeting. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of stockholders.

This proxy statement and the Company’s annual report are also available at:

https://materials.proxyvote.com/92769L

In order to conduct business at the annual meeting, the holders of a majority of our outstanding shares of common stock entitled to vote at the meeting must be present in person or represented by proxy. To ensure a quorum and to avoid expenses and delay, the board of directors urges you to promptly submit your proxy by telephone, via the internet or by completing the proxy card in accordance with the instructions stated thereon.

Holders of our common stock at the close of business on April 20, 2011 will be entitled to vote at the annual meeting and at any adjournments or postponements of the annual meeting. As of the record date, being the close of business on April 20, 2011, we had 317,624,326 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote.

Each properly executed proxy will be voted in accordance with the instructions marked on it or contained within it. Your proxy is revocable on written instruction from you. You may also revoke your proxy by voting again on a later date by telephone or via the internet or by submitting another properly signed proxy card with a more recent date. Your revocation must be received by the office of the corporate secretary before voting is conducted on the matter with respect to which your proxy is to be exercised. If you attend the annual meeting, you may revoke your proxy by voting in person.

The solicitation of proxies will be by mail, telephone, internet and facsimile. We will pay all expenses of soliciting proxies, including clerical work, printing and postage. We will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies. The solicitation of proxies may be done by our directors, officers and other employees. We have also retained D.F. King & Co., Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500, plus reasonable expenses.

Unless otherwise noted, all amounts in this proxy statement translated from pounds sterling to U.S. dollars have been translated at a rate of $1.5464 per £1.00, which is the average annual exchange rate for the year ended December 31, 2010 used by the Company in its 2010 audited financial statements. As of April 22, 2011, the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.6517 per £1.00.

Note for United Kingdom Depositary Interest Holders

You may direct Computershare Investor Services PLC (“Computershare”), as provider of the Depositary Interest (“DI”) and Corporate Sponsored Nominee Services in which your DIs are held, how to vote your underlying shares via the internet on Computershare’s web site by visiting www.eproxyappointment.com where you will be asked to enter the Control Number, your Shareholder Reference Number and your PIN number which are detailed on the accompanied Form of Instruction and Form of Direction. Alternatively, you can return your voting form to Computershare by post to the address details provided on the attached forms.

To be effective, the Form of Instruction must be lodged with Computershare by June 3, 2011 and the Form of Direction must be lodged with Computershare by June 3, 2011. Computershare, as your proxy, will then make arrangements to vote your underlying shares according to your instructions. If you would like to attend, speak, and vote in person at the annual meeting, please inform Computershare, who will provide you with a Letter of Representation with respect to your DI holding that will enable you to attend, speak, and vote your underlying shares at the annual meeting on Computershare’s behalf.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The board of directors, which is elected by the stockholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. It selects the chief executive officer and other members of the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the board to monitor the performance of senior management is facilitated by the presence of outside directors who have substantive knowledge of the Company’s business.

During the year ended December 31, 2010, the board of directors held nine meetings and acted by way of unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware on one occasion. All directors attended, in the aggregate, 75% or more of all board meetings and committee meetings of which they were a member during the period for which they were a director.

Committees of the Board of Directors

The board of directors has an audit committee established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, a compensation committee, an executive committee, a nominating and governance committee and a business operations and technology committee. From time to time, the board of directors may establish other committees as it deems necessary.

Audit Committee

The audit committee of the board of directors reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters. The audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors; pre-approves all audit and permissible non-audit services provided by the independent auditors; reviews and approves the Company’s financial statements; reviews and evaluates the Company’s internal control structure and procedures for financial reporting and disclosure controls and procedures; discusses with management the Company’s financial risk assessment and financial risk management policies; monitors compliance with the Company’s code of ethics; sets procedures for the receipt and treatment of complaints regarding accounting, controls and auditing matters; and retains professional advisors.

The audit committee consists of Mr. George R. Zoffinger, who is its chairman, Mr. John N. Rigsby and Ms. Doreen A. Toben. Ms. Toben joined the audit committee on June 9, 2010 following her appointment to the board. Mr. Benjamin resigned from the audit committee on June 9, 2010. The board of directors has affirmatively determined that each of Mr. Zoffinger and Ms. Toben satisfies the definition of “audit committee financial expert” for purposes of the Exchange Act and the Nasdaq Global Select Market listing standards. The members of the audit committee are independent within the meaning of the Nasdaq Global Select Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The audit committee held seven meetings during 2010. Committee members also made operational visits to our operations in the U.K. Our board of directors has adopted a written charter for the audit committee which is reviewed by the audit committee on an annual basis. A copy of the audit committee charter is attached to this proxy statement as Appendix A and can be found on our website at www.virginmedia.com/investors under “Corporate Governance”.

Compensation Committee

The compensation committee of the board of directors is responsible for determining the annual compensation of our executive officers and directors; approves the nature and amount of compensation paid to, and the employment terms entered into with, our executives; establishes and evaluates performance based goals related to compensation; oversees our cash bonus and equity based plans; oversees our compensation and benefits policies relating to our executive officers; reviews and discusses the Compensation Discussion and Analysis with management, and prepares a report to stockholders for this annual proxy statement.

The compensation committee consists of Mr. Charles L. Allen, who is its chairman, Mr. Andrew J. Cole and Mr. Steven J. Simmons. The members of the compensation committee are independent within the meaning of the Nasdaq Global Select Market listing standards. The compensation committee serves as the compensation and option committee under the Virgin Media Inc. 2010 Stock Incentive Plan, the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan, and the Virgin Media Inc. 2004 Stock Incentive Plan, and as the administration committee under the Virgin Media Sharesave Plan. The compensation committee held eleven meetings during 2010 and acted by way of unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware on two occasions. Our board of directors has adopted a written charter for the compensation committee. A copy of the compensation committee charter is attached to this proxy statement as Appendix B and is also available on our website at www.virginmedia.com/investors under “Corporate Governance”.

Executive Committee

The executive committee is responsible for the oversight and evaluation of the Company’s management. It also recommends to the board individuals to serve as senior executive officers of the Company and other changes in the Company’s management, operations, strategy and business as the committee determines necessary or appropriate. Prior to June 9, 2010, when the company’s nominating and governance committee was formed, the executive committee, through its nominating sub-committee was responsible for matters now delegated to the nominating and governance committee of the board. The executive committee consists of Mr. William R. Huff, who is its chairman, Mr. Charles L. Allen, Mr. James F. Mooney, Mr. Steven J. Simmons and Mr. George R. Zoffinger. Messrs. Allen and Simmons joined the executive committee on March 4, 2011.

Nominating and Governance Committee

On June 9, 2010, the board formed a nominating and governance committee to replace the nominating sub-committee of the executive committee. The nominating and governance committee consists solely of independent directors within the meaning of the Nasdaq Global Select Market listing standards. Presently, its members consist of Mr. William R. Huff, who is its chairman, Messrs. Charles L. Allen, Andrew J. Cole and George R. Zoffinger. Messrs. Allen and Cole joined the nominating and governance committee on June 9, 2010. The nominating and governance committee considers and recommends nominees for election to the board of directors, consistent with the board’s criteria for selecting new directors and independence requirements imposed by law and the Nasdaq Listing Rules. The nominating and governance committee also reviews the suitability for continued service of each existing director when his or her term expires or there is a significant change in his or her status, including his or her outside employment. In addition, the nominating and governance committee will assist the board in its oversight of the Company’s corporate governance. The nominating and governance committee held four meetings during 2010 (which included two meetings held by the former nominating sub-committee). Our board of directors has adopted a written charter for the nominating and governance committee. A copy of the nominating and governance committee charter is attached to this proxy statement as Appendix C and is also available on our website at www.virginmedia.com/investors under “Corporate Governance”.

The nominating and governance committee considers recommendations for director nominees proposed by directors, management or stockholders. Stockholders may recommend nominees in accordance with the procedures set forth under the section titled “Procedures for Stockholders to Recommend Director Nominees” of this document by giving timely notice of such recommendation in proper written form to our corporate secretary at Virgin Media Inc., 909 Third Avenue, Suite 2863, New York, New York 10022. You must be one of our stockholders of record on the date you give the notice and on the record date for the determination of stockholders entitled to notice of, and to vote at, the relevant meeting. On occasions, the nominating and governance committee may consider retaining a third party to identify candidates and would, in such circumstances, pay an appropriate fee to the third party for that service. The nominating and governance committee did not engage a third party for that purpose during 2010 or in connection with the nomination of directors for election at this year’s annual meeting of stockholders.

In evaluating nominees, the nominating and governance committee generally considers the current size and composition of the board, including the current number of independent directors and whether there is a vacancy on the board. The nominating and governance committee also considers the skills and experience of the existing directors and the nominee relative to our business and its needs, the nominee’s individual reputation for integrity, honesty and adherence to high ethical standards, the nominee’s demonstrated business acumen and ability to exercise sound judgments that relate to our current and long-term objectives, the nominee’s ability to act in the interests of all stockholders and the presence or absence of conflicts of interest that would or might impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board will possess the appropriate talent, skills, experience and expertise to oversee our businesses. There is no difference in the evaluation of a nominee recommended by board members, management or stockholders.

Business Operations and Technology Committee

The business operations and technology committee advises the board on management’s activities in the areas of the Company’s business operations, technology and innovation. The business operations and technology committee consists of Mr. James A. Chiddix, who is its chairman, Messrs. John N. Rigsby and Steven J. Simmons. The business operations and technology committee held five meetings during 2010. Committee members also made operational visits to our operations in the U.K., including visits to call centers, participation in home installations, visits to technical centers, meetings with employees and other matters.

Risk Management and the Board’s Role in Risk Oversight

Our board of directors exercises direct oversight over the Company’s risk management, and in doing so also relies on its audit committee, which oversees financial and accounting risk management; the compensation committee which oversees risk management of the Company’s executive compensation plans and arrangements (which is discussed further under “Compensation Discussion and Analysis”); the nominating and governance committee, which oversees management of risks associated with independence of the board and corporate governance; and its business operations and technology committee which advises the board in relation to management’s activities in the areas of business operations and technology innovation. Under the board’s oversight, management operates a risk registry process which identifies risks and assigns responsibility for their management and, to the extent practicable, their amelioration. Our risk management system is designed to identify key risks and provide assurance that these risks are fully understood and managed. We have a group risk function (which forms part of the Company’s finance division) that contains specialist but integrated teams, who work with the operational divisions to embed and support best practice processes in the identification and management of risk. Management are engaged by all of these teams on an ongoing and regular basis and at the highest level through quarterly risk forums with the executive officers where key risks and issues arising are presented and discussed. These teams also update the audit committee at least on a quarterly basis, which then reports to the board. An overall review of risk by the board is inherent in its consideration of our strategy and other matters.

The board plans for succession to the position to chief executive officer as well as certain other senior management positions. To assist the board, the chief executive officer annually provides the board with an assessment of senior management personnel and succession potential and planning and their potential. He also provides the board with an assessment of persons considered potential successors to senior management positions.

CORPORATE GOVERNANCE

Staggered Board

Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in number as possible. Directors in each class serve staggered three-year terms.

•	Our Class I Directors are James A. Chiddix, William R. Huff, James F. Mooney and John N. Rigsby, and their terms will terminate on the date of this year’s annual meeting of stockholders.

•	Our Class II Directors are Neil A. Berkett, Steven J. Simmons, Doreen A. Toben and George R. Zoffinger, and their terms will terminate on the date of our 2012 annual meeting of stockholders.

•	Our Class III Directors are Charles L. Allen, Andrew J. Cole, Gordon D. McCallum and Eamonn O’Hare and their terms will terminate on the date of our 2013 annual meeting of stockholders.

At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.

Independence of Directors

Our board of directors currently consists of 12 members. In evaluating directors’ independence, the board uses the independence criteria set forth in the Nasdaq Global Select Market listing standards currently applicable to us. The board has surveyed each of our directors and has determined that, Messrs. Allen, Cole, Chiddix, Huff, Rigsby, Simmons, Zoffinger and Ms. Toben are independent, and Messrs. Berkett, McCallum, Mooney and O’Hare are not independent within the meaning of the Nasdaq Global Select Market listing standards. Mr. Berkett is our chief executive officer, Mr. Mooney is our chairman (until recently our executive chairman), Mr. O’Hare is our chief financial officer and Mr. McCallum is affiliated with Virgin Enterprises Limited, from whom the Company licenses the “Virgin” brand.

In evaluating and determining the independence of the non-management directors, the board considered the following relationships in particular:

•

Mr. Allen became an executive officer in March 2010 of a supplier to the Company. The board determined that Mr. Allen’s independence is not impaired as the amount under the supplier contract with the Company is not material. Additionally, Mr. Allen is a non-executive director or non-executive chairman of other companies with which we have business relationships. The board has determined that none of those relationships is material;

•

At the request of the board, Mr. Chiddix performs consulting services to the Company. The board determined him to be independent as he is not an executive officer or controlling shareholder of the Company and the payment to him as a consultant is below $120,000 and not material. Additionally, Mr. Chiddix has been a non-executive vice-chairman and director of other companies with which we have business relationships. The board has determined that none of those relationships is material; and

•

Mr. Cole is an executive officer of a supplier to the Company. However, it was determined that Mr. Cole’s independence is not impaired as the amount under the supplier contract with the Company is not, based on information provided by Mr. Cole, greater than 5% of the supplier’s annual revenues and is thus not material.

Our independent directors have the opportunity to meet separately in an executive session immediately following each regularly scheduled board meeting. In 2010, there were two such executive sessions.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has, at any time, been an officer or employee of ours and other than as addressed above in section “Independence of Directors”, none has any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any relationship existed in the past.

Board Leadership Structure

The board of directors does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate. The board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders. As a matter of practice, the Company has had a separate chief executive officer and chairman since 2003. Historically, our chairman has played an executive role, helping to guide our strategic direction and focusing on strategic transactions, financing, investor relations and similar matters as well as managing board matters. The chief executive officer has shared responsibilities for these functions (other than those strictly related to the board and its governance) and has also had sole responsibility for the day to day operation of the Company.

The role of the chairman became non-executive with effect from January 1, 2011 and the executive responsibilities of the chairman have transitioned to the chief executive officer.

Stock Ownership Guidelines

In order to encourage director ownership of our shares and further align the interests of the directors with those of our stockholders, our non-executive directors are subject to a minimum equity shareholding requirement which requires them to hold, over a three-year period, at least $100,000 worth of capital stock of the Company.

Our chief executive officer, chairman and other senior executives are also subject to a stock ownership policy in order to align the interests of those individuals with the interests of our stockholders. The stock ownership policy requires our senior executives to retain a minimum of 50% of net vested restricted stock (including restricted stock units) and 50% of the net stock realized on exercise of options (in each case net of stock sold to pay income tax and U.K. national insurance tax and, in the case of stock options, net of stock sold to pay the exercise price) until the relevant stock ownership level has been reached. An individual’s stock ownership level is determined on the basis of a multiple of base salary: our chief executive officer is subject to a multiple of three times base salary; our chairman, whilst serving in an executive role, was subject to a three times base salary; our senior executive officers (including Messrs. O’Hare and Barron) are subject to a multiple of two times base salary; and certain other senior executives are subject to a multiple of one times base salary.

Policies Regarding Insider Trading and Hedging

The Company maintains policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. Any named executive officer who wishes to buy or sell any of our securities or options with respect to our securities must obtain prior approval from our general counsel. This seeks to assure that the named executive officers will not trade in our securities at a time when they are in possession of inside information.

The compensation committee generally prohibits Company employees from engaging in hedging and other derivatives transactions involving the Company’s stock or debt except in unusual circumstances, in which case, that employee must apply for pre-clearance of the proposed transaction.

Insurance

We have liability insurance covering our directors and officers for claims asserted against them, or incurred by them, in their capacity as directors and officers of the Company, including claims brought under the U.S. Securities Act of 1933, as amended.

Procedures for Stockholders to Recommend Director Nominees

Pursuant to the advance notice requirements set forth in Article II, Section 5 of our by-laws, in the case of a stockholder notice of a nomination of a director at an annual meeting, we will consider the notice timely if we receive such notice not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, we will consider notices of stockholder proposals to be timely if we receive them not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made, whichever first occurs.

In the case of a stockholder nomination of a director at a special meeting called for the purpose of electing directors, we will consider the notice timely if we receive such notice not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting is first given or made.

The stockholder’s notice to the Secretary of a nomination of a director at an annual or special meeting must include the following:

•	the name, age, and address of the candidate;

•	the candidate’s principal occupation or employment;

•	the class or series and number of shares of our capital stock which are owned beneficially owned by the candidate;

•	the name and address on record of the stockholder proposing the nomination;

•	the class or series and number of shares of our capital stock which are owned beneficially owned by the stockholder;

•

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•

any other information relating to the candidate or stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated under the Exchange Act.

The notice must be accompanied by a written consent of each proposed nominee to being named or referred to in our proxy statement as a nominee of the board of directors and to serve as a director if elected. We may require any proposed nominee to furnish other information (which may include meetings to discuss the information) as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as one of our directors.

No person is eligible for election as one of our directors unless he or she has been nominated in accordance with the procedures set forth in Article II, Section 5 of our by-laws and summarized above. An officer of ours presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was defective in accordance with the provisions of Article II, Section 5 of our by-laws, and if the officer shall also determine, the officer shall so declare to the meeting that the defective nomination be disregarded.

Stockholder Communications with the Board of Directors

Stockholders, employees and members of the public generally are encouraged to communicate to management, or directly to any member of the board of directors, any concerns which they may have about us,

our management, business activities, practices or conduct, although the board believes that communications regarding auditing matters, our accounting practices, internal controls and compliance with ethical standards are best directed to the chairman of the audit committee.

Communications may be addressed to the board of directors and any individual director or member of management, c/o Virgin Media Inc., 909 Third Avenue, Suite 2863, New York, New York 10022. The identity of persons expressing concerns that are critical of our board of directors, management or us, or that relate to violations of law or ethical standards of conduct, will be treated as confidential except to the extent necessary to evaluate and, if appropriate, investigate and address the questions or concerns raised. There will be no retaliation taken against persons who raise questions or concerns about us lawfully and in good faith.

Director Attendance at Annual Meetings of Stockholders

We encourage all of our directors to attend the annual meeting of stockholders. All of our then directors attended the annual meeting held in 2010.

Code of Ethics

We have adopted a code of ethics for our principal executive officer, principal financial officer, and principal accounting officer or controller, and persons performing similar functions. Our code of ethics establishes policies to promote honest and ethical conduct and to deter wrongdoing, including policies governing actual or apparent conflicts of interest, compliance with laws and prompt internal reporting for violations.

Our code of ethics is posted on our website at www.virginmedia.com/investors under “Corporate Governance”. We will provide to any person without charge, upon request, a copy of our code of ethics. Requests should be sent to Richard Williams, Virgin Media Inc.—Director Investor Relations, 909 Third Avenue, Suite 2863, New York, New York 10022, tel: +1 212 906 8440, fax: +1 212 752 1157.

In the event that we amend our code of ethics or grant a waiver from its restrictions to a person covered by the code of ethics, we will provide this information on our website within four business days following the date of the amendment or waiver.

Code of Conduct

We have adopted a code of conduct for our directors, officers and other employees of the Company. Compliance with the code of conduct is required at every level of the Company. Employees who are aware of code of conduct breaches must, under the code of conduct, report them to their team leader, line manager, human resources representative or any other manager. Employees who breach the code of conduct may be subject to disciplinary action up to and including dismissal.

The code of conduct contains conflict of interest provisions which require employees (including officers) involved in any activity or relationship that could lead to a conflict of interest to enter such information in a register of interests and to disclose it in writing to their immediate line manager. The code of conduct also contains provisions which deal (among other things) with confidentiality, discrimination and harassment, gifts to government officials and employees, insider trading and improper payments and bribes. Our code of conduct is posted on our website at www.virginmedia.com/investors under “Corporate Governance”.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors Proposal

The first proposal is to elect four directors to hold office until the annual meeting of stockholders that is to be held in 2014 or until their respective successors are duly elected and qualified.

Board of Directors

Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in number as possible. Directors in each class serve staggered three-year terms. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are proposed for re-election for a three-year term.

Our Class I Directors are James A. Chiddix, William R. Huff, James F. Mooney and John N. Rigsby, and their terms terminate on the date of this year’s annual meeting of stockholders. Messrs. Chiddix, Huff, Mooney and Rigsby, whose terms expire at this annual meeting, are each nominated for re-election at this annual meeting and, if elected, their new terms of office will each expire at the annual meeting of stockholders to be held in 2014, or until their respective successors are duly elected and qualified. Each nominee has consented to be named in the proxy statement and to serve if elected.

Information regarding the nominees for election at the meeting follows:

Nominees for Directors for Terms Expiring in 2011

James A. Chiddix

Mr. Chiddix, age 65, has been a director since July 8, 2008, and chairs the business operations and technology committee. Mr. Chiddix has over 37 years experience in the cable industry and has established a technology expertise in cable television, networks, equipment and software systems. He serves on the boards of directors of telecommunications companies Symmetricom, Inc., Dycom Industries, Inc. and Arris Group Inc. He is also a director of Magnum Semiconductor. Between March 2004 and April 2007, Mr. Chiddix was chairman and chief executive officer at OpenTV Corp. and then served as vice-chairman and director of that company until November 2009. Mr. Chiddix’s prior roles included chief technical officer and senior vice president, engineering and technology at Time Warner Cable, president of MystroTV (a division of Time Warner Inc.), and senior vice president, engineering at Oceanic Cable (a division of Time Warner Inc.). Mr. Chiddix brings to the board his cable industry and technology experience.

William R. Huff

Mr. Huff, age 61, has been a director since January 10, 2003, and chairs our executive committee and nominating and governance committee. He served as our interim chairman of the board of directors from January to March 2003, when Mr. Mooney became chairman. Mr. Huff is the president of the managing member of W.R. Huff Asset Management Co., L.L.C., an investment management firm. Mr. Huff founded W.R. Huff Asset Management Co., L.L.C. in 1984. Mr. Huff brings to the board his deep understanding of leveraged finance, capital markets, mergers and acquisitions and other corporate and financial issues.

James F. Mooney

Mr. Mooney, age 56, has been a director and chairman of the board of directors since March 2003, and serves on the executive committee. From December 2004 through to December 2007, Mr. Mooney served as a director and chairman of the board of RCN Corporation, a U.S. regional provider of cable, pay television and fixed line telephony services. From April 2001 to September 2002, Mr. Mooney was the executive vice president and chief operating officer of Nextel Communications Inc., a mobile telephony provider. Prior to joining Nextel, from January 2000 to January 2001, Mr. Mooney was first the chief financial officer, then the chief executive officer and chief operating officer of Tradeout Inc., an asset management firm jointly owned by GE Capital Corp., EBay Inc. and Benchmark Capital. Mr. Mooney was the chief financial officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia, from 1999 to 2000. From 1980 to March 1999, Mr. Mooney held a number of positions with IBM Corporation, including his last position as the chief financial officer of the Americas. Mr. Mooney is also a director of Sirius XM Radio, Inc., a satellite radio company and Sidera Networks. He holds bachelor’s and master’s degrees in finance from Notre Dame University and New York University, respectively. Mr. Mooney brings to the board his management, strategy, operational and corporate expertise.

John N. Rigsby

Mr. Rigsby, age 64, has been a director since September 9, 2008, and serves on the business operations and technology committee and the audit committee. Mr. Rigsby has over 30 years experience in the cable industry and most recently was president of Bright House Networks, LLC’s Florida Group, a U.S. cable television company, from May 2003 to December 2007. Prior to this, Mr. Rigsby spent eight years as the president of the Florida Division of Time Warner Cable Inc. and nine years with Paragon Communications Inc., a Time Warner and Houston Industries cable joint venture. Mr. Rigsby also spent nine years at American Television & Communications Corp. Mr. Rigsby was elected a Cable TV Pioneer in 2001 and was awarded the NCTA Vanguard Award for Cable Operations in 2002. He holds a bachelor’s degree in political science and a master’s degree in business administration from Brown University and Harvard University, respectively. Mr. Rigsby brings to the board his strategic, operational and cable industry expertise.

Stockholder Approval

Directors are elected by a plurality of the votes cast by the holders of shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote. Unless you indicate otherwise in your proxy, the proxy holders intend to vote the shares they represent “FOR” the election of each of Messrs. Chiddix, Huff, Mooney and Rigsby. Please note that brokers are no longer permitted to vote your shares for the election of directors. Therefore we urge you to give voting instructions to your broker, because failing to do so will render your right to vote a “broker non-vote” which will be disregarded, along with any abstentions from voting, for the purposes of determining the outcome of a vote.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” the election of each of Messrs. Chiddix, Huff, Mooney and Rigsby to the board of directors.

INFORMATION OF DIRECTORS NOT STANDING FOR ELECTION

Information regarding directors not standing for election at the meeting follows:

Continuing Directors Whose Terms Expire in 2012

Neil A. Berkett

Mr. Berkett, age 55, has been a director since April 7, 2008, and has been our chief executive officer since March 6, 2008. Prior to that, he served as our acting chief executive officer from August 2007 to March 2008, and as our chief operating officer from September 2005 to August 2007. Prior to joining us, Mr. Berkett was managing director of distribution at Lloyds TSB Bank plc from 2003 to 2005. From 2002 to 2003, he was chief operating officer of Prudential Assurance Company Limited. From 1997 to 2002, Mr. Berkett was a principal at Marsh Mill Consulting Ltd., and from 1998 to 2002, he was also chief executive of Trek Investco Limited. Prior to this, Mr. Berkett worked for St. George Bank Limited, one of Australia’s largest retail banks, where he served as the head of the retail division and led its merger with Advance Bank Australia Limited (an Australian retail bank). Mr. Berkett is currently serving as an independent director of Guardian Media Group plc.

Steven J. Simmons

Mr. Simmons, age 64, has been a director since July 8, 2008, and serves on the compensation committee, the business operations and technology committee and from March 4, 2011, the executive committee. Mr. Simmons, a cable television entrepreneur, has over 25 years experience in the cable industry. He is currently chairman and chief executive officer of Simmons Patriot Media & Communications, LLC, a company he founded. Mr. Simmons is also chairman of cable companies RCN Telecom Services, LLC, PPR Media, LLC, and Patriot Media Consulting, LLC. Mr. Simmons was elected a Cable TV Pioneer, and in 2006, was awarded the U.S. Independent Cable Operator of the Year Award by CableWorld magazine. Mr. Simmons brings to the board his strategic, operational and cable industry expertise.

Doreen A. Toben

Ms. Toben, age 61, has been a director of Virgin Media Inc. since June 9, 2010 and serves on the audit committee. Ms. Toben most recently served as executive vice president of Verizon Communications, Inc. from February 2009 until her retirement in June 2009. During her time there, she worked in a number of roles, becoming vice president and then chief financial officer with responsibility for finance and strategic planning, prior to its merger with GTE to form Verizon in 2000. From April 2002 to February 2009, she served as Verizon’s chief financial officer and was responsible for its finance and strategic planning efforts. Prior to April 2002, Ms. Toben was senior vice president and chief financial officer with responsibility for finance and strategic planning for Verizon’s Telecom Group. Ms. Toben is a 30-year telecommunications veteran. She began her career at AT&T Corp. and over the years held various of positions of increasing responsibility primarily in treasury, strategic planning and finance both there, and beginning in 1984 at Bell Atlantic Inc. Her later positions at Bell Atlantic included vice president and chief financial officer, Bell Atlantic-New Jersey in 1993; vice president, finance and controller in 1995; vice president and chief financial officer, Telecom/Network in 1997, and vice president and controller in 1999. Ms. Toben is also a member of the boards of directors of Liz Claiborne, Inc. and The New York Times Company. Ms. Toben brings to the board financial and operational expertise.

George R. Zoffinger

Mr. Zoffinger, age 63, has been a director of Virgin Media Inc. since January 10, 2003, chairs the audit committee and serves on the executive committee and the nominating and governance committee. He is currently president and chief executive officer of Constellation Capital Corporation, a financial services company. He also served in this role from March 1998 to March 2002. From March 2002 until December 2007, he served as the president and chief executive officer of the New Jersey Sports and Exposition Authority. Mr. Zoffinger is

currently a director of New Jersey Resources Inc. Mr. Zoffinger has over 25 years experience as a corporate director of numerous companies. Mr. Zoffinger provides the board his financial and operational expertise.

Continuing Directors Whose Terms Expire in 2013

Charles L. Allen, CBE

Mr. Allen, age 54, has been a director since September 9, 2008, and chairs the compensation committee. Mr. Allen is also a member of the nominating and governance committee and from March 4, 2011, the executive committee. Mr. Allen is currently the non-executive chairman of Global Radio UK Limited, a leading U.K. commercial radio company. Since May 2008, Mr. Allen has been a senior adviser to the principal investment group of Goldman Sachs Group, Inc. From February 2007 to July 2008, Mr. Allen was a chief advisor to the U.K. government’s Home Office. Prior to that, Mr. Allen served as chief executive officer of ITV plc, the leading U.K. commercial public service broadcaster, having previously served as executive chairman of Granada plc, which he led through the merger with Carlton Communications to form ITV plc. Mr. Allen is a Fellow of the Chartered Institute of Management Accountants and a Commander of the British Empire (CBE). He previously served as the executive chairman of EMI Music, an international music company and part of EMI Group Limited, having served as its non-executive chairman since 2009 and also on the board of directors, and was chairman of the remuneration committee, of Tesco plc, a large U.K. retailer. He presently serves on the board of directors of Endemol BV, the international television production group. Mr. Allen’s U.K. media and board experience provides valuable insight to our board on strategic and operational issues and his compensation committee experience has been invaluable in restructuring our compensation committee.

Andrew J. Cole

Mr. Cole, age 44, has been a director since July 8, 2008, and serves on the compensation committee and nominating and governance committee. Mr. Cole has been chief executive officer, Europe for Asurion Corp., a private entity and the world’s largest technology protection company, since May 2009, and prior to that, was chief marketing officer and senior vice president at Asurion since April 2007. Prior to joining Asurion, Mr. Cole was president of CSMG Adventis, a strategic consultancy focused exclusively on the communications, computing, media and entertainment markets, from October 2005 to April 2007. From May 2004 to October 2005, Mr. Cole was vice president and leader of the telecom and media practice at A.T. Kearney, a strategic and operations consultancy. He holds bachelor’s and master’s degrees from Bristol University and Oxford University, respectively. Mr. Cole has over 20 years experience working in the telecommunications and media industry with a particular depth of experience in the mobile sector having worked with most of the major operators such as Orange, a U.K. telecommunications company, Apple (supporting its iPhone entry) and Google (with respect to the gPhone). In addition to the wealth of experience described above, Mr. Cole brings marketing and strategy expertise to our board.

Gordon D. McCallum

Mr. McCallum, age 51, has been a director since September 11, 2006. Since September 2005, he has been chief executive officer of Virgin Management Limited, Virgin Group’s U.K.-based management services company providing corporate services and general management oversight of Virgin’s investment portfolio. From January 1998 to September 2005, Mr. McCallum was group strategy director of Virgin Management, and prior to that, he worked for Virgin Management as a freelance consultant. Mr. McCallum currently serves on the boards of a number of Virgin-branded businesses and served on the board of Virgin Mobile Holdings (UK) plc prior to its acquisition by us. In connection with the license agreement entered into with Virgin Enterprises Limited on April 3, 2006 (the “Virgin License Agreement”), which provides for us to license the “Virgin” name and trademark in connection with our business, Virgin Enterprises Limited had the right to propose a candidate to our nominating and governance committee to fill a single seat on our board, and proposed Mr. McCallum. Mr. McCallum brings to the board mobile telephony and strategy experience and an extensive knowledge of, and experience with, the “Virgin” brand.

Eamonn O’Hare

Mr. O’Hare, age 46, has been a director of Virgin Media Inc. since December 7, 2010 and has been Virgin Media Inc.’s chief financial officer since November 2009. Prior to joining Virgin Media Inc., Mr. O’Hare served as the chief financial officer for a U.K. retail subsidiary of Tesco plc from September 2005 through to October 2009. Before joining Tesco, Mr. O’Hare was the chief financial officer of Energis Communications Limited, a U.K. telecommunications company, from October 2002 through to January 2005. Prior to this, Mr. O’Hare held a number of senior international finance and management positions at various international divisions within PepsiCo Inc.

Director Qualifications

As evident above, each of our directors brings to our board extensive management and leadership experience gained through their service as executives, and in some cases executive officers of diverse businesses. Most have substantial direct experience in the business lines in which we operate. In these executive roles, they have taken hands on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most of our current directors have public company board experience, either significant experience on other boards or long service on our board, which broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Our directors also provide a combination of U.S. and U.K. experience. The nominating and governance committee considered the skills and experience of the existing directors, relative to our business and its needs, to ensure that, as a group, the board will possess the appropriate talent, skills, experience and expertise to oversee our businesses.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

A description of our executive officers who are not directors follows:

Andrew M. Barron

Mr. Barron, age 45, became the chief operating officer in January 2010. Prior to this, Mr. Barron was the chief customer and operations officer from October 2008 and the managing director of strategy and corporate development from March 2008. Before he joined Virgin Media Inc., Mr. Barron was chief operating officer of Modern Times Group MTG AB, an international entertainment broadcasting group, from January 2003. From September 2002 to January 2003, he served as chief executive officer of the Viasat broadcasting division of MTG. Prior to that, Mr. Barron was chief executive officer of Chellomedia, the broadband and television division of United-Pan Europe Communications (now Liberty Global Inc.), from November 1999 to June 2002. Prior to that, Mr. Barron was executive vice president of new media and business development at the European division of The Walt Disney Company.

Paul Buttery

Mr. Buttery, age 46, became the chief customer and networks officer in January 2010. Prior to this, Mr. Buttery was the managing director of access and networks from September 2008, and the managing director of the access division from May 2007. He joined Virgin Media Inc. in February 2006 as director of customer services & operations for the business division. Before he joined Virgin Media Inc., Mr. Buttery was chief technical officer of Cable & Wireless UK, an alternate network operator. Mr. Buttery served with Cable & Wireless from October 2004 to January 2006. From November 2002 to October 2004, Mr. Buttery was with MCI as the vice president EMEA network & service delivery having previously worked with MCI in the United States as vice president internet operations & planning and as vice president global data network management. Mr. Buttery started his career with British Telecoms plc, undertaking various roles over a 15 year period.

Scott Dresser

Mr. Dresser, age 43, became our secretary and general counsel in January 2011. Mr. Dresser joined Virgin Media Inc. in June 2006 and was appointed deputy general counsel in July 2008. From June 2005 to June 2006, Mr. Dresser served as senior vice president and associate general counsel of White Mountains Re Group, the principal operating company of White Mountains Insurance Group, a publicly traded reinsurer based in New York City. From March 2002 to June 2005, Mr. Dresser acted as Senior Advisor, Legal and Financial Affairs, to the Global Conservation Fund (GCF) of Conservation International. Mr. Dresser continues to serve as an advisor to a range of international conservation organizations and is a member of the board of the Caucasus Protected Area Fund. From April 1993 to March 2002, Mr. Dresser was a corporate attorney in the New York office of Morgan, Lewis & Bockius and its predecessor Lord Day & Lord, Barrett Smith. Mr. Dresser is an attorney licensed to practice in each of the States of New York and Connecticut.

Robert Gale

Mr. Gale, age 51, became the vice president—controller of what is now Virgin Media on June 17, 2003 and prior to that was the group director of financial control for its operations since October 2000. Mr. Gale joined the group in May 2000 when it acquired the cable operations of Cable & Wireless Communications plc, where he had held a number of senior financial positions since 1998. Prior to that, Mr. Gale was chief financial officer of ComTel, a cable operator also subsequently acquired by the group, from 1995 to 1997.

Executive Officer for fiscal year 2010 and no longer at the Company

Bryan H. Hall

Mr. Hall, age 48, became our secretary and general counsel in June 2004 and remained as such until his term ended, as planned, in January 2011. From September 2000 to June 2004, Mr. Hall was a partner in the corporate department of the law firm Fried, Frank, Harris, Shriver & Jacobson LLP in New York, specializing in public and private acquisitions and acquisition financings. Prior to this, Mr. Hall practiced corporate law in New York since 1987 as an associate attorney. Mr. Hall is an attorney licensed to practice in the State of New York.

INFORMATION REGARDING THE COMPENSATION OF OUR DIRECTORS

Compensation of Directors

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. We reimburse our directors for out-of-pocket expenses related to attending meetings of our board of directors and committees, and travel to the U.K. on Virgin Media business. Our directors who are our employees do not receive additional compensation for their service as members of our board of directors.

Overview of Compensation Arrangements

Our U.S. based non-executive directors are paid an annual retainer of $100,000 and our U.K. based non-executive directors are paid an annual retainer of £75,000. Additionally, our committee chairs are paid $25,000 per annum, and our non-chair committee members are paid $10,000 per annum, for their service on our audit, compensation, and business operations and technology committees; our non-executive directors are paid a board meeting fee of $1,000 for each meeting beyond five scheduled in-person meetings per year; and our non-executive directors are paid $1,000 per day for each day spent in the U.K. on Virgin Media business (primarily operational reviews and site visits, since our board and committees do not meet in the U.K.).

On June 10, 2010, each non-executive director who was then in office was granted 62,500 options. These options have an exercise price of $15.93 and vest on June 9, 2011, save for any director whose term expires or who retires at the next annual meeting of stockholders, being June 7, 2011, and who does not stand for re-election, in which case vesting will accelerate to the date of that meeting. The grant of options seeks to reward the non-executive directors for the significant time and attention required of them in connection with their board duties, to encourage them to remain on the board of directors and to provide them with appropriate incentives to increase the value of our Company to our stockholders.

A deferred compensation plan for non-executive directors was introduced to permit them to defer the cash compensation to which they would otherwise be entitled into a deferred right to receive shares of our common stock in the form of phantom stock units. Interests in this plan and the options held by the directors are credited against the minimum equity shareholding requirement described in the section titled “Corporate Governance—Stock Ownership Guidelines”.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-executive directors for the fiscal year ended December 31, 2010. It should be noted in reviewing the table below that the amounts included under the column heading “Option Awards” represent the grant date fair value of option awards, as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 11 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011. These amounts do not necessarily reflect the current market value or fair value of these awards.

Unless otherwise noted, all amounts in this table paid in pounds sterling have been translated into U.S. dollars at a rate of $1.5464 per £1.00. As of April 22, 2011, the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.6517 per £1.00. Amounts paid in Euros have been translated into U.S. dollars at a rate of $1.3274 per €1.00. As of April 22, 2011, the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.4545 per €1.00.

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards(2) ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (f)	All Other Compensation(3) ($) (g)	Total ($) (h)
Charles L. Allen	140,980	—	446,323	—	—	—	587,303
Jeffrey D. Benjamin	48,583	—	—	—	—	—	48,583
James A. Chiddix	130,000	—	446,323	—	—	100,000	676,323
Andrew J. Cole	110,000	—	446,323	—	—	—	556,323
William R. Huff	100,000	—	446,323	—	—	—	546,323
Gordon D. McCallum	115,980	—	446,323	—	—	—	562,303
John N. Rigsby	125,000	—	446,323	—	—	—	571,323
Steven J. Simmons	126,000	—	446,323	—	—	—	572,323
Doreen Toben	65,028	—	446,323	—	—	—	511,351
George R. Zoffinger	134,000	—	446,323	—	—	10,735	591,058

(1)	Messrs. Berkett, Mooney and O’Hare are not included in the table above as they are our employees for the reportable period and therefore received no separate compensation for their services as directors. The compensation received by Messrs. Berkett, Mooney and O’Hare is shown under the “Summary Compensation Table” in this proxy statement. Mr. Benjamin’s term as a director expired, and Ms. Toben’s term as a director commenced, on June 9, 2010.
(2)	Reflects the aggregate grant date fair value of 62,500 options with a fair value of $7.14 per option as granted to each non-executive director and computed in accordance with FASB ASC Topic 718. These amounts do not reflect the actual economic value realizable by the director for these awards. The grant date fair value for each award is included in the table below.

As of December 31, 2010, each non-executive director had the following equity holdings:

Name	Number of Securities Underlying Options	Grant Date	Expiration Date	Exercise Price ($)	Grant Date Fair Value ($)	Shares of Common Stock	Phantom Stock Units pursuant to Deferred Compensation Plan
Charles L. Allen	62,500	06/10/2009	06/09/2019	8.67	211,744	109,714	—

James A. Chiddix	62,500	06/09/2010	06/08/2020	15.93	446,323	—	—

Andrew J. Cole	42,980 62,500 14,725 62,500	07/08/2008 06/10/2009 06/15/2009 06/09/2010	07/07/2018 06/09/2019 06/14/2019 06/08/2020	11.99 8.67 8.60 15.93	132,561 211,744 49,261 446,323	— — — —	— — — —

William R. Huff	187,500 62,500	03/16/2006 06/09/2010	03/15/2016 06/08/2020	29.06 15.93	1,479,160 446,323	— —	— —

Gordon D. McCallum(4)	156,250 62,500 14,725 62,500	09/14/2007 06/10/2009 06/15/2009 06/09/2010	09/13/2017 06/09/2019 06/14/2019 06/08/2020	29.06 8.67 8.60 15.93	560,299 211,744 49,261 446,323	— — — —	— — — —

John N. Rigsby	32,192 62,500 14,725 62,500	09/09/2008 06/10/2009 06/15/2009 06/09/2010	09/08/2018 06/09/2019 06/14/2019 06/08/2020	11.37 8.67 8.60 15.93	91,422 211,744 49,261 446,323	10,000 — — —	6,121 — — —

Steven J. Simmons	42,980 62,500	07/08/2008 06/09/2010	07/07/2018 06/08/2020	11.99 15.93	132,561 446,323	7,500 —	— —

Doreen A. Toben	62,500	06/09/2010	06/08/2020	15.93	446,323	—	—

George R. Zoffinger	125,000 187,500 62,500 14,725 62,500	04/11/2003 03/16/2006 06/10/2009 06/15/2009 06/09/2010	04/10/2013 03/15/2016 06/09/2019 06/14/2019 06/08/2020	6.00 29.06 8.67 8.60 15.93	366,623 1,479,160 211,744 49,261 446,323	10,000 — — — —	— — — — —

(3)	Mr. Chiddix’s All Other Compensation for fiscal year 2010 consisted of $100,000 in fees received with respect to consultancy services he provided to the Company. The value of all perquisites and personal benefits for each non-executive director, other than Mr. Zoffinger was less than $10,000 in 2010. The amounts attributable to Mr. Zoffinger’s perquisites consisted of travel for Mr. Zoffinger’s spouse and accommodation and related expenses for Mr. Zoffinger and his spouse.
(4)	Held in trust for the benefit of Virgin Entertainment Investment Holdings Limited.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal is to ratify the appointment by the audit committee of Ernst & Young LLP as the independent auditors for the fiscal year ending December 31, 2011.

Subject to ratification by the stockholders, the audit committee is reappointing Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Audit Fees

Ernst & Young LLP are our principal accountants. We provide in the table below an analysis of the fees billed to us by Ernst & Young LLP in each of the years ended December 31, 2010 and December 31, 2009 (in millions). All of these services, including the Audit-Related fees, Tax fees and All Other fees, were pre-approved by the audit committee. All amounts in this table that originated in pounds sterling in respect of the year ended December 31, 2010 have been translated at a rate of $1.5464 per £1.00 and in respect of the year ended December 31, 2009 have been translated into U.S. dollars at a rate of $1.5653 per £1.00.

	Year ended December 31,
	2010	2009
Audit fees	$4.4	$5.0
Audit-Related fees	—	0.4
Tax fees	0.1	0.2
All Other fees	—	—

	$4.5	$5.6

Audit fees. Audit fees represent the aggregate fees incurred for audit services provided to us by Ernst & Young LLP. Audit services included the audit of our annual financial statements included in our Form 10-K, the audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, the quarterly review of financial statements included in our Forms 10-Q, the audit of the annual financial statements of Virgin Media Investment Holdings Limited (“VMIH”) and Virgin Media Investments Limited (“VMIL”) included in our Form 10-K, the quarterly review of the financial statements of VMIH and VMIL included in our Forms 10-Q, the audit of the annual financial statements of South Hertfordshire United Kingdom Fund, Ltd. (“South Herts”) included in its Form 10-K, the quarterly review of the financial statements of South Herts included in its Forms 10-Q, the statutory audits of the financial statements of our affiliates and subsidiaries as required under the U.K. Companies Act, together with services in connection with our senior secured notes offering during 2010 and our senior notes offerings during 2010 and 2009.

Audit-Related fees. Audit-Related fees represent the aggregate fees incurred for assurance and related services by Ernst & Young LLP that are related to the audit or review of our financial statements. Audit-Related services for the year ended December 31, 2009 included services in connection with our secondary listing on the London Stock Exchange, advisory services in respect of various corporate transactions, certification of the amount of certain mobile telephony revenues for regulatory compliance purposes and the audit of our pension schemes.

Tax fees. Tax fees represent the aggregate fees incurred for professional services provided by Ernst & Young LLP for tax compliance and tax advice. Tax services included compliance work regarding the preparation and filing of our U.S. tax returns, advice on various employee tax matters and advising on various corporate tax issues relating to various corporate transactions.

All Other fees. All other fees represent the aggregate fees incurred for all other products and services provided by Ernst & Young LLP. There were no such products or services provided for the years ended December 31, 2010 or December 31, 2009.

Audit Committee’s Pre-approval Policies and Procedures

The Audit Committee’s policy on pre-approval requirements for audit and non-audit services provided to us by our independent registered public accounting firm is summarized as follows:

•

Annually, the Audit Committee will agree on the scope and terms, including the fees, of the engagement for the services to be provided by the Auditors as part of the recurring annual audit of the Company (“Annual Audit Services”). The services included as part of the Annual Audit Services include: the audit of the Company’s consolidated financial statements and its internal control over financial reporting; the audit of the separate financial statements of South Herts, VMIH and Subsidiaries, Virgin Media Finance PLC and any other subsidiaries or affiliates which may require audits in relation to securities issued or to be issued, including, if required, the audits of their internal control over financial reporting; the review of interim unaudited financial statements of the Company and the separate interim unaudited financial statements of South Herts, VMIH and any other subsidiaries or affiliates which may require reviews in relation to securities issued or to be issued; and the statutory audits of the financial statements of the Company’s subsidiaries and affiliates.

•

Annually, the Audit Committee will pre-approve, on a category basis, additional audit services, such as correspondence with regulatory agencies, consents to registration statements, comfort letters, and other financial reports required by regulatory bodies (“Additional Audit Services”).

•

Quarterly, the Audit Committee will pre-approve, on an engagement specific basis, the Audit-Related services, Tax services and Other services for permissible services as set forth in the pre-approval policy, plus any additional categories of Additional Audit Services not included in the annual pre-approval (collectively, inclusive of those additional categories of Additional Audit Services, “Permitted Services”) to be provided by the Auditors to the Company in respect of Permitted Services which are expected to commence during the following three months.

•

Each request for pre-approval of Permitted Services will be accompanied by an estimate of the related fee although such fee estimate will not represent the maximum fee that may be incurred unless the Audit Committee expressly requests that a limit be imposed in respect of a specific service.

•

Between meetings, the Chairman of the Audit Committee has delegated authority to pre-approve Services within the scope of Permitted Services on an ad-hoc basis to meet specific needs with estimated fees of up to £100,000 per engagement. The Chairman will report any such services approved in this manner to the next meeting.

•	The Audit Committee will be informed routinely as to the audit and non-audit services actually provided by the Auditors pursuant to this policy, including details of the fees billed for such services.

Stockholder Approval

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 will require the affirmative vote of the holders of a majority of our outstanding shares of common stock present at the annual meeting in person or represented by proxy at the annual meeting and entitled to vote. Unless you indicate otherwise in your proxy, the proxy holders intend to vote the shares they represent “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In tabulating the vote, abstentions from voting and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3

TO CONSIDER AN ADVISORY VOTE ON COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The compensation committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

Stockholder Approval

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Unless you indicate otherwise on your proxy card, the proxy holders intend to vote the shares they represent “FOR” the approval of the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. In tabulating the vote, abstentions from voting and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” the approval of the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

PROPOSAL 4

TO CONSIDER AN ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included on page 22 of this proxy statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our compensation committee has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

Unless you indicate otherwise on your proxy card, the proxy holders intend to vote the shares they represent by voting for “1 YEAR”. In tabulating the vote, abstentions from voting and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Context

Virgin Media is a leading provider of entertainment and communications services in the U.K., offering “quad-play” broadband internet, television, mobile telephony and fixed line telephony services. Virgin Media also provides voice and data telecommunication and internet solutions services to businesses, public sector organizations and service providers and has an interest in the UKTV television channels through our joint ventures with BBC Worldwide. As of December 31, 2010, we provided services to approximately 4.8 million residential cable customers on our network. We are the U.K.’s largest mobile virtual network operator by number of customers, providing mobile telephone services to 1.9 million prepay mobile customers and approximately 1.2 million contract mobile customers over third party networks as of December 31, 2010.

In 2010, we made significant progress based on our strategic approach to providing our customers with a leading next generation broadband service, offering one of the most advanced TV services available in the U.K. market, expanding our mobile capabilities and growing business data revenue. Our 2010 accomplishments include a 5.8% increase in revenue over 2009, increases in our consumer cable average revenue per customer, growth in our consumer customer base, an increase in the number and quality of products our customers purchased from us and significant cash flow generation.

Our focus is on sustained cash flow growth as we continue to manage £5.8 billion in consolidated total long term debt as of December 31, 2010. While we opportunistically seek to access the loan and debt markets in order to extend debt maturities and to seek improve debt terms, we also made business improvements in 2010 designed to realize further savings as a part of our restructuring program. Our aim is to create a fully-integrated, customer-focused organization, driving further improvements in operational performance and eliminating inefficiencies. As a result, Virgin Media managed to achieve financial and operational successes despite an uncertain U.K. economic environment where consumers were selective about the use of their discretionary spend.

Our stock performance during 2010 reflects these short-term business achievements and our long-term commitment to increasing stockholder value, both through the acquisition of new customers and retaining and providing additional services to our existing customers.

Key Strategic 2010 Compensation Decisions

In 2010, the compensation committee made a number of key strategic decisions that reflect our performance results, our business strategy, the evolving competitive market for executive talent and accommodate certain developments in the U.S. and U.K., particularly in respect to taxation and legislation changes. Details of the 2010 compensation decisions are discussed in the sections that follow and are summarized below.

Base Salary

The compensation committee made changes to base salaries for Mr. Berkett and Mr. Barron, primarily to reflect significant changes in their responsibilities. In both cases, the committee determined that salary adjustments should be made in two steps (the first in 2010 and the second for 2011). These increases followed a salary freeze that was implemented for 2009. Base salaries for the other named executive officers for 2010 remained the same as in 2009.

Variable Annual Bonus

The committee set a challenging scorecard of performance goals for Group OCF (which is defined as operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges), Group Gross Margin and Relationship Net Promoter® Score (“NPS”) at the

beginning of 2010. NPS is a widely used customer satisfaction metric used to measure customer advocacy and the quality of service levels provided to customers. The 2010 bonus scorecard reflects a reduction in the number of performance goals, streamlined from eight performance goals in 2009. At the beginning of 2011, the committee determined that the 2010 operational scorecard had been met at 88.9% of target. The Qualifying Gate of £1,374 million Group OCF had also been met. The committee believes this performance level reflects individual leadership achievements in the context of a difficult business and economic environment.

The committee also determined that the 2011 variable annual bonus plan will maintain most of the same features as the 2010 bonus plan, including a qualifying gate for Group OCF and an individual performance adjustment factor. The main changes consisted of the number of performance goals increasing to four in order to accommodate a cable customer net additions metric, and the NPS metric was adapted to incorporate a heavier weighting towards transactional NPS.

Long Term Incentive Plan (“LTIP”)

The 2008-2010 LTIP (“2008 LTIP”) consisted of stock options and performance-based restricted stock units (“RSUs”) that would be earned based on cumulative Group SCF of £2.223 billion (as defined on page 37) for the three years ending December 31, 2010. Based on a 2008-2010 Group SCF of £2.26 billion, the committee determined that 107.8% of the on-target award level was earned (or 53.9% of the maximum number of RSUs).

The committee also established the 2010-2012 LTIP (referred to as “2010 LTIP”), consisting of stock options and performance-based RSUs that would be earned based on Group SCF and Total Shareholder Value (a measure of stock price appreciation and reinvested dividends that is the same as total shareholder returns in the U.S. market) relative to a performance comparator group for the three years ending December 31, 2012. The committee believes that the introduction of a relative stock performance measure complements the internal financial performance measure and further aligns the long-term compensation approach with shareholder value.

Performance-based equity awards for Mr. Mooney and Mr. Berkett that have been in effect during the transition period as Mr. Mooney shifted to the role of non-executive Chairman in 2011 are described in more detail at page 29 of the proxy statement.

Further Commitment to Strong Governance and Changes Related to Legislative Actions

During 2010, the committee also made changes to the executive compensation program to continue our commitment to strong governance and to ensure that the programs remain effective in the context of legislative changes.

Deferral of Bonus—For the 2011 variable bonus plan, 10% of any bonus payable to the named executive officers and certain other senior executives, in accordance with the annual bonus scheme will be paid in the form of RSUs. The grant date of these RSUs will be the date on which the bonus is to be paid and the vesting date will be on the first year anniversary of the grant date. This is designed to align further our senior executives’ interest with those of stockholders and to accelerate compliance with the Company’s stock ownership policy.

“Double trigger” vesting of equity awards—In order to demonstrate leadership in evolving best practice, all new option awards contain a ‘double trigger’ requirement for vesting upon a change of control event. In order for such vesting to occur, executives must be either terminated without cause or leave for good reason for any unvested option award to vest.

Stock ownership policy—The Company has adopted a stock ownership policy for senior executives, which provides a stock ownership threshold of three times base salary for the chief executive officer, three times base salary for the executive chairman and a threshold of two times base salary for our other named executive officers.

This policy is described in more detail under “Corporate Governance—Stock Ownership Guidelines” in the proxy statement. The committee believes that long-term stock ownership by executives helps reinforce our focus on growing shareholder value.

Dodd-Frank Act policies—In advance of final rulemaking related to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), the committee took three actions:

•

The committee decided to recommend to our stockholders an annual say-on-pay vote on the basis that the committee believes that an annual vote provides the highest level of accountability and constructive feedback. The committee believes that a clear understanding of stockholder views on compensation and governance is an essential factor in the development of compensation programs and compensation decisions.

•	The committee reviewed its current clawback policy and has determined that it meets the more stringent requirements of the Dodd-Frank Act.

•

The committee approved an anti-hedging policy that generally prohibits Company employees from engaging in hedging and other derivatives transactions involving the Company’s stock or debt. If there is an unusual circumstance that may involve such transactions, the employee must apply for pre-clearance of any such proposed transaction.

U.K. tax legislation—In response to changes in U.K. taxation, the committee approved two new program elements for 2011, the Joint Stock Ownership Plan (‘JSOP’) and a tax effective adjustment to certain Company RSUs are now described as performance shares. These program elements are described in more detail below.

Compensation Committee Policy, Governance and Advisors

Policy

As the Company is a Delaware corporation with a primary listing in the U.S., the compensation related views and expectations of many of our stockholders are based on U.S. rather than U.K. practices, yet almost all of our employees are in the U.K. There are noticeable differences in typical remuneration practices between the two countries. For instance, in the U.S., the proportion of pay at risk tends to be higher than in the U.K., whereas in the U.K. a higher proportion of equity plans are subject to performance conditions compared with the U.S. Within the broader mix of benefits, pension payments are significantly higher in the U.K. than in the U.S. Consequently, the Company needs to be flexible in constructing the total reward package for its executives. Our approach to dealing with these fairly unique circumstances is to consider best practice from both the U.S. and U.K. markets.

Governance

The committee’s decision-making process is based upon the key inputs of Company performance, peer group performance and compensation, quantitative and qualitative analysis and data as described below, assessment of each executive officer’s role, responsibilities, performance and current total package. In the annual review and assessment of individual executive officer compensation, the committee also seeks to ensure there is an appropriate balance in performance-based compensation between short-term cash elements and long-term equity-based compensation. The final decisions made by the committee are subjective and involve the use of discretion as well as the members’ own collective experience and judgment and the advice of the independent advisors. Finally, the committee reviews market data on a biennial basis in relation to the remuneration of individual executive officers.

The compensation committee reviews its charter (included in Appendix B to this proxy statement and available on our website at www.virginmedia.com/investors under “Corporate Governance”) on an annual basis.

The charter sets out the committee’s responsibility for establishing, implementing and monitoring adherence to the compensation philosophy set out below, and approving the compensation arrangements for our named executive officers, among others.

Advisors to the committee

The compensation committee retains Kepler Associates, a U.K.-based compensation advisor, and Pearl Meyer & Partners, a U.S.-based compensation advisor, as joint independent advisors. To maintain this independence, Kepler Associates and Pearl Meyer & Partners (together, “KPM”) act solely as joint advisors to the committee and do not perform any other services for the Company unless approved by the committee, and no such services were provided in 2010. Because of the Company’s dual listing (both in the U.S and in the U.K.) and the fact that the Company conducts virtually all of its business operations in the U.K., the committee believes that it is important to have advisors who can provide independent specialized advice on the compensation environments in both countries.

The compensation committee is also advised by the Company’s external counsel, Fried, Frank, Harris, Shriver & Jacobson (London) LLP based in the U.K.

During 2010, the committee worked closely with its advisors, ensuring that best practice guidance from the advisors underpinned their deliberations and decision-making processes. KPM also worked closely with the committee throughout the annual strategic review, providing advice and feedback in relation to the development of the Company’s programs.

The compensation committee considers all information provided to it by its external advisors and also consults with the Company’s human resources department, the chief executive officer and the chairman. It may also, where appropriate, consult with other members of the board of directors, particularly in respect to the compensation of the Company’s chairman and chief executive officer.

Virgin Media’s General Compensation Approach

The compensation committee aims to ensure that the Company’s executive compensation program supports the achievement of its business strategy and the delivery of key operational and strategic goals, and continues to underpin the Company’s culture. In ensuring this, the committee aims to create an effective mix of variable awards and benefits which, attract, motivate and retain talented people, incentivizing them to, and rewarding them for, delivering value to our stockholders and providing market-leading levels of service to our customers. With this in mind, the committee strives to provide: fair and competitive base compensation; the opportunity for high levels of reward based upon high levels of performance; and an incentive design that aligns executive officer interests directly with those of our stockholders.

Overview of Changes in relation to our Named Executive Officers in 2010 and 2011

Our named executive officers are our chairman (Mr. James Mooney), our chief executive officer (Mr. Neil Berkett), our chief financial officer (Mr. Eamonn O’Hare), our chief operating officer (Mr. Andrew Barron), and our former general counsel (Mr. Bryan Hall, whose tenure ended January 1, 2011 as planned). The compensation terms for each named executive officer are described under “Summary Compensation Table—Summary of Non-Equity Compensation Terms of Employment Agreements”.

The key changes relating to the named executive officers during 2010 and 2011 are as follows:

Mr. Berkett

In connection with the transitioning of our chairman from an executive to non-executive role (as discussed under “- Transition of Chairman and Chief Executive Officer Responsibilities” below), Mr. Berkett’s annual base salary was reviewed by the committee and it was determined that salary adjustments would be made in two steps with the first being in 2010 and the second in 2011. Accordingly, to reflect the increase in responsibilities and to reward performance, Mr. Berkett’s base salary was increased from £550,000 to £650,000, with effect from April 1, 2010. The committee approved the second adjustment in base salary, resulting in an increase from £650,000 to £750,000 per annum, with effect from January 1, 2011. With respect to salary adjustments, the committee considered, amongst other key factors, the market data based upon the formal pay comparator groups presented to it by KPM in 2010.

Mr. Berkett was granted the following equity awards on April 26, 2010:

(i)	an options grant with a mid-market face value on April 26, 2010 equal to 200% of Mr. Berkett’s base salary, or 107,795 shares, with standard time vesting of 20% per year vesting on January 1 of each year from 2011 to 2015. Of this total, options with a face value of £30,000 were granted under the Company’s Share Option Plan (“CSOP”);

(ii)	a restricted stock unit grant with a mid-market value on April 26, 2010 equal to 250% of Mr. Berkett’s base salary, or 134,743 restricted stock units, with standard cliff vesting after three years with the same performance conditions provided for senior executive officers in the Company’s 2010 LTIP and vesting on or before April 30, 2013 (but, in proportion to the level of grant, with lower vesting at lower levels of performance and higher vesting at higher levels of performance);

(iii)	a restricted stock unit grant with a mid-market value on April 26, 2010 equal to 50% of Mr. Berkett’s base salary, or 26,949 restricted stock units, with vesting in 2011, subject to the achievement of specific operational and financial performance standards in respect of the Company’s 2010 fiscal year, as follows:

•	8,983 restricted stock units vesting based on achievement of a subscriber growth target;

•	8,983 restricted stock units vesting based on achievement of both a revenue target and a gross margin target; and

•	8,983 restricted stock units vesting based on achievement of a simple cash flow target.

Other than as described above, the grants described in (i) and (ii) above are based on the same standards and conditions as provided in the 2010 LTIP or, as applicable, the CSOP. The awards granted in (iii) were part of a decision to weight more of the incentive towards achieving specific 2010 growth targets.

The committee believes that this mix of compensation, which is weighted towards performance-based compensation, aligns Mr. Berkett’s short- and long-term interests with those of our stockholders and will help support the committee’s objective of rewarding superior performance when delivered.

Mr. Mooney

The committee set Mr. Mooney’s list of objectives for 2010 with respect to the 2009 grant of 125,000 shares of restricted stock which are due to vest in May 2011. Vesting of each third is subject to the same objectives as Mr. Berkett’s grant of 26,949 RSUs, described above, being the achievement of: (i) a subscriber growth target; (ii) both a revenue and gross margin target; and (iii) a simple cash flow target. This is consistent with the committee’s desire to align the incentives of Messrs. Mooney and Berkett during the last phase of the transitioning of the chairman’s role to a non-executive one.

As of January 1, 2011, the role of the Company’s chairman became non-executive, and accordingly, Mr. Mooney’s compensation was reduced. Effective from this date, Mr. Mooney is entitled to receive an annual fixed cash compensation of $500,000, health benefits and any award grant made to all non-executive directors on the same vesting and other terms as those directors. Since the Company awards options to its non-executive directors in June, Mr. Mooney received a pro rata award of 27,266 options in January 2011 to cover the period January to June 2011.

Mr. O’Hare

There have been no changes to report.

Mr. Hall

Mr. Bryan Hall resigned as general counsel and company secretary as planned, with effect from January 1, 2011. Mr. Scott Dresser was appointed as general counsel and company secretary with effect from January 1, 2011. Mr. Hall’s severance arrangements are set out under “Potential Payments Upon Termination or Change of Control—Named Executive Officers who have since left the Company”.

Mr. Barron

In light of the expansion of Mr. Barron’s role and responsibilities, the compensation committee reviewed his compensation and determined that a base salary adjustment should be made in two steps (the first in 2010 and the second for 2011). The first adjustment was made effective in April, 2010 whereby his base salary was increased from £330,000 to £400,000. The second adjustment was made, effective in April 2011, increasing his base salary to £430,000. In making these adjustments, the committee considered, amongst other factors, benchmarking data provided by the committee’s external advisers.

Transition of Chairman and Chief Executive Officer Responsibilities

The Company implemented an 18 month plan, which commenced in 2009, to transition the executive role of the chairman to a non-executive role and to ensure the adequate handover of executive responsibilities to the chief executive officer. This plan involved a compensation review by the committee for both the chief executive and chairman roles during the transition.

In setting the compensation levels for the chief executive officer and chairman, the committee and its advisors considered several factors, including the roles and responsibilities for each executive, their historical compensation, the desired internal pay relationships, the value of their individual contributions to help ensure a smooth transition, and the market benchmarking analyses described below, without placing specific emphasis on any one factor.

The compensation of our chief executive officer was benchmarked by KPM against that of other chief executive officers at U.K.-based comparators (British Sky Broadcasting Group, BT Group, Cable & Wireless, Carphone Warehouse, Inmarsat plc, ITV plc, Vodafone Group plc and Yell Group plc). The committee reviewed the U.K. market data taking into account the then executive chairman role and the anticipated transition of responsibilities.

The pay of our executive chairman was benchmarked against executive chairman and chief executive officers, reduced to reflect the typical pay relationship between the chairman and chief executive officer at U.S.-based comparators since our chairman is U.S. based (Cablevision Systems Corporation, CBS Corporation Inc., The DIRECTV Group Inc., DISH Network Corporation, Embarq Corporation, Gannett Co. Inc., Level 3 Communications Inc., Liberty Media Corporation, The McGraw-Hill Companies, Inc., Viacom Inc., The Washington Post Company and Windstream Corporation).

For both the U.K. and U.S. analyses, pay data were size-regressed by revenue and enterprise value to establish the market median for a company the size of Virgin Media, taking into account the relationship between executive pay and company size. The committee also made general reference to broad executive compensation surveys for both the U.K. and U.S. markets, without specific consideration of the participants in these surveys.

Elements of Compensation

The Company seeks to achieve its reward objectives through a combination of five core compensation elements: base salary; variable, annual, performance-based cash bonus; periodic grants of option-based equity awards; periodic grants of RSU-based equity awards such as RSUs and/or shares of restricted stock (or equivalents thereof) with performance conditions; and other benefits and retirement plans. The following table illustrates how each element of compensation is related to the Company’s objectives:

			Reward for Performance		Alignment with Stockholder Interests
Compensation Element	Attract	Retain	Short-Term	Long-Term
Base salary	X	X
Performance-based annual cash bonus	X	X	X		X
Option-based Equity awards	X	X		X	X
RSU-based Equity awards	X	X		X	X
Benefits/retirement plans	X	X

The combination of base salary, retirement plans and benefits provides a minimum level of compensation to help attract and retain experienced, well-qualified executives. The performance-based annual cash bonus is designed to reward achievement of annual goals central to the financial success of the business and creation of stockholder value in the short and medium term. In 2010, our senior executive compensation was linked approximately 50% to continued employment (i.e. fixed pay, pension, time vested options and shares) and 50% to performance (i.e. variable pay based upon specified performance goals, including the annual bonus and performance-based shares), in line with general U.K. practice.

More detailed descriptions of the non-equity compensation terms of the employment agreements with each of the named executive officers can be found in the section entitled “Summary Compensation Table—Summary of Non-Equity Compensation Terms of Employment Agreements”.

Base Salary

The objective of the base salary is both to attract the executive and to provide fixed compensation commensurate with their job responsibilities, experience, value to the organization, internal pay relativity, demonstrated performance and market benchmarks. The base salary for each of the named executive officers is disclosed under “Summary Compensation Table”.

Each of the named executive officers is party to an employment agreement, which provides for a specified or minimum base salary. The base salary element of the compensation package is then generally reviewed annually (except for the chairman, whose salary was set for the transition period, ending on January 1, 2011) and serves as the baseline from which the calculations of other elements are made (e.g. bonus, pension and LTIP awards). The compensation committee may, however, also consider an adjustment to an executive’s salary under special circumstances or where there has been a significant shift in the executive’s duties. The Company’s reward philosophy is that good consistent performers should be compensated at the median level for base salary. Where the executive’s existing salary is materially below the median, this gap may appropriately be closed across a number of salary increases over time, rather than just one. This was the case for Mr. Barron, whose base salary was adjusted in two installments, the first in 2010 and the second in 2011.

In connection with the broader company annual salary review performed in early 2010, KPM conducted pay benchmarking for the Company’s executive officers on the basis set forth below (save for the review performed with respect to the transitioning of the chief executive and chairman roles, as described above at page 29). In reviewing executive compensation, the committee considered the various factors listed above, including benchmarking data provided by the committee’s external advisers. In his new role as chief operating officer, Mr. Barron’s salary of £330,000 per annum was below the median for the pay comparator groups. Based on its evaluation, the committee approved an increase in Mr. Barron’s base salary to £430,000, which was brought about by two salary increase installments, bringing Mr. Barron’s base salary in line with the median in the pay comparator groups benchmarking data for a chief operating officer role.

In connection with the transitioning of the chief executive and chairman roles, Mr. Berkett’s base salary was reviewed and, in light of benchmark data and the progress made in transitioning the roles, Mr. Berkett’s base salary increased from £550,000 to £650,000, effective April 2010 and then increased to £750,000, effective January 2011 to mark the end of the transition period. Mr. Berkett’s base salary will next be reviewed in April 2012 as part of the Company’s annual review process.

Approach to Benchmarking Base Pay

The committee regularly considers the composition of the Company’s pay and performance comparator groups and makes adjustments, if needed. KPM conducted a comprehensive review of the methodology for benchmarking executive salaries under the direction of the compensation committee. The committee agreed that the group used for reference when considering pay of executives would be different to that adopted for the relative stock price performance comparison within the 2010 and 2011 LTIPs. This was because executive talent is predominantly sourced from a range of industries across the U.K., whereas the committee’s review of relative performance encompasses a broader group of organizations against which the Company competes for capital, talent and customers.

To establish the most robust market comparison, the committee agreed that two groups would be used to benchmark pay levels and practices, one based upon companies of a similar size to Virgin Media (the “Size Group”) and one based upon industry sector (the “Sector Group”). For the Size Group, KPM adopted a standard selection approach, where 20 comparator companies were identified within the Financial Times Stock Exchange (“FTSE”) 100 based on enterprise value ranked 10 above and 10 below Virgin Media. The committee believed the use of enterprise value was appropriate, given our leveraged capital structure and the potentially uneven impact of improvements in capital structure on market capitalization relative to comparators. The companies in the Size Group cover a range of industry sectors, but financial services and real estate organizations are excluded (on the basis that pay structures and levels in these sectors can be very different to other sectors). The Sector Group companies were selected based upon a review of competitors in the media, communications, and cable/television sector and then refined based upon business mix, competitors for executive talent and historical peer group membership. Due to the specific qualities and experience required for certain roles, the committee may consider narrowing or broadening the focus of the pay comparator groups in the future to encapsulate the appropriate context for determining pay and reward levels.

The organizations which constitute the Sector Group are British Sky Broadcasting Group, BT Group, Cable & Wireless, Carphone Warehouse, Colt Telecom Group, Computacenter, Daily Mail and General Trust, Inmarsat, ITV, United Business Media, Vodafone Group and Yell Group. The organizations which constitute the Size Group are Associated British Foods, Antofagasta, Autonomy Corp, Cairn Energy, Compass Group, Fresnillo, Kazakhmys, Kingfisher, International Power, Marks & Spencer, WM Morrison Supermarkets, Pearson, Rolls-Royce, J Sainsbury, Shire, Smith & Nephew, Severn Trent, Tullow Oil, United Utilities and WPP.

The committee reviews market median, upper and lower quartile pay levels for the comparator groups to understand the range of opportunity in the market for on-target, superior and below target performance. For the Sector Group, wherever appropriate, data were size-regressed to take into account the relationship between executive pay and company size.

Variable Annual Bonus

The Company operates an annual bonus plan for the named executive officers intended to reward them only if they achieve specific quantitative and qualitative goals, aligned with driving significant operational performance to increase stockholder value in the short and medium term. This is underpinned by our belief that the actions of executive officers and senior managers have a direct influence on the achievement of the Company’s strategy, and consequently, a larger proportion of the executive’s total compensation should be variable and based upon both the Company’s performance than for other employees.

The plan has three elements; (a) a target percentage of base salary based on the individual’s role; (b) the operational scorecard; and (c) a personal performance adjustment factor. The inclusion of a personal performance measure reflects management’s objective to create a high-performing organization (assessment of both what is achieved, through individual objectives, and how it is achieved, through behavior). The Company continued to increase its focus on personal performance in 2010 and widened the differentiation between levels of performance by reducing the personal adjustment factor for bonuses paid to those with lower personal performance ratings and increasing the personal adjustment factor for individuals with higher ratings, (as described below). This change improves our ability to differentiate pay levels without increasing the overall cost to the Company.

The on-target bonus potential is agreed as part of each named executive officer’s employment agreement. This is represented as a target percentage of the executive base salary—for our senior executives, the target percentages range from 50% to 100% of base salary depending on the position. Mr. Mooney’s on-target bonus potential of 100% is based on an assumed base salary of $400,000 and does not include a personal adjustment factor (as described below). The operational scorecard payout ranges from 50% for threshold performance, 100% for target performance and up to 200% for stretch performance. The personal performance adjustment factor under the 2010 annual bonus plan (the “2010 Bonus Plan”) ranges from 0% to 150%. Thus, under the 2010 Bonus Plan, for outstanding performance, an executive with an on-target bonus of 75%, who was rated at the highest level and assuming stretch organizational achievement at 200% of the operational scorecard, had the potential to receive a bonus of up to 225% of base salary.

Bonuses are based upon performance in a given calendar year, but are generally paid in March of the following year after completion of the audit of the Company’s annual financial statement. Consequently, payments under the 2010 Bonus Plan were made to the named executive officers in March 2011.

The 2010 Bonus Plan had in place an initial financial target (the “Qualifying Gate”), that had to be achieved or exceeded before any bonuses became payable. The Qualifying Gate is based on Group OCF which is defined as operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges. Group OCF is a non-GAAP financial measure. The Qualifying Gate for the 2010 fiscal year was Group OCF of £1,374 million.

The performance metrics and related targets for the named executive officers were designed as a balanced performance scorecard, including both financial and operating metrics. The performance metrics (with the relative weighting) for the named executive officers for the 2010 fiscal year were as follows:

40%	Group OCF (as defined above)
40%	Group Gross Margin
20%	Relationship Net Promoter® Score (NPS) which is based upon customer research which asks two questions (on a scale of 0-10, where 0 is extremely unlikely and 10 is extremely likely): (i) How likely are you to recommend Virgin Media to a friend or family? and (ii) Why have you given this score? This score is based upon the percentage of detractors taken away from the percentage of promoters

The committee placed heavier emphasis on Group OCF through the Qualifying Gate and the Group OCF component because achievement of the Group OCF target is critical to the Company’s success in delivering operational and financial improvements while managing a leveraged capital structure.

For each measure, the amount to be achieved for on-target performance (i.e. at 100% of on-target bonus percentage) was equal to a predetermined target for that measure that was set having considered, amongst other factors, the Company’s annual financial budget, its business plan and historical and current performance trends. A maximum target (the “200% Maximum”) was also set based on a stretch target for each measure at which the bonus percentage payable is twice the on-target percentage payable. A minimum target (the “50% Minimum”) was also set at which the bonus payable is one-half of the on-target percentage payable. If the 50% Minimum was not achieved for a particular measure, no bonus percentage would be earned in respect of that measure (with the exception of NPS). Percentage payments were structured to rise on a linear basis between the 50% Minimum and the 100% target and between the 100% target and the 200% Maximum. The committee believes that the target performance requirements are set at levels that are challenging, but achievable.

In reviewing the Company’s performance against these metrics, the compensation committee determined that the OCF performance of £1,529.4m, which was based on the inclusion of its VMtv operations for the period up to the completion of its disposal, had exceeded the on-target level by £2.4 million, or 1.4%, and that the Gross Margin performance of £2,730.3m which was also based on the inclusion of VMtv up to completion of its disposal had fallen short of the on-target level by £6.1 million, or 2.2%. In conjunction with the Net Promoter Score which fell short of the target levels outcome this resulted in an operational scorecard outcome of 88.9%.

Individual performance was evaluated on a one-to-six scale, and bonus levels achieved through company-wide and divisional performance were subject to adjustment factors for personal performance levels one to six of zero to 1.5 times, respectively, with an adjustment factor of 1.0 times being set at a performance level of four.

The bonus awards for the named executive officers varied depending upon their salary at December 31, 2010, on-target bonus percentage, the results of the operational scorecard (which was 88.9% of on-target for all participants), and the personal adjustment factor reflecting the assessment of their individual performance. The awards for the named executive officers for 2010 are shown in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. The committee reviewed and approved the individual performance adjustment factors used for the named executive officers (Mr. Mooney’s bonus is not subject to a personal adjustment factor). When assessing the performance of each individual named executive officer, the committee considered both what had been delivered based on the executive’s individual objectives and how it was delivered. Outlined in the table below, is the on-target bonus percentage for each named executive officer and their performance rating, and resulting personal adjustment factor for the 2010 fiscal year.

The committee reviewed the effectiveness of the executive team as a whole when reviewing personal ratings and evaluated these against the wider distribution of ratings across the executive group and the performance of the Company over the period.

Name	On-target Bonus %	2010 Personal Rating and Adjustment Factor (1 to 6 scale)
Mr. Berkett	100%	5 (1.25 x)
Mr. O’Hare	100%	5 (1.25 x)
Mr. Barron	75%	5 (1.25 x)
Mr. Hall	75%	5 (1.25 x)
Mr. Mooney	100%	N/A

In 2010, the committee reviewed the appropriateness of the bonus plan structure from risk management, alignment to business strategy and motivational perspectives. The committee agreed with management’s recommendation to bring absolute focus on operating profitability and to simplify the design of the 2011 Bonus Plan by focusing all participants on growing high quality revenue (as represented by gross margin), growing subscribers and providing a market-leading customer experience. Any awards will be dependent upon achievement against the following four measures:

•	Group OCF (40%)—Delivery of Group OCF target in the current year

•	Gross Margin (20%)—Delivery of profitable and high quality revenue growth in the current year

•	Blended NPS (20%)—Delivery of future growth (as measured by customer satisfaction, split between transactional NPS and relationship NPS)

•	Cable customer net additions (20%) – Delivery of future growth (as measured by growing the customer base)

The 2011 Bonus Plan retained the Qualifying Gate of Group OCF with a greater stretch performance required to achieve it to drive a significant shift in the level of OCF generated across the year. The personal performance element under the 2011 Bonus Plan remains unchanged with an adjustment factor of 0 to 1.5 times used to mark low to high performance levels. Any final bonus award, as outlined above, is ultimately linked to personal performance across the year, as assessed in year end reviews. In order to enhance alignment with stockholders, 10% of any bonus payable to a named executive officer (except Mr. Mooney, who does not participate in the bonus plan) in March 2012 will be deferred for twelve months and paid in the form of RSUs. The grant date of these restricted stock units will be the date on which the bonus is to be paid and the vesting date will be the first year anniversary of the grant date.

Equity-based Awards

Long-term Incentive Program (LTIP)

The core reasons for providing these awards are to ensure senior managers are delivering value through strong business performance aligned to driving long-term stockholder value, to foster stock ownership, to promote retention of critical leadership, as well as individuals with valuable technical competence and experience, and to align management with shareholder interests. By awarding a mix of stock options and performance-based awards, the LTIP is designed to provide value built up over time for the senior executives as the price of the Company’s common stock is influenced by increased performance and company efficiency. It is also designed to provide another incentive for the executive to remain employed by the Company for the period required for the stock options and performance-based awards to vest and become exercisable. Another benefit of this approach is to mitigate short-term risk taking by granting longer-term awards.

Options issued under the LTIP vest based on time (20% per annum over five years). All of the Company’s RSUs issued under the LTIP are performance-based and vest, to the extent earned, after three years. The grant date for a participant’s LTIP award is the date on which the committee approves that LTIP, or, in the event of a late entrant, the date on which their entry into the LTIP is approved by the committee or pursuant to its delegated authority.

LTIP awards have been granted in each of the last six years. Even when performance conditions are met in full, the value of the LTIP awards rises or falls in alignment with stock performance. For example, the RSUs in the 2008 LTIP had significantly more value at the time of vesting in 2011 than the target at the time of grant in 2008, based on the increase in stock price over the period and performance achievement at 107.8% of on-target.

Typical U.S. market practice is to have an annual vesting schedule, whereas for U.K.-listed companies options generally ‘cliff-vest’ after three years. In this respect, the Company followed the U.S. model for time-based stock options, which vest in equal amounts over a five-year period and a U.K. model for RSUs, which cliff-vest based on performance at the end of a three-year performance period. With respect to a special category of RSUs offered under the 2011 LTIP, which the Company refers to as performance shares, they are subject to the same performance conditions and vesting schedule as the RSU, but settlement of the performance share is effected once the eligible employee has paid a nominal amount (see “—2011 – 2013 LTIP” for more information). The committee believes the LTIP structure provides an appropriate balance between reward and retention and fits well with the Company’s business model. It also ties executives’ potential reward with stockholder interests, since the value of both stock options and performance-based awards rise with increases in the stock price.

2010 LTIP

In June 2010, the compensation committee approved the 2010 LTIP based on the structure described above. The following key changes in design were introduced:

•

The introduction of a second, relative stock performance measure to complement the absolute internal financial performance measure (Group SCF) used in previous LTIPs. The vesting of a portion of restricted stock units under the 2010 LTIP is now subject to a relative TSV performance measure (being a measure of stock price appreciation and reinvested dividends that is the same as total shareholder returns in the U.S. market) to forge a more direct link between awards under the plan and an increase in returns to stockholders. The measure is based on a comparison of the Company’s TSV growth with that of the Company’s performance comparator group. In the event that TSV growth is negative due to the stock performance declining over a three-year period, the number of RSUs vesting for certain senior executives, will be reduced by half from the percentages otherwise calculated.

•

LTIP participation is subject to a tiered system whereby certain individuals, in particular those in the most strategically important roles, are incentivized by a higher maximum reward opportunity. This is in line with the growing trend within U.K. companies to differentiate LTIP awards by level. All of the named executive officers (except Mr. Mooney) participate in the higher tier.

•

Setting of award levels of options based upon face value of the underlying shares on the grant date. In prior years, options were granted to individuals based upon an accounting fair value (using the Black-Scholes methodology). This change brings it both in line with broader practice in the U.K. and is more transparent in the communication to participants. When assessing the relative market benchmark for equity awards, the compensation committee reviews the fair value of the award (rather than face value).

•	Performance Comparator Group for TSV

The constitution of the performance comparator group was based upon the committee’s consideration of organizations which compete in the same markets as the Company for capital or customers; which demonstrate a high level of comparability with the Company’s business model, including the provision of quad-play services; which current or prospective stockholders, external organizations such as analysts and proxy advisors would consider as comparators for the Company and which operate in the U.K., European or North American environments. While the Company’s pay comparator groups include U.K. companies to match our operations and employee base, the performance comparator group is designed to also match the more global set of companies that are the Company’s competitors for capital.

The primary performance comparator group is comprised of AT&T Inc., British Sky Broadcasting Group, BT Group, Cablevision Systems Corporation, Carphone Warehouse, Comcast Corporation, DISH Network Corporation, France Telecom, Liberty Global Inc., Rogers Communication Inc. and Verizon Communications Inc. The committee also identified a secondary group of companies, to provide a reserve list should there be any major activity resulting in de-listing of any of the primary performance group organizations. KPM undertook an analysis on behalf of the committee and confirmed that there was no bias in the selection of the performance and pay comparator groups.

•	Performance Criteria

The performance criteria for the RSUs are as follows:

(i)	50% based on achievement of a cumulative Group SCF target in respect of the period from January 1, 2010 through December 31, 2012, being Group OCF less fixed asset additions on an accrual basis (excluding amounts accrued under the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification); and

(ii)	50% based on TSV performance in respect of the period from January 1, 2010 through December 31, 2012 relative to a pre-determined performance comparator group as outlined above. For the senior executives that participate in the first tier of the LTIP, including the named executive officers (except Mr. Mooney) vesting of the Group SCF-based award at the maximum level (see below) also requires top quartile TSV performance.

For cumulative Group SCF for the three years ending December 31, 2012, targets were designed to be challenging and are based on our long range financial plan approved by the board of directors. Targets were set at anchor points for the Minimum and Maximum performance levels for executive officers as follows:

•	A Minimum level, for vesting of RSUs with a grant date face value of 12.5% of the participant’s base salary, is based upon achievement of a minimum Group SCF level; and

•

A Maximum level, for vesting of RSUs with a grant date face value of 75% of the participant’s base salary, is based upon achievement of the specified Group SCF target as determined by the Company’s 2010 – 2012 business plan and, in addition, the Company’s TSV performance ranking in the first quartile.

For TSV over the three years ending December 31, 2012, the vesting level as a percent of base salary at the grant date is dependent upon the Company’s TSV performance relative to the comparator group, as follows:

•	If Virgin Media is ranked between 12 and 10 (i.e. the lowest quartile), none of the RSUs would vest;

•	If Virgin Media is ranked between 9 and 7 (i.e. the third quartile), the number of RSUs with a grant date face value of between 6.25% to 20.75% of base salary would vest;

•	If Virgin Media is ranked between 6 and 4 (i.e. the second quartile), the number of RSUs with a grant date face value of between 25% to 45% of base salary would vest; and

•	If Virgin Media is ranked between 1 and 3 (i.e. the top quartile), the number of RSUs with a grant date face value of between 55% and 75% of base salary would vest.

The compensation committee retains discretion to approve the exact level of vesting to be awarded, based upon the quartile achieved by the Company and the relationships between the organizations within the quartile as reflected through a straight line vesting analysis. If, however, the Company’s TSV is negative, the number of RSUs subject to the TSV performance condition that will vest will be reduced by half from the percentage otherwise calculated according to the above formulas.

2011 – 2013 LTIP (“2011 LTIP”)

The 2011 LTIP design is very similar to the 2010 LTIP. The methodology used to determine the number of awards to be granted to each participant, the vesting periods and the performance conditions are conceptually identical. There are however, a small number of changes to the 2011 LTIP design, as detailed below.

Firstly, the committee approved the use of a special category of RSUs, which the Company refers to as performance shares, instead of standard RSUs for certain participants in the 2011 LTIP plan. The performance shares are subject to the same performance conditions and vesting schedule as a restricted stock unit: however, the timing of settlement is within the control of the employee who must also pay a nominal amount to effect settlement. This transfers greater flexibility to the participant in terms of when they realize any value.

Secondly, the committee approved the Joint Stock Ownership Plan (‘JSOP’) to be offered as a voluntary alternative to participating 2011 LTIP executives. Under the JSOP, participating executives purchase jointly held interests in shares of the company’s stock held in a trust at fair market value. This structure enables the executive to pay capital gains tax on a certain portion of any realized gain over a set hurdle. Participation is voluntary, and those who do not participate in the JSOP are eligible for inclusion in the standard 2011 LTIP. Mr. Berkett, Mr. O’Hare and Mr. Barron opted to participate in the JSOP under the 2011 LTIP.

2008, 2009 and 2010 LTIPs

On January 28, 2011 the compensation committee approved the vesting of 53.9% of the number of RSUs granted under the 2008 LTIP to each remaining participant, equal to 107.8% of the number of RSUs that would vest for on-target performance. This was determined by comparing the cumulative Simple Cash Flow (‘SCF’) performance of the Company over the performance period against the £2,223m on-target level. The compensation committee determined that cumulative SCF of £2,260m had been achieved which equated to 53.9% vesting. On the same date, the committee approved a new three-year long range business plan aimed at creating stockholder value by investing in growth initiatives. In connection with its approval of the new long range business plan for 2011–2013, the committee also reviewed the impact of the disposal of VMtv (the Company’s content division) upon the Group SCF targets in the 2008 LTIP, the 2009 LTIP and the 2010 LTIP, and after careful deliberation modified the SCF targets in those plans to reflect the Company’s performance including VMtv prior to its divestiture. The compensation committee also reviewed the impact of the disposal upon the separate stock incentive awards for Mr. Mooney and Mr. Berkett, and modified the targets for those awards in order to include the performance of VMtv during its period of ownership by the Company. The committee views business acquisitions and divestitures to be unusual events which could distort the intent of the LTIP awards if their impacts are not appropriately reflected.

Other Stock Awards

The award of performance and time based stock awards to individual executives is based on a number of factors, including, but not limited to, the need for sign-on awards to attract prospective new hires, the relative job scope, retention concerns, contribution and performance achievements made during the prior year for existing executives as well as the number of shares held by new hires. Except in unusual circumstances, such as compensating a new executive for forfeited awards at his prior employer, RSU and restricted stock awards are performance-based. The Company may also provide equity awards to serve as a special incentive or linked to the hiring or promotion of an executive. In approving the level of equity award to a new executive, the compensation committee examines the current and future compensation and benefits the prospective executive would likely forgo by joining the Company, as well as internal pay equity. In addition, in order to balance short-term recruitment needs with the desire to align executive incentives with longer-term stockholder interests, the compensation committee examines the mix between stock options, restricted stock units and restricted stock, some of which are performance-based and some of which may vest over time. In considering the level and form of equity award to approve for an existing executive upon a promotion, the compensation committee reviews the executive’s existing equity awards, the awards held by other executives at that level, the value of the total package against the external market, as well as the scope of the new role. No named executive officers received individual awards in 2010, other than Mr. Berkett as described below.

Other Performance-Based Restricted Stock

The compensation committee has made historical awards of restricted stock to certain of the named executive officers, including the non-executive chairman, the chief executive officer, the chief financial officer, general counsel, and the chief operating officer, as well as certain senior executives who are not named executive officers. The awards to the named executive officers were made in connection with their initial recruitment, a change in their responsibilities or as part of their compensation package. Awards vest based on satisfaction of performance criteria, such as achievement of targeted cash flow levels or earnings or similar measures. Performance-based awards were made in 2010 to Mr. Berkett as part of his 2010 LTIP award (see page 28). Each of these restricted stock awards is subject to the terms set forth in the relevant employee’s restricted stock agreements. The performance conditions for our named executive officers are described under “Overview of Changes in relation to our Named Executive Officers for 2010 and 2011”.

Vesting of 2010 Performance-Based Restricted Stock Awards

Performance-based restricted stock awards granted to the named executive officers with vesting relating to the 2010 fiscal year can be summarized as:

•

As part of the transition in roles for Mr. Mooney and Mr. Berkett: 250,000 shares of restricted stock to Mr. Mooney (vesting on May 15, 2011) and 26,949 shares of restricted stock to Mr. Berkett (vesting on May 15, 2011) dependent upon the achievement of agreed objectives relating primarily to the delivery of Group SCF, Revenue and Gross Margin and net subscriber additions, and are laid out below:

•

Mr. Mooney: 125,000 shares of restricted stock in relation to the achievement of the Group SCF target for 2010, and a further 125,000 shares of restricted stock vesting (i) one third on Group SCF, (ii) one third on achieving both revenue and gross margin targets in the year and (iii) a final third on achieving net subscriber addition targets.

•

Mr. Berkett: 26,949 shares of restricted stock vesting (i) one third on Group SCF, (ii) one third on achieving both revenue and gross margin targets in the year and (iii) a final third on achieving net subscriber addition targets.

The compensation committee, after consultation with the board, assessed the performance of the chairman and the chief executive officer against these objectives. In March 2011, it was determined that in relation to Mr. Mooney’s grant of 125,000 shares of restricted stock subject to Group SCF performance in 2010, 100% of the award would vest as the target of £848.0 million had been exceeded by £2.2 million. With respect to the balance of the grant (being the 125,000 shares of restricted stock subject to Group SCF, Group revenue and Gross Margin and subscriber net additions targets) it was determined that only the one third relating to Group SCF would vest, and that the other two-thirds would be forfeited as the Group revenue, Gross Margin and subscriber net additions targets had not been met. Consequently 166,667 shares of restricted stock vested across the two awards.

It was also determined that Mr. Berkett’s restricted stock units would vest in relation to the one-third that was determined by Group SCF, and that the remaining two-thirds would lapse. Consequently 8,983 restricted stock units vested.

In 2009, Mr. Barron was awarded 75,000 restricted stock units which would vest in 2011 depending upon the satisfaction of certain quantitative and qualitative performance criteria during 2010. The performance criteria included certain operational deliverables around product launches and functionality upgrades, the achievement of certain subscriber metrics and generating specified product revenue growth within the business services division. None of the performance criteria were based on financial statement metrics. The committee reviewed and assessed Mr. Barron’s performance in the first quarter of 2011 and determined that 64,596 restricted stock units would vest, or 86.1% of the original award.

Other Stock Options

The compensation committee has also awarded stock options to certain of the named executive officers upon commencement of employment with the Company, including our chief financial officer. These stock options awards vest over different time periods, depending upon the individual, and may be subject to performance conditions. Because the exercise price of the options is set equal to the mid-market price on the date of grant, there is a built-in incentive to take steps and actions to improve the Company’s stock price. While the compensation committee prefers to use a mix of stock-based incentive compensation to align management incentives with the realization of long-term stockholder value, it has made initial stock option awards that vest over time to address the forfeiture of existing packages of senior executive recruits and induce them to join and remain with the Company over the vesting period. In the event of a resignation or a termination of employment, some of the unvested options may lapse, depending upon the circumstances. The Company’s expatriate employees have limited term agreements, and accordingly, upon renewal of those terms on some occasions, the Company has granted additional tranches of options to the relevant employee to ensure their services are retained for the full term of the extended contract. None of the named executive officers received special options during 2010.

In 2009, Mr. O’Hare was awarded 390,000 options as part of his joining award which would, subject to satisfaction of annual performance conditions, vest evenly over a five year period. The first performance period ran from November 2009 to November 2010, and the performance conditions associated with the first tranche of options included various qualitative capital structure, re-engineering, planning and control, finance department restructuring and property portfolio-related objectives. Upon review and assessment by the committee of Mr. O’Hare’s performance it was determined that 78,000 options would vest (representing 100% of the first tranche). The vesting period for the remainder of the option award has since been modified to cover the calendar year with the exception of a short period in the final year to match the original final vesting date. As a result of this shift (and the associated four month delay in vesting of the next grant), up to 104,000 options will vest in March 2012, up to 78,000 options will vest in March 2013 and up to 52,000 options will vest in November 2014.

Change in Control and Severance Terms

The Company’s change in control and severance terms are designed to attract and retain executive talent. The Company believes that including such provisions in its executive employment agreements will ensure that its named executive officers are incentivized to achieve the greatest possible return for the Company’s stockholders, including through a potential change in control transaction, irrespective of a potential loss of their own position in connection with such a transaction.

The employment agreements with the named executive officers provide severance payments and other benefits in amounts the compensation committee believes are appropriate, taking into account the time it is expected to take a separated employee to find alternative employment, as well as market practice in the U.S. (i.e. S&P 500) and the U.K. (i.e. FTSE 100 firms). In this context, the Company has sought to find a balance between the different approaches in the U.S. and U.K. markets in the structure of contracts and severance as well as to address special expatriate issues. The Company’s general practices in respect of its senior officers subject to U.K. and U.S. expatriate contracts are summarized below:

U.K. Executives	U.S. Expatriate Executives

• Employment contracts are for an indefinite term with a notice period by both parties of up to 12 months.

• Contracts provide for a severance in the form of advance notice. The executive may be required to work during this period or the Company may make a payment in lieu of notice. The Company generally pays all accrued contractual benefits at termination for the duration of the notice period not worked. The Company also reserves the right to cease the payment in lieu of notice, if the executive finds alternative employment.

• Where the role is no longer required in the organization, redundancy is paid as per the applicable Company policy, in addition to payment in lieu of notice.

• Employment contracts are for a definite period, generally with a 30-day notice period from the Company.

• Severance will depend on how the executive is terminated:

—Termination without cause: up to two times base salary

—Termination due to non-renewal at end of fixed term: up to one times base salary

• The Company also pays relocation to the U.S., tax equalization assistance and medical benefits for one year.

• The expatriates are not entitled to any U.K. redundancy payments.

Mr. Hall was the only named executive officer who is considered a U.S. expatriate for 2010. Mr. Mooney, and in the case of a change of control, our chief executive officer, are entitled to a severance payment based on a multiple of such officer’s base salary, which is similar to the severance payments made to our expatriates. The severance multiple is generally two times base salary upon a termination without cause and one times base salary upon non-renewal of the executive’s contract. The severance payment to U.S. expatriates on non-renewal is consistent with U.S. market practice and is also appropriate given the need for expatriate employees to return to the U.S. at the end of their employment period.

The Company’s employment agreements with senior executives contain provisions which prohibit those executives from competing against the Company or soliciting the Company’s employees or customers following their termination, typically for at least one year. These provisions protect the Company from any such actions by tying the benefits the executives would receive upon such termination of employment to the continued adherence to the agreement.

Information regarding applicable payments under individual agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control—Severance and Change in Control Benefits Provided Pursuant to Employment Agreements”.

Other Benefits and Retirement Plans

The provision of benefits to our named executive officers provides a framework of support to manage their health as well as the opportunity for long-term financial savings (including private medical cover for the executive and their family, dental cover, life assurance, limited term income protection insurance, accident insurance, car allowance, and contributory pension opportunities).

The precise composition and level of benefits provided depends on whether the individual is a U.K. executive or a U.S. expatriate executive. We believe that the level of benefits provided to our U.K. named executive officers is comparable to executives at a similar level at other U.K. listed organizations across the FTSE 100 based on publicly available research reports undertaken by Mercer and Towers Watson (global human capital consultancies). We also believe that our provision of benefits to our U.S. executives is equivalent to those of other U.K. organizations with U.S. expatriate executives. This is based upon research by ECA International, an organization serving a global network of over 4,000 Human Resources professionals in 71 countries.

Pensions and 401(k) Benefits

The Company makes cash contributions (referred to in the U.K. as “pension contributions”) of up to 20% of base salary for Mr. Berkett and Mr. O’Hare, and 15% for Mr. Barron and matches 401(k) contributions for the named executive officers who are U.S. nationals. These contributions are tax-efficient portions of base compensation and are expected benefits in the U.K. and U.S. The Company believes that the contribution into a defined contribution scheme of up to 20% for Mr. Berkett is consistent with the chief executive officer role at other companies in the U.K. of comparable size across the FTSE 100 based on reports available from Mercer and Towers Watson. For Mr. O’Hare, a contribution of 20% into a defined contribution scheme was considered appropriate in recognition of his transition from a defined benefit arrangement with his previous employer to a defined contribution arrangement.

The level of contributions for the other U.K. senior executives at the Company has been increased from January 1, 2010 to 15% of base salary with an employee contribution of 5% (with the exception of Andrew Barron, who voluntarily contributes 6%). These contributions are generally made to defined contribution plans which provide the individual with flexibility in fund choices as well as portability in the long term. Based on survey data from Mercer and Towers Watson, we believe that this level of contribution is broadly consistent with levels paid by U.K. companies of comparable size in the FTSE 100.

HMRC, the U.K. tax authority, has determined that from April 2011, the annual allowance for pension contributions will be reduced from £255,000 per year to £50,000 per year (the “Annual Allowance”). The Annual Allowance is the cap under which pension contributions receive tax relief at the highest marginal rate. The executive pension arrangements currently in place for Company executives mean that the Company contributes 15% of salary based on an employee contribution of 5% of salary. Consequently, all executives earning in excess of £250,000 per year, and who are contributing 5% of their salary, will be negatively affected by this change in the Annual Allowance. The compensation committee determined to provide each of the affected senior executives, including Messrs. Berkett, O’Hare and Barron with the ability to elect to receive a cash supplement in lieu of employer contributions foregone for any employer pension contribution amount that would otherwise take that employee above the £50,000 Annual Allowance cap.

Perquisites and Other Benefits

The Company provides a variety of perquisites and other benefits, which vary based on a number of factors, including the senior executive’s position and whether the individual has been recruited from the U.S. or the U.K. Our named executive officers receive various benefits from the Company. Some of these are the same as those received by every other employee of the Company. Other benefits are the same product as offered to other all other employees, but the Company (rather than the employee) pays for them in the case of our named executive officers. Finally, there are benefits offered to our named executive officers which are not offered to all other employees. The first kind of benefit is not considered to be a “perquisite” or “personal benefit” according to SEC rules and thus appear in the Summary Compensation Table under the rubric of All Other Compensation. The last two kinds of benefits, however, are considered “perquisites” or “personal benefits”. They are also reflected in the Summary Compensation Table under All Other Compensation but are separately identified in footnotes as perquisites and other benefits. See “Summary Compensation Table.” For example, life insurance and health and income protection benefits with for Messrs. Berkett, O’Hare and Barron are the same as offered to all other employees and are thus not considered perquisites. The named executive officers may also benefit from the following generic benefits that are made available to all employees: an employee assistance program for counseling and support; our eye care scheme covering eye tests; staff discounts; the ability to participate in our childcare voucher scheme; and assistance with a seasonal rail ticket. The various benefits include medical, dental and life assurance (which in the case of expatriates are pursuant to an international health plan), car allowances, and other benefits. The general benefits provided to each named executive officer are set out below although specific elements are detailed in the Summary Compensation Table on page 44. The mix of benefits provided is considered to be competitive when compared to similarly-sized companies in the U.K. and, excluding the special benefits offered to expatriates which are separately discussed below, are in line with perquisites offered by comparable companies as reflected in research completed by a number of consulting organizations in the U.K. (for example, Towers Wyatt, Deloitte LLP, Monks).

Name	Benefits Provided
James F. Mooney	Insurance (health, life, dental and vision) and drug card for self and family
Neil A. Berkett	Tax planning, life assurance, insurance (dental for self and family, long-term disability), private medical cover for self and family, car allowance
Eamonn O’Hare	Tax planning, life assurance, insurance (dental for self and family, long-term disability), private medical cover for self and family, car allowance
Andrew Barron	Life assurance, insurance (dental for self and family, long-term disability), private medical cover for self and family, car allowance
Bryan H. Hall	Tax planning, health and life insurance, tax equalization and expatriate benefits, car allowance

Expatriate Benefits

The Company provides expatriate benefits to eligible senior employees, including, our former general counsel, Mr. Bryan H. Hall. These benefits have included housing (or a housing allowance), relocation expenses upon commencement and termination of employment, home leave flights for the officer and their family once a year, school fees for children of the executive, international health plan benefits, tax equalization and tax return preparation services.

All payments made to expatriates are made pursuant to the Company’s exchange rate policy as the executives’ salaries are based in pounds sterling. The expatriate has the right, during the year, to request that a percentage of their salary is paid in U.S. dollars. The exchange rate used for payments in the quarter is the average monthly spot rate from the previous quarter. That means that there would be a rate in effect for any quarter of a year that would be based on the rates from the previous quarter. As a result, the expatriates may benefit or experience a loss if the rolling exchange rate is different from the spot rate on the payment date.

The compensation committee believes that these expatriate benefits are necessary to induce senior executives with specific skills that the Company needs to relocate from the U.S. (or other countries) to the U.K. and enter into employment with the Company. The expatriate benefits offered by the Company have in some cases been tailored to meet the needs of specific senior executive hires. For example, housing costs are considered necessary to attract senior executives because they may be unprepared to divest their U.S. homes and acquire U.K. homes if they intend ultimately to return to the U.S. Tax equalization and tax advice and preparation services are provided so as to facilitate the completion of complex tax returns and to enable prospective employees to evaluate their proposed compensation on a basis comparable to their existing U.S. compensation. The purpose of the tax equalization policy is to ensure that the expatriate pays approximately no more and no less tax and social security than he/she would have paid while working in their home country. The Company’s expatriate policies are regularly reviewed and, utilizing surveys carried out by ECA, have been compared with other companies with senior expatriate executives based in the U.K. In some cases expatriates receive benefits that are less favorable than UK employees, such as lower pension contributions or redundancy payments.

Limits on Tax Deductibility

Section 162(m) of the U.S. Internal Revenue Code generally limits the Company’s income tax deduction for compensation paid in any taxable year to the chief executive officer or any of the three other highest-paid executive officers, excluding the chief financial officer, to $1,000,000 per individual, subject to certain exceptions. However, this limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company and that also meets certain other technical requirements. The Company and the compensation committee consider this anticipated tax treatment in the review and establishment of compensation programs and payments. The Company has, however, determined that it will not seek to limit executive compensation to that deductible under Section 162(m) of the U.S. Internal Revenue Code since it must recruit and retain officers in a competitive environment. Additionally, the Company has not incurred substantial U.S. federal income tax liabilities in recent years. The Company will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies.

Risk Assessment Overview

As part of its oversight of the Company’s executive compensation program, the compensation committee considers the Company’s employee compensation programs generally and the impact of the Company’s executive compensation policies and practices on the Company’s risk profile, including the impact of the incentive plans and awards that the Committee administers. In particular, the compensation committee has incorporated the following features into all employee compensation schemes:

•	Annual review of performance and inflationary pay reviews and biennial reviews of market benchmarks for pay;

•	Use of specific measures to assess the criteria for the annual bonus plan and other more regular incentive schemes; and

•	Annual review of individual performance measures, ratings and the annual bonus plan personal adjustment factor.

With respect to the Company’s executives, the committee has incorporated the following features into the executive compensation program to mitigate risk:

•	Balanced mix of short- and long-term incentives, including both cash and stock incentive awards;

•	Alignment of goals with short- and long-range business plans;

•	Use of multiple goals to balance financial, stock and individual performance, with a focus on generating cash flow;

•	Ability for the Committee to apply negative discretion and reduce incentive awards below a formula-driven level;

•	Adoption of a clawback policy and stock ownership guidelines for executives;

•	Balanced mix of equity-based incentive vehicles to focus on sustained value and stock price appreciation; and

•	Emphasis on equity-based incentive vehicles to provide strong alignment with shareholders.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on our review and discussions, we have recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Charles L. Allen (Chairman)

Andrew J. Cole

Steven J. Simmons

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2009 and 2010 as applicable. See “Summary of Non-Equity Compensation Terms of Employment Agreements” for a narrative description of the compensation provisions of the employment agreements with the named executive officers. Our named executive officers are our chief executive officer, our chief financial officer and our three most-highly compensated executive officers for the year ending December 31, 2010.

It should be noted in reviewing the table below that the amounts included under the column headings “Stock Awards” and “Option Awards” represent the grant date fair value of stock awards and option awards, respectively, as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the current market value. Also, many of the equity awards are subject to performance conditions in whole or in part and consequently may not actually be received by the named executive officer. Assumptions used in the calculation of stock award and option award amounts are included in note 11 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011.

Unless otherwise noted, all amounts in this table that originated in pounds sterling in respect of 2010 have been translated into U.S. dollars at a rate of $1.5464 per £1.00, in respect of 2009 have been translated into U.S. dollars at a rate of $1.5653 per £1.00 and in respect of 2008 have been translated into U.S. dollars at a rate of $1.8523 per £1.00. All amounts in this table that originated in Euros in respect of 2010 have been translated into U.S. dollars at a rate of $1.3274 per €1.00. As of April 22, 2011, the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.6517 per £1.00 and $1.4545 per €1.00

Name & Principal Position (a)	Year (b)	Salary ($) (c)		Stock Awards(1) ($) (e)		Option Awards(2) ($) (f)		Non-Equity Incentive Plan Compensation(3) ($) (g)		All Other Compensation ($) (i)		Total ($) (j)
James F. Mooney, chairman(4)	2010 2009 2008	1,250,000 1,250,000 1,250,000		— 5,800,000 815,938	(6)	— — —		355,600 422,400 423,200		137,779 305,088 76,433	(5)	1,743,379 7,777,488 2,565,571

Neil A. Berkett, chief executive officer	2010 2009 2008	966,500 860,915 957,372	(7)	2,291,529 3,480,000 545,211	(8) (11)	986,578 — 4,110,177	(9)	1,116,985 1,090,951 1,077,853		268,784 243,312 240,100	(10)	5,630,376 5,675,178 6,930,713

Eamonn O’Hare, chief financial officer from November 2, 2009	2010 2009	763,566 154,388		934,019 3,937,848	(12) (15)	388,709 2,785,553	(13) (16)	842,035 170,679		253,311 58,748	(14)	3,181,640 7,107,216

Bryan H. Hall, general counsel(17)	2010 2009 2008	587,238 580,238 693,524	(18)	714,806 308,265 326,724	(19) (23)	297,511 845,528 923,192	(20) (24)	493,874 582,571 513,367	(21)	1,239,700 473,046 466,142	(22)	3,333,129 2,789,648 2,922,949

Andrew M. Barron, chief operating officer	2010 2009	591,498 516,549		629,034 1,341,892	(25) (28)	261,830 271,071	(26) (29)	515,531 490,928		113,357 88,191	(27)	2,111,250 2,708,631

(1)

The amounts in column (e) reflect the aggregate grant date fair value of stock awards, as computed in accordance with FASB ASC Topic 718, granted pursuant to the named executive officer’s employment agreement or restricted stock agreement, the 2010 LTIP, the 2009 LTIP, the 2008 LTIP and the Virgin Media Inc. 2010 Stock Incentive Plan. Many of these awards are subject to performance conditions. These awards are reflected in column (e) on the basis that the forecasted outcome of achieving those performance conditions is 100% unless specified. These amounts in column (e) reflect the Company’s accounting fair value and do not reflect the actual economic value realizable by the named executive officer for these awards. Due to rounding both during exchange rate conversions and due to fractional outcomes, there may be minor differences between the award amounts presented in column (e) and the related product of the grant date fair value and the number of shares of restricted shares or restricted stock units granted as set out in the following footnotes.

(2)	The amounts in column (f) reflect the aggregate grant date fair value of options, as computed in accordance with FASB ASC Topic 718, granted pursuant to the named executive officer’s employment agreement or option agreement, the 2010 LTIP, the 2009 LTIP, the 2008 LTIP and the Virgin Media Inc. 2010 Stock Incentive Plan. These amounts in column (f) reflect the Company’s accounting fair value and do not reflect the actual economic value realizable by the named executive officer for these awards. Due to rounding both during exchange rate conversions and due to fractional outcomes, there may be minor differences between the award amounts presented in column (f) and the related product of the grant date fair value and the number of options granted as set out in the following footnotes.
(3)	The amounts in column (g) reflect the cash awards earned by the named executive officers under the Company’s Bonus Plan for the relevant year. The bonus payments under the relevant Bonus Plan were made to the named executive officers in the March immediately following the year of the relevant Bonus Plan.
(4)	As disclosed in the Form 8-K filed with the SEC on June 15, 2010, Mr. Mooney’s role as the Company’s executive chairman became non-executive with effect from December 31, 2010.
(5)	Mr. Mooney’s All Other Compensation for the 2010 fiscal year consisted of: $54,550 in dividends paid on vested shares of restricted stock and catch-up accruals with respect to unvested shares of restricted stock; $14,667 in matching contributions by the Company under the Company’s 401(k) Plan; and insurance premiums paid by the Company in respect of life insurance for Mr. Mooney (which premiums did not exceed $10,000). Mr. Mooney also received perquisites and personal benefits totaling $67,329. Mr. Mooney’s perquisites consisted of medical, dental and vision insurance for Mr. Mooney and his family, drug card benefits for Mr. Mooney and his family, and life insurance premiums paid for by the Company insuring the lives of his dependents which amounted to $66,692 in 2010. The incremental cost to the Company of these premiums reflects amounts invoiced by the insurer directly. Mr. Mooney’s perquisites also consisted of shared accommodation and related expenses for his spouse.
(6)

On July 3, 2009, Mr. Mooney was granted the following stock awards, each with a grant per share date fair value of $9.28: (i) 187,500 performance-based shares of restricted stock with a vesting date of May 15, 2010 and subject to the achievement of a group simple cash flow target for 2009; (ii) 187,500 performance-based shares of restricted stock with a vesting date of May 15, 2010 and subject to the achievement of performance objectives for 2009; (iii) 125,000 performance-based shares of restricted stock with a vesting date of May 15, 2011 and subject to the achievement of a group simple cash flow target for 2010; and (iv) 125,000 performance-based shares of restricted stock with a vesting date of May 15, 2011 and subject to the achievement of performance objectives for 2010. With respect to grants (i) and (ii) based on 2009 targets, in March 2010, the compensation committee approved the vesting of 98% (or 183,750 shares) and 100% (or 187,500 shares), respectively. With respect to grant (ii), the remaining shares, which did not vest because the associated performance conditions were not achieved, were forfeited. With respect to grants (iii) and (iv) based on 2010 targets, in March 2011, the compensation committee approved the vesting of 100% (or 125,000 shares) and 33 1/3% (or 41,667 shares), respectively. With respect to grant (iv), 83,333 shares, which did not vest because the associated performance conditions were not achieved, were forfeited.

(7)	Mr. Berkett’s salary was increased from £550,000 to £650,000 per annum with effect from April 1, 2010. In December 2010, as disclosed in the Form 8-K filed with the SEC on December 10, 2010, the compensation committee approved a further increase to £750,000 per annum with effect from January 1, 2011 in part to reflect the increased responsibility assumed by Mr. Berkett in connection with the transition of Mr. Mooney to a non-executive role.
(8)

On April 26, 2010, Mr. Berkett was granted the following stock awards: (i) 134,742 performance-based restricted stock units vesting in 2013 with a per share grant date fair value of $13.28 and (ii) 26,949 performance-based restricted stock units with a vesting date of March 4, 2011 and a per share grant date fair value of $18.64. The performance conditions with respect to grant (i) are the same as the 2010-2012 LTIP for top tier executives. Grant (ii) is subject to the achievement of performance objectives for 2010. With respect to grant (ii), in March 2011, the compensation committee approved the vesting of 33 1/3% (or 8,983 shares) because the required performance condition had been achieved. 17,966 shares, which did not vest because the associated performance conditions were not achieved, were forfeited.

(9)	On April 26, 2010, Mr. Berkett was granted 107,795 options, each with an exercise price of $18.65 and a per option grant date fair value of $9.15, vesting in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP.
(10)	Mr. Berkett’s All Other Compensation for the 2010 fiscal year consisted of: $190,722 in pension contributions by the Company to a U.K. tax qualified deferred compensation plan; $37,050 in dividends paid on vested shares of restricted stock and catch-up accruals with respect to unvested shares of restricted stock; $19,330 as a vehicle allowance paid (and subject to normal tax and social security deductions) through the Company’s payroll system; and the following items, none of which exceeded $10,000: income protection and health benefits for Mr. Berkett; and insurance premiums paid by the Company with respect to life insurance for Mr. Berkett. Mr. Berkett also received perquisites and personal benefits totaling $10,266. These consisted of health and dental benefits for Mr. Berkett’s dependents; health insurance for Mr. Berkett and his dependents; and travel, shared accommodation, and related expenses for his spouse.
(11)	On July 3, 2009, Mr. Berkett was granted the following stock awards, each with a per share grant date fair value of $9.28: (i) 187,500 performance-based shares of restricted stock with a vesting date of March 12, 2010 and subject to the achievement of performance objectives for 2009; and (ii) 187,500 performance-based shares of restricted stock with a vesting date of March 12, 2012 and subject to the achievement of the three-year group simple cash flow target for the 2009 LTIP. With respect to grant (i), in March 2010, the compensation committee approved the vesting of 98% (or 183,750 shares). The remainder of grant (i), which did not vest because the associated performance conditions were not achieved, was forfeited.
(12)	On January 7, 2010, Mr. O’Hare was granted 68,245 performance-based restricted stock units vesting in 2013 and a per share grant date fair value of $13.69 pursuant to the 2010 LTIP.
(13)	On January 7, 2010, Mr. O’Hare was granted 42,711 options, each with an exercise price of $17.16 and a per option grant date fair value of $8.55. On January 8, 2010, Mr. O’Hare was granted 2,808 options, each with an exercise price of $17.12 and a per option grant date fair value of $8.42 pursuant to the Company’s CSOP. Taken together, these two grants vest in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP.
(14)	Mr. O’Hare’s All Other Compensation for the 2010 fiscal year included; $152,713 in pension contributions by the Company to a U.K. tax qualified deferred compensation plan; $40,600 in dividends paid on vested shares of restricted stock and catch-up accruals with respect to unvested shares of restricted stock; $19,478 as a vehicle allowance paid (subject to normal tax and social security deductions) through the Company’s payroll system; and the following items, none of which exceeded $10,000: insurance premiums paid for by the Company with respect to life insurance insuring Mr. O’Hare’s life; health insurance for Mr. O’Hare; and income protection benefits. Mr. O’Hare also received perquisites and personal benefits totaling $36,082. These perquisites consisted of health benefits for Mr. O’Hare’s dependents; dental benefits for Mr. O’Hare and his dependents; tax advisory services; travel for Mr. O’Hare’s dependents; and accommodation and related expenses for Mr. O’Hare and his dependents.
(15)	On September 16, 2009, Mr. O’Hare was granted the following stock awards, each with a per share grant date fair value of $12.86: (i) 55,000 time-based shares of restricted stock with a vesting date of September 16, 2010; (ii) 150,000 time-based shares of restricted stock vesting in equal one-third installments on each of September 16, 2010, 2011 and 2012; (iii) 75,000 performance-based shares of restricted stock with a vesting date of November 6, 2012 and subject to the achievement of the three-year group simple cash flow target for the 2009 LTIP; and (iv) 26,209 performance-based restricted stock units with a vesting date of March 12, 2012 pursuant to the 2009 LTIP.
(16)

On September 16, 2009, Mr. O’Hare was granted the following option awards: (i) 390,000 performance-based options, each with an exercise price of $12.86 and a per option grant date fair value of $6.28, vesting in five equal installments on each of November 2, 2010, 2011, 2012, 2013 and 2014 and subject to the achievement of annual performance objectives; and (ii) 57,005 options, each with an exercise price of $12.86 and a per option grant date fair value of $6.28, vesting in five equal installments on each of

January 1, 2010, 2011, 2012, 2013 and 2014 pursuant to the 2009 LTIP. With respect to grant (i), in October 2010, the compensation committee approved the vesting of 20% (or 78,000 options). At its meeting in January 2011, the committee agreed that Mr. O’Hare’s second performance period would run from November 3, 2010 to December 31, 2011 to align his performance with the calendar year and that subsequent performance periods would be for the calendar years 2012, 2013 and 2014, and vesting dates would be in March 2012, 2013, 2014 and 2015. In connection with the realignment of Mr. O’Hare’s second performance period, an additional 26,000 options (i.e., a total of 104,000) could vest in March 2012, and 26,000 fewer options (i.e., a total of 52,000) could vest in March 2015.

(17)	As disclosed in the Form 8-K filed with the SEC on January 6, 2011, Mr. Hall resigned as general counsel and company secretary as planned with effect from January 1, 2011. As disclosed in the Form 8-K filed with the SEC on January 18, 2011, on January 11, 2011, the compensation committee agreed that because of Mr. Hall’s duties as general counsel, Mr. Hall may have had access to material non-public information which would restrict his ability to exercise any Company options during the prescribed three-month period following his departure from the Company. Therefore, the committee agreed to extend the period in which Mr. Hall may exercise any options which have vested as at January 1, 2011 from three-months to twelve months, expiring on December 31, 2011.
(18)	Mr. Hall’s base salary in 2010 was £375,000 per year and he was an expatriate employee from the United States. Since salaries and certain benefits are based in pounds sterling, these payments are made to expatriate executives pursuant to the Company’s exchange rate policy. The expatriates have the right each month to choose the percentage of their salary to be paid in U.S. dollars. The exchange rate used for payments in the quarter is the average monthly spot rate from the previous quarter. That means that there would be a rate in effect for the first quarter of a year that would be based on rates from the last quarter of the prior year. As a result, the expatriates may benefit or experience a loss if the rolling exchange rate is different than the spot rate on the payment date. Pursuant to the Company’s exchange rate policy, Mr. Hall’s salary was paid in U.S. dollars at a fixed exchange rate of $1.6346 per £1.00 from January to March 2010, $1.5612 per £1.00 from April to June 2010, $1.4923 per £1.00 from July to September 2010 and $1.5519 per £1.00 from October to December 2010 as well as for January 1, 2011. Included in the figure disclosed is the amount of $7,381, representing the effective benefit received by Mr. Hall as a result of the difference between the fixed exchange rate and the spot exchange rate on each payment date.
(19)	On January 7, 2010, Mr. Hall was granted 52,228 performance-based restricted stock units with a per share grant date fair value of $13.69 pursuant to the 2010 LTIP. This grant was subsequently forfeited when Mr. Hall left the Company on January 1, 2011.
(20)	The following two grants of options were made to Mr. Hall, both of which grants when taken together vest in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP: (i) on January 7, 2010, 32,033 options, each with an exercise price of $17.16 and a per option grant date fair value of $8.55 and (ii) on January 8, 2010, 2,808 options, each with an exercise price of $17.12 and a per option grant date fair value of $8.42. With respect to grant (i), 6,964 options vested, with the remainder being forfeited when Mr. Hall left the Company on January 1, 2011. Grant (ii) was forfeited in its entirety when Mr. Hall left the Company.
(21)	Pursuant to the Company’s exchange rate policy, Mr. Hall’s bonus under the Company’s 2010 Bonus Plan was paid in U.S. dollars at a fixed exchange rate of $1.6019 per £1.00 in March 2011. Included in the figure disclosed is the amount of $7,734, representing the effective loss incurred by Mr. Hall as a result of the difference between the fixed exchange rate and the spot exchange rate on the payment date.
(22)

All Other Compensation for the 2010 fiscal year consisted of $592,575 in severance payments accrued in 2010 but payable in 2011 (pursuant to the terms of Mr. Hall’s service agreement); $114,044 in U.K. housing (as set out in an arm’s length lease with a third party) accrued in 2010 in respect of payments associated with Mr. Hall’s severance to be made in 2011; $27,278 for health, dental, vision and life benefits for Mr. Hall and his dependents accrued in 2010 but payable in 2011 (pursuant to the terms of Mr. Hall’s service agreement); $19,500 as a vehicle allowance paid (and subject to normal tax and social security deductions) through the Company’s payroll system; $11,000 in matching contributions under the Company’s 401(k) Plan; life insurance premiums paid for by the Company insuring the life of Mr. Hall (and which premiums did not exceed $10,000); and perquisites and personal benefits totaling $473,504.

Mr. Hall’s perquisites and personal benefits in 2010 consisted of $221,642 for tax equalization payments (these payments are consistent with those made under the Company’s expatriate policy), which is designed to facilitate the relocation of executives from the U.S. to the U.K. and to ensure that the executives pay approximately no more and no less income and social security taxes than they would have paid had they remained living and working in the U.S.); $192,016 in U.K. housing (as set out in a lease with a third party); $25,520 in health, dental, and vision benefits for Mr. Hall and his dependents and income protection benefits for Mr. Hall (all as invoiced by the respective insurers); and amounts less than $25,000 each in respect of tax advisory services, home leave expenses, storage costs, and travel, shared accommodation and related expenses for Mr. Hall and his spouse. Included in the figure disclosed is the amount of $245, representing the effective benefit received by Mr. Hall as a result of the difference between the fixed exchange rate and the spot exchange rate on each payment date with respect to Mr. Hall’s monthly vehicle allowance.

(23)	On June 12, 2009, Mr. Hall was granted 35,311 performance-based restricted stock units with a per share grant date fair value of $8.73 each pursuant to the 2009 LTIP. As disclosed in the Form 8-K filed with the SEC on January 18, 2011, the compensation committee on January 11, 2011 agreed that Mr. Hall will be entitled to receive, on a basis pro rata to his service as a percentage of the total period, vesting of restricted stock units granted under the 2009 LTIP to the extent that restricted stock units under that plan ultimately vest. Subject to the pro ration, these stock units will vest at the same time, and on the same basis, as those payable to other participants of that plan.
(24)	On June 12, 2009, Mr. Hall was granted 88,590 options, each with an exercise price of $8.73 and a per option grant date fair value of $3.48, vesting in five equal installments on each of January 1, 2010, 2011, 2012, 2013 and 2014 pursuant to the 2009 LTIP. 35,436 options vested before Mr. Hall left the company. The remainder were forfeited when he left the Company on January 1, 2011. On September 15, 2009, Mr. Hall was granted 100,000 options, each with an exercise price of $12.79 and a per option grant date fair value of $5.37, vesting on December 31, 2010. All of these vested on that date.
(25)	On January 7, 2010, Mr. Barron was granted 45,961 performance-based restricted stock units with a per share grant date fair value of $13.69 pursuant to the 2010 LTIP.
(26)	On January 7, 2010, Mr. Barron was granted 27,855 options, each with an exercise price of $17.16 and a per option grant date fair value of $8.55. On January 8, 2010, Mr. Barron was granted 2,808 options, each with an exercise price of $17.12 and a per option grant date fair value of $8.42 pursuant to the Company’s CSOP. Taken together, these two grants vest in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP.
(27)	Mr. Barron’s All Other Compensation for the 2010 fiscal year consisted of: $88,725 in pension contributions by the Company to a U.K. tax qualified deferred compensation plan; $19,330 as a vehicle allowance paid (and subject to normal tax and social security deductions) through the Company’s payroll system; and the following items, none of which exceeded $10,000: insurance premiums paid by the Company with respect to life and health insurance and income protection benefits for Mr. Barron. Mr. Barron also received certain perquisites and personal benefits which did not in aggregate exceed $10,000.
(28)	Mr. Barron was granted the following stock awards: (i) on June 12, 2009, 31,073 performance-based restricted stock units with a per share grant date fair value of $8.73 each pursuant to the 2009 LTIP and (ii) on November 2, 2009, 75,000 performance-based shares of restricted stock with a per share grant date fair value of $14.28 each, a vesting date of March 1, 2011 and subject to the achievement of performance conditions based on the 2010 fiscal year. With respect to grant (ii), on January 28, 2011, the compensation committee approved the vesting of 86.1% (or 64,596 restricted stock units.) 10,404 restricted stock units, which did not vest because the associated performance conditions were not achieved, were forfeited.
(29)	On June 12, 2009, Mr. Barron was granted 77,955 options, each with an exercise price of $8.73 and a per option grant date fair value of $3.48, vesting in five equal installments on each of January 1, 2010, 2011, 2012, 2013 and 2014 pursuant to the 2009 LTIP.

Summary of Non-Equity Compensation Terms of Employment Agreements

Set forth below is a brief description of the non-equity compensation and non-change in control terms of our employment agreements with each of our named executive officers for the 2010 fiscal year. Their equity compensation arrangements are separately described in the sections entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End”. The operation of these employment agreements in the context of a termination or a change of control is separately described under the heading “Potential Payments Upon Termination or Change of Control—Severance and Change in Control Benefits Provided Pursuant to Employment Agreements”.

Currently Serving Named Executive Officers

James F. Mooney

For the 2010 fiscal year, we were a party to an employment agreement with James F. Mooney, the executive chairman of our board of directors, amended and restated as of July 3, 2009. This agreement expired on December 31, 2010. Pursuant to this agreement, Mr. Mooney received the following compensation and employee benefits:

•	a base salary of $1.25 million per year;

•	an annual bonus for on-target performance of 100% of base salary (which for bonus purposes is deemed to be $400,000) with a maximum payout of 200% of base salary;

•	U.S. health, dental, vision, drug and life insurance plans; and

•	reimbursement for travel and other business expenses.

As of January 1, 2011 the chairman’s position became non-executive and receives the following compensation and employee benefits:

•	annual fixed cash compensation of $500,000;

•	health benefits (U.S. health, dental, vision, drug and life insurance plans); and

•

the same award of 62,500 options awarded to each non-executive director, on the same vesting and other terms as other directors. Since the Company awards options to its non-executive directors in June, Mr. Mooney received a pro rata award to cover the period from January, 2011 to June, 2011.

From January 1, 2011 Mr. Mooney will not have an employment contract, although he has entered into a non-competition, non-solicitation and confidentiality agreement with terms consistent with those under his present employment agreement. He will serve as our non-executive chairman at board specified levels of compensation.

Neil A. Berkett

We are party to an employment agreement with Neil A. Berkett, our chief executive officer, amended and restated as of July 3, 2009. Pursuant to this agreement, Mr. Berkett receives the following compensation and employee benefits for the term of the employment which, under the terms of the agreement, will continue for an indefinite period terminable by either Mr. Berkett giving six months notice or the Company giving 30 days notice:

•

a base salary of £550,000 per year, which was increased to £650,000 per year effective April 1, 2010 and an increase to £750,000 per year, effective January 1, 2011, due to the expansion of his role and responsibilities;

•

an annual bonus for on-target performance of 100% of base salary with a maximum payout of 300% of base salary (subject to the achievement of personal performance targets which could result in an award of up to a maximum of 300% for fiscal year 2010);

•	a contribution of 20% of his base salary into a U.K. pension scheme;

•	health and dental benefits, life insurance and income protection;

•	an annual car allowance; and

•	tax services.

Eamonn O’Hare

We are party to an employment agreement with Eamonn O’Hare, our chief financial officer, dated as of September 19, 2009. Pursuant to this agreement, Mr. O’Hare received the following compensation and employee benefits for the term of his employment which, under the terms of the agreement will continue for an indefinite period terminable by either Mr. O’Hare or the Company giving twelve months notice:

•	a base salary of £490,000 per year;

•

an annual bonus for on-target performance of 100% of base salary with a maximum payout of 200% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company’s long-term incentive plans;

•	a contribution of 20% of his base salary into a U.K. pension scheme;

•

the opportunity to participate in employee benefit plans and arrangements made available by us to our executive officers with U.K. employment agreements, which includes health and dental benefits, life assurance and income protection;

•	an annual car allowance; and

•	tax services.

Andrew M. Barron

We are party to an employment agreement with Andrew Barron, our chief operating officer, dated as of July 10, 2009, as amended. Pursuant to this agreement, Mr. Barron received the following compensation and employee benefits for the term of the employment which, under the terms of the agreement will continue for an indefinite period terminable by either Mr. Barron or the Company giving twelve months notice:

•	a base salary of £330,000 per year, which was increased in two steps, with an increase to £400,000 per year effective April 1, 2010 and an increase to £430,000 per year effective April 1, 2011;

•

an annual bonus for on-target performance of 75% of base salary with a maximum payout of 150% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company’s long-term incentive plans;

•	a contribution of 12% of his base salary into a U.K. pension scheme, which was increased to 15% per year effective January 1, 2010;

•

the opportunity to participate in employee benefit plans and arrangements made available by the Company to the Company’s executive officers with U.K. employment agreements, which includes health and dental benefits, life assurance and income protection; and

•	an annual car allowance.

Named Executive Officers who are no longer with the Company

Bryan H. Hall

Bryan H. Hall, the Company’s former general counsel and secretary, was a party to an employment agreement, which was amended and restated as of September 15, 2009. This agreement expired on January 1, 2011. Pursuant to this agreement, Mr. Hall received the following compensation and employee benefits for the term of the employment:

•	a base salary of £375,000 per year;

•

an annual bonus for on-target performance of 75% of base salary with a maximum payout of 150% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company’s long-term incentive plans;

•	a contribution of two thirds of Mr. Hall’s actual contribution to his 401(k) plan;

•	the Company’s expatriate package in accordance with Company policy, including healthcare, housing allowance, storage, home leave, tax services and tax equalization; and

•	an annual car allowance.

Summary of Incentive Compensation Plans

Virgin Media Inc. 2010 Bonus Plan

The Company implements annual incentive bonus programs for its employees intended to reward them only if the Company achieves specific quantitative and qualitative goals, aligned with driving significant operational performance to increase stockholder value. The Company’s 2010 annual bonus scheme (the “2010 Bonus Plan”) covers almost half of the Company’s employees, including the Company’s named executive officers. The 2010 Bonus Plan offers employees an opportunity to receive a bonus equal to a percentage of their base salary only if the Company, and the individual, achieves specific quantitative and qualitative targets. The percentages range from 5 – 100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage payable. Employees eligible for the 2010 Bonus Plan also had the opportunity to earn up to 1.5 times the calculated bonus amount depending on the employee’s individual personal performance during the year.

In order for any bonuses to be payable, the Company is required to achieve a qualifying financial performance target. If the qualifying target is not achieved, no bonus payments will be made under the 2010 Bonus Plan. If the qualifying target is achieved, bonuses will be payable according to achievement against the Company performance targets, together with a personal performance multiplier based on achievement of individual targets over the course of the year. The performance metrics for the named executive officers measure: (i) operating cash flow which is defined as operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges; (ii) customer satisfaction; (iii) customer net additions and (iv) gross margin. Payments made under the 2010 Bonus Plan were approved by the compensation committee.

Employees who were not in the 2010 Bonus Plan were subject to local schemes which reflect the specific business requirements in that area. For instance, employees in sales related roles are generally in commission schemes which are designed based upon the sales mix for that area of the business and reviewed regularly to ensure they are targeted appropriately.

Long-Term Incentive Plans (LTIPs)

The compensation committee determined that it would be appropriate and in the best interests of stockholders and the Company to provide key senior managers and executives with long-term incentives over rolling three- to five-year periods in order to provide long-term compensation. Since 2005, we have introduced a new LTIP each year. These LTIPs consist of awards of stock options and restricted stock units under the Company’s stock incentive plans. Stock options and restricted stock units are granted to eligible employees each year, in each case, in an amount with fair value equal to a maximum of 150% of the recipient’s annual base salary for LTIPs prior to 2009 and 100% of the recipients annual base salary for the 2009 LTIP. For the 2010 and 2011 LTIPs, awards were made in an amount with face value (rather than fair value) equal to a maximum of 250% of the recipient’s annual base salary for senior executives and 175% for other senior employees.

2008 and 2009 LTIPs

For 2008 and 2009 LTIPs, the fair value of the options awarded has been determined using a Black-Scholes valuation method and the exercise price is equal to the mid-market stock price on the date of grant. The options vest, subject to the participant’s continued employment, in twenty percent increments annually on January 1st of each year of the five years following the year in which they are granted. The fair value of the restricted stock units awarded under our LTIPs is based on the market value of our common stock as of the date of grant. Participants are entitled to receive an amount of common stock in three years’ time, subject to the achievement of performance targets for that three-year period and continued employment with us. Equivalent payments may be made in cash rather than common stock at the compensation committee’s discretion. The restricted stock units are forfeited if the performance objectives are not achieved or on termination of employment.

The performance conditions in respect of the restricted stock unit element of the 2008 and 2009 LTIPs are set each year by the compensation committee based on a three-year cumulative Group SCF. Targets are set for the On-target, Maximum and Minimum performance level as follows:

•	On-target level, for vesting of 100% of the on-target number of restricted stock units (with a grant date fair value of 50% of the participant’s salary)

•	Minimum level, for vesting of 50% of the on-target number of restricted stock units (with a grant date fair value of 25% of the participant’s salary)

•

Maximum level, for vesting of 200% of the on-target number of restricted stock units (with a grant date fair value of 100% of the participant’s salary), except in relation to the 2009 LTIP which provides for a vesting level of 100% of the on-target number of restricted stock units (with a grant date fair value of 50% of the participant’s salary).

The number of shares of common stock to be issued is structured to rise on a linear basis for performance between the Minimum and On-target levels and between the On-target and Maximum levels. The maximum number of shares that can vest for each individual is 200% of the On-target amount, except in the case of the 2009 LTIP where the maximum is 100%. No shares will vest if cumulative Group SCF is below the Minimum level. The number of restricted stock units granted to participants under the LTIPs is based on the Maximum level being achieved.

Upon the occurrence of an “acceleration event” (see “Stock Incentive Plans—Virgin Media Inc. 2010 Stock Incentive Plan”), all outstanding options under the 2008 LTIP and 2009 LTIP will become immediately exercisable in full. The restricted stock units under the 2008 LTIP and 2009 LTIP do not automatically vest upon an acceleration event, but can be vested at the discretion of the compensation committee of our board of directors.

2008 LTIP

From April through November 2008, 125 employees were admitted to the 2008 LTIP. Approximately 4.8 million options, subject to five-year vesting, and 3.0 million restricted stock units were granted under the 2008 LTIP. The exercise prices for the stock option grants ranged from $3.72 to $15.12 per share. The number of restricted stock units granted under the 2008 LTIP was based on the Maximum level of 200% being achieved. The number of restricted stock units, however, that will vest for performance at the On-target level is approximately 1.5 million. Performance targets for the restricted stock unit element were set based on cumulative Group SCF for the three years ending December 31, 2010 with On-target, Maximum and Minimum levels which operate in the same way as described above. All of the named executive officers, except for Messrs. O’Hare and Mooney, participate in the 2008 LTIP. Mr. Mooney was not included in the 2008 LTIP because he was provided with other long-term incentives through restricted stock grants based upon performance. Mr. O’Hare was not employed by the Company at the time the 2008 LTIP grants were made.

2009 LTIP

From June 2009 through January 2010, 122 employees were admitted to the 2009 LTIP. Approximately 4.2 million options, subject to five-year vesting, and 1.7 million restricted stock units were granted under the 2009 LTIP. The exercise prices for the stock option grants ranged from $8.73 to $17.25 per share. The number of restricted stock units granted under the 2009 LTIP was based on the Maximum level of 100% being achieved. Performance targets for the restricted stock unit element were set based on cumulative Group SCF for the three years ending December 31, 2011 with On-target, Maximum and Minimum levels which operate in the same way as described above except that the Maximum and On-target levels were the same. All of the named executive officers, except for Messrs. Berkett and Mooney, participate in the 2009 LTIP. Messrs. Berkett and Mooney were not included in the 2009 LTIP because they were provided with other long-term incentives through restricted stock grants based upon performance. Pursuant to Mr. Hall’s employment agreement and terms of severance, the compensation committee approved vesting in respect of the restricted stock unit element of the 2009 LTIP on a pro rata basis to January 1, 2011, being the date on which Mr. Hall resigned as general counsel and secretary of the Company (such vesting, if any, to occur at the same time as vesting for other participants in the 2009 LTIP and subject to the applicable performance conditions).

2010 LTIP

From January 7, 1010 through November 13, 2010, 123 employees were admitted to the 2010 LTIP. The 2010 LTIP is comprised of (1) option grants that vest based solely on time in approximately 20% increments, beginning January 1, 2011, and (2) restricted stock unit grants with cliff-vesting after three years that are linked to the achievement of performance criteria over the three-year period (January 1, 2010 to December 31, 2012), in each case, subject to continued employment with the Company to the vesting date. For details about the performance conditions, see the section titled “Compensation Discussion and Analysis”. Options with a face value of up to 150% of the recipient’s base annual salary were granted to all eligible employees, subject to the conditions above. For senior executives, restricted stock units with a face value of up to 150% of the recipient’s annual base salary were granted, subject to the conditions above. Of this total, options with a face value of £30,000 per eligible employee were granted under the CSOP (see “Stock Incentive Plans—Company Share Option Plan”). These options, to the extent granted to U.S. nationals, are also intended to qualify as Incentive Stock Options under applicable U.S. tax legislation. For other eligible senior employees, restricted stock units with a face value of up to 75% of the recipient’s annual base salary were granted, subject to the conditions above. Options to purchase an aggregate of approximately 1.7 million shares of common stock and an aggregate of approximately 1.7 million restricted stock units (based on the Maximum target level being achieved) were awarded to 122 award recipients. The exercise price of the options granted on January 7, 2010 is $17.16 per share, being the average of the high and low stock prices on the relevant grant date. The options under the CSOP were granted on January 8, 2010 following HMRC’s approval of the CSOP, and the exercise price of those options was $17.12 per share being the average of the high and low stock prices on the grant date. Upon the occurrence of an “acceleration event”, all outstanding options and restricted stock units under the 2010 LTIP do not automatically vest, but can be vested at the discretion of the compensation committee of our board of directors. A summary of the grants made to the named executive officers is included in the section entitled “Grants of Plan-Based Awards”.

2011 LTIP

On January 28, 2011, our compensation committee approved the Company’s 2011 LTIP, which includes the award of stock options and performance shares or restricted stock units, or option and performance share equivalent interests, to senior employees of the Company and its subsidiaries. The performance shares, restricted stock units and performance share equivalent interests are designed to incentivize senior managers to meet stringent business performance targets over a three-year period in order to drive long-term stockholder value.

Overall Structure

The 2011 LTIP is comprised of (1) option or option equivalent awards to senior employees that vest based solely on time in five equal annual installments, beginning January 1, 2012, and (2) performance share, restricted stock unit or performance share equivalent awards to senior employees with cliff vesting after three years that are linked to the achievement of performance criteria over the three-year period (January 1, 2011 to December 31, 2013), in each case, subject to continued employment with the Company to the vesting date. For details about the performance conditions, see the section titled “Compensation Discussion and Analysis”. The 2011 LTIP also provides for an options grant to a group of senior managers approved by the chief executive officer.

Under the 2011 LTIP, options with a face value of 100% of the recipient’s base annual salary (200% in the case of the chief executive officer) were granted to, or option equivalent awards (similarly calculated) were acquired by, eligible senior employees, including all of the Company’s named executive officers.

Also under the 2011 LTIP, performance shares or restricted stock units with a face value of 150% of the recipient’s annual base salary (75% in the case of a second tier of senior employees that does not include named executive officers; 300% in the case of the chief executive officer) were granted to, or performance share equivalent awards (similarly calculated) were acquired by, eligible senior employees, including all of the Company’s named executive officers.

The options and option equivalent awards will have a ten-year term. The vesting of the options and option equivalent awards will accelerate in the event that there is a change in control of the Company and the individual is terminated for good reason or without cause within 12 months of the change of control event. If vesting of options issued under the Company Stock Option Plan (the “CSOP”) is accelerated, the options subject to accelerated vesting may in certain circumstances cease to qualify for the favorable tax treatment otherwise applicable to CSOP options (unless accelerated vesting is for certain specific good leaver reasons) and the tax treatment will be that applicable to options granted otherwise under the 2011 LTIP.

Award Date

The options, performance shares and restricted stock units were granted, and the option equivalent and performance share equivalent interests were acquired, on January 28, 2011. The average of the high and low market price of the Company’s common stock on the Nasdaq Global Market on the date of award, which the Company uses for calculating award levels, was $25.31 on that date. Additional awards under the 2011 LTIP may be made to additional eligible employees during the 2011 fiscal year.

Performance Criteria for the Performance Shares, Restricted Stock Units and Performance Share Equivalent Interests

The performance criteria for the performance shares, restricted stock units and performance share equivalent awards are as follows: (i) 50% based on achievement of a cumulative simple cash flow (“SCF”) target in respect of the period from January 1, 2011 through December 31, 2013, being operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges, less fixed asset additions on an accrual basis (excluding additions in respect of amounts accrued under the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification) and (ii) 50% based on total shareholder value (“TSV”) performance in respect of the period from January 1, 2011 through December 31, 2013 relative to a pre-determined performance comparator group. For certain senior executives, vesting of any SCF-based award with grant date face value of greater than 50% of the recipient’s annual base salary also requires top quartile TSV performance. Further, if TSV growth is negative, the number of restricted stock units or performance share equivalents, vesting based on TSV performance (except in respect of the SCF-based award) will be reduced by half from the percentage otherwise applicable.

The performance criteria include minimum and maximum performance levels. The award documents establish a minimum level for each performance condition below which no shares will vest and a maximum level of performance at which all of the awards will vest. If the performance is below the minimum level, the awards subject to such performance condition will lapse.

Equivalent payments for the restricted stock units, performance shares or performance share equivalents may be made in cash rather than common stock at the Committee’s discretion.

If the award recipient’s employment terminates prior to the payment date, the awards will be forfeited. The vesting of these awards will not accelerate in the event of a change in control of the Company.

Joint Share Ownership Plan

Pursuant to its authority under the Virgin Media Inc. 2010 Stock Incentive Plan, the compensation committee approved the adoption of a Joint Stock Ownership Plan (the “JSOP”) as a sub-plan of the Stock Incentive Plan for its executive officers and other key employees of the Company in the U.K. For a description of the plan, please see “Summary of Incentive Compensation Plans—Stock Incentive Plans—JSOP” on page 57. The JSOP is a voluntary arrangement under the 2011 LTIP. Under the Company’s JSOP, option-equivalent and performance share equivalent interests are acquired by participants in the form of shares owned jointly by the participant and a Delaware grantor trust established by the Company. Vesting of the JSOP and supplementary awards is subject to the same performance targets as the 2011 LTIP. The trustee will return to the Company any shares underlying awards that do not vest, and will repay dividends on the shares in the trust to the Company until the awards are exercised. The trustee will vote shares in the trust in proportion to the votes of other stockholders of the Company until the awards vest.

Stock Incentive Plans

All stock-based awards granted under our LTIPs and individual employment agreements are issued, as a legal matter, under our stock incentive plans as described below, which have been approved by our stockholders. Awards under the Virgin Media Sharesave Plan are issued under that plan which was separately approved by our stockholders. New issuances are being made under the Virgin Media Inc. 2010 Stock Incentive Plan, except that our common stock continues to be issued under the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan and the Virgin Media Inc. 2004 Stock Incentive Plan on exercise of outstanding options.

Virgin Media Inc. 2010 Stock Incentive Plan

The Virgin Media Inc. 2010 Stock Incentive Plan was approved by our stockholders on June 9, 2010. Although shares of common stock in respect of outstanding awards are still issued under the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan and the Virgin Media Inc. 2004 Stock Incentive Plan.

Individuals eligible to receive awards under the Virgin Media Inc. 2010 Stock Incentive Plan include our employees, officers, directors, non-employee directors and independent contractors. The term of an incentive stock option may not exceed 10 years from the date of grant and the term of a nonqualified stock option may not exceed 11 years from the date of grant.

The 2010 Stock Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, performance shares and share awards. The aggregate number of shares of the Company’s common stock that may be issued under the Virgin Media Inc. 2010 Stock Incentive Plan is 11,000,000 (plus shares remaining or forfeited under our 2006 Stock Incentive Plan). An individual may not be granted awards in respect of more than 4,000,000 shares of the Company’s common stock in any fiscal year. The Virgin Media Inc. 2010 Stock Incentive Plan is designed so that option grants are able to comply with the requirements for “performance-based” compensation under Section 162(m) of the U.S. Internal Revenue Code and the conditions of exemption from the short-swing profit recovery rules of Rule 16b-3 under the Exchange Act.

The compensation committee of our board of directors administers the Virgin Media Inc. 2010 Stock Incentive Plan and generally has the right to grant awards to eligible individuals and to determine the terms and conditions of such awards. All option grants made pursuant to the Virgin Media Inc. 2010 Stock Incentive Plan are evidenced by an option notice which states the terms and conditions of the option grant as determined by the compensation committee.

Performance awards under the 2010 Stock Incentive Plan, other than options, are subject to performance objectives during a specified period of time as designated by the compensation committee of our board of directors, including (among others): (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (ii) net income, (iii) operating income, (iv) earnings per share, (v) book value per share, (vi) return on shareholder’s equity, (vii) expense management, (viii) return on investment, (ix) improvement in capital structure, (x) profitability of an identifiable business unit or product, (xi) maintenance or improvement of product margins, (xii) stock price, (xiii) market share, (xiv) revenue or sales, (xv) costs, (xvi) cash flow, (xvii) working capital or capital expenditures, (xviii) return on assets, (xix) total shareholder return or (xx) any combination of the foregoing.

Our compensation committee may, in its discretion, apply such performance objectives also to options granted under the 2010 Stock Incentive Plan. Performance objectives may be in respect of performance of the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance or to the performance of one or more other entities or objective indices or benchmarks) and may be expressed in terms of a progression within a specific range.

The compensation committee may determine at the time of grant or at any time thereafter that options that are not exercisable will become exercisable, outstanding restricted stock units will vest and restrictions on outstanding awards of restricted stock will lapse upon the occurrence of an “acceleration event”. An acceleration event generally means:

•	the acquisition of 30% or more of our voting capital stock, excluding stock purchases directly from us;

•	the replacement of a majority of our board of directors or their approved successors;

•	the consummation of a merger or consolidation of us or one of our subsidiaries with another entity, other than:

•	a transaction in which our stockholders continue to hold 50% or more of the voting power of the successor;

•	various recapitalizations; or

•	stockholder approval of our liquidation or dissolution.

Under the terms of the 2010 Stock Incentive Plan, in the event of a transaction affecting our capitalization, the compensation committee of our board of directors is required proportionately to adjust the number of shares available for, and subject to, outstanding awards and the number of shares covered by outstanding options and the exercise price of these options so as to, in the committee’s judgment and sole discretion, prevent the diminution or enlargement of the benefits intended by the plan. Upon any other extraordinary corporate transaction, the committee may adjust equitably outstanding awards as it deems appropriate. The compensation committee’s decision as to whether or not to make adjustments and which adjustments should be made are final, binding and conclusive.

Company Share Option Plan

Pursuant to its authority under the Virgin Media Inc. 2010 Stock Incentive Plan, the compensation committee approved the adoption of a Company Share Option Plan (the “CSOP”) as a sub-plan of the Virgin Media Inc. Stock Incentive Plan for its employees in the U.K. The CSOP is a U.K. tax-qualified plan that has been approved by the U.K. tax authority, HMRC. Subject to compliance with the U.K. restrictions applicable to

CSOPs, exercise of CSOP options is exempt from U.K. income tax and national insurance. These restrictions include, among others, the requirements that each participant may only hold CSOP options with a face value, at the date of grant, of up to £30,000 and to qualify for tax treatment as CSOP options, the options must be held for three years after the date of grant before being exercised.

JSOP

Pursuant to its authority under the Virgin Media Inc. 2010 Stock Incentive Plan, the compensation committee approved the adoption of a JSOP as a sub-plan of the Stock Incentive Plan for its executive officers and other key employees of the Company in the U.K. Under the Company’s JSOP, option-equivalent and performance share equivalent interests are acquired by participants in the form of shares owned jointly by the participant and a Delaware grantor trust established by the Company. The participant is required to pay the Company an amount for the interest that is intended to be equivalent to its fair market value for U.K. tax purposes, taking into account the structure of the interest, its contingent nature and other relevant factors. Participants are also issued supplementary awards that, together with the option equivalent and performance share equivalent interests under the JSOP, provide aggregate equivalent value to traditional options and performance shares. Because participants purchase their interest in the shares at the time of the initial award, growth in the value of the Company’s common stock above a certain threshold will be taxed as capital gains rather than as income.

The JSOP is a voluntary arrangement under the 2011 LTIP.

Vesting of the JSOP and supplementary awards is subject to the same performance targets as the 2011 LTIP. The trustee will return to the Company any shares underlying awards that do not vest, and will repay dividends on the shares in the trust to the Company until the awards are exercised. The trustee will vote shares in the trust in proportion to the votes of other stockholders of the Company until the awards vest.

Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan

The Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan (formerly known as the NTL Incorporated 2004 Stock Incentive Plan) was adopted by the compensation committee of the board of directors on March 15, 2004 and approved by its stockholders on May 6, 2004. As noted above, we are not making new awards under this plan. As at March 31, 2011, there were 1,231,562 options outstanding. The Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units and share awards. The compensation committee of our board of directors administers the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan and generally has the right to grant awards to eligible individuals and to determine the terms and conditions of such awards. Individuals eligible to receive awards under the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan include our employees, officers, directors, non-employee directors and independent contractors. Unless otherwise set forth in an employee’s, director’s or independent contractor’s respective award agreement, upon the occurrence of an “acceleration event”, all outstanding options will become immediately exercisable in full, outstanding restricted stock units will vest and restrictions on outstanding awards of restricted stock will lapse. The definition of an acceleration event is similar to the definition of such term under the 2010 Stock Incentive Plan.

Virgin Media Inc. 2004 Stock Incentive Plan

The Virgin Media Inc. 2004 Stock Incentive Plan (formerly known as the Telewest Global, Inc. 2004 Stock Incentive Plan) was adopted by Telewest’s board of directors on June 2, 2004 and approved by its stockholders on July 5, 2004. As noted above, we are not making new awards under this plan. As at March 31, 2011, there were 647,323 options outstanding. The Virgin Media Inc. 2004 Stock Incentive Plan provided for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units and share awards. The compensation committee of our board of directors administers the 2004 Stock Incentive Plan and generally has the right to grant options or make awards to eligible individuals, to determine the terms and conditions of all grants and awards, include vesting schedules and exercise price (where appropriate), and to amend, suspend or terminate the 2004 Stock Incentive Plan at any time. Persons eligible to receive grants or awards under the 2004 Stock Incentive Plan include employees, directors and independent contractors of the Company and its divisions and subsidiary and parent corporations and other affiliates. Unless otherwise set forth in an employee’s, director’s or independent contractor’s respective award agreement, all outstanding options or restricted stock or restricted stock units become immediately exercisable, lose all restrictions or become fully vested upon the occurrence of an “acceleration event.” The definition of an acceleration event is similar to the definition of such term under the 2010 Stock Incentive Plan.

Virgin Media Sharesave Plan

The Virgin Media Sharesave Plan (which we refer to as the Sharesave Plan and is similar to an employee share purchase plan in the U.S.) was adopted by our board of directors on February 21, 2008 following approval by our stockholders on May 16, 2007. The Sharesave Plan enables eligible employees to receive options, referred to as sharesave options, to purchase shares of the Company’s common stock at a discount using savings deposited from the employee’s payroll monthly into a savings account. The Sharesave Plan is a broadly based stock option arrangement, which means that when we choose to operate the Sharesave Plan, all eligible employees have to be invited to participate. The Sharesave Plan has been approved by HMRC under Schedule 3 of the Income Tax (Earnings and Pensions) Act 2003. Eligibility under the Sharesave Plan extends to our employees who are U.K. tax residents. However, other groups of employees may be invited to participate in the future in additional schemes which may be launched annually. An aggregate of 10.0 million shares is available for issuance pursuant to the Sharesave Plan.

Our board of directors has adopted the plan rules on the basis that they may make such amendments as are considered necessary or desirable in relation to the operation of the Sharesave Plan. The Sharesave Plan is administered by our compensation committee. The compensation committee has the general authority to exercise all powers necessary or advisable to administer the Sharesave Plan (subject to (i) the approval of HMRC where such approval is required and (ii) what is permitted under the plan rules). All decisions made by the committee are final, binding and conclusive. Upon any capitalization event, the number of shares that are subject to an option and/or the exercise price thereof may be adjusted subject to prior HMRC approval, in such manner as the compensation committee confirms to be fair and reasonable.

Under the terms of the Sharesave Plan, participants enter into savings contracts under which they agree to have amounts deducted from their net salary each month. These sums are held within special savings accounts that are operated by an appointed independent savings carrier. Our appointed carrier is the Yorkshire Building Society. A participant’s option can only be exercised to the extent possible using the proceeds of his or her savings account plus interest. The monthly statutory maximum and minimum limits on the amount that a participant can save under savings contracts, as determined by HMRC, are currently £250 per month and £5 per month, respectively. Within these limits, the compensation committee can specify a different maximum amount. It was determined by the compensation committee on March 2, 2010, that for the 2010 Sharesave Plan, the monthly savings cap be increased from £100 to £250. The 2011 Sharesave Plan has a monthly savings cap of £250.

The compensation committee can generally determine the exercise price of options granted under the Sharesave Plan. However, the exercise price of options granted under the plan cannot be less than 80% of the fair market value of a share of common stock at the time invitations are issued. Individuals can be invited to take out savings contracts that last for three, five or seven years. Under a three or five year contract, savings are made for three and five years, respectively. Under a seven year contract, savings are made for five years but are left within the special savings account for a further two years. At the end of the savings contract, participants receive interest in the form of a tax-free bonus. For 2011, Virgin Media operates a three year savings contract.

A sharesave option can only be exercised using the proceeds of the participant’s savings contract. This will be the combination of his or her savings and any interest thereon or the tax-free bonus payable to him or her. A participant is free to withdraw his or her savings at any point; however, if he or she does so, his or her corresponding sharesave option will lapse. The exercise price of the sharesave option is in pounds sterling and the shares subject to an option will be such number as can be bought at the exercise date at the pre-established exercise price.

A participant may exercise his or her sharesave options during the period of six months from the maturity of his or her savings contract. Following maturity, if the participant does not want to exercise his or her options, which are generally not transferable, he or she can instead take his or her savings and tax-free bonus and allow his or her options to lapse. On leaving the Company, depending on whether their reason for leaving is voluntary or involuntary, a participant can continue saving up to the end of the savings contract and receive a tax-free bonus, or close the account and have all their savings returned, plus any interest, as long as they have made twelve monthly payments and saved for a minimum of a year. If they leave involuntarily, they can also carry on saving for up to six months and at any time during the six months, they can choose to use the savings plus any interest to buy shares at the pre-established exercise price. Any shares underlying the lapsed options can then be re-allocated under the Sharesave Plan.

The Company intends to grant options under the Sharesave Plan on an annual basis. The first grant of options under the Sharesave Plan occurred in May 2008 and employees were offered the opportunity to save up to £100 per month over a three-year savings contract period, beginning July 1, 2008. The 2010 grant attracted 2,713 employees being granted 689,280 options representing a take up rate of 22.07%. The option exercise price was £11.10 based on a 20% discount of the mid-market share price of £13.8634 on the grant date (using an exchange rate of $1.5559 per £1.00). As at March 31, 2011, 6,833,279 options were available for future grants under the Sharesave Plan.

The 2008 Sharesave Plan is due to mature on July 1, 2011.

Equity Compensation Plan Information

The following table includes information in respect of our equity compensation plans and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees as of December 31, 2010. The following table excludes 687,500 unvested shares of restricted stock that have already been issued.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Stock Incentive Plans(1):			16,488,886
Options	15,533,479	$15.94
Restricted Stock Units	5,179,541	—
Unrestricted Stock Awards	—	—
Restricted Stock Grants	—	—
Sharesave Plan Options(2)	3,155,571	$11.32	6,784,234
Equity compensation plans not approved by security holders	—	—	—

Total	23,868,501	$15.16	23,273,120

(1)	Represents shares of our common stock issuable pursuant to stock options, restricted stock units and unrestricted stock awards outstanding under (i) the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan, (ii) the Virgin Media Inc. 2004 Stock Incentive Plan and (iii) the Virgin Media Inc. 2010 Stock Incentive Plan. New grants are no longer issued under (i) and (ii).
(2)	Represents shares of our common stock issuable pursuant to the Virgin Media Sharesave Plan. Under the 2008 grant, the exercise price was £4.92 per option and under the 2009 grant, the exercise price was £5.83 per option and under the 2011 grant the exercise price was £11.10 per option.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of plan-based awards we have made to each of our named executive officers during 2010. Many of the equity awards are subject to performance conditions in whole or in part and consequently may not actually be received by the named executive officer. The performance conditions are described in greater detail under the section entitled “Compensation Discussion and Analysis”.

All amounts in this table that originated in pounds sterling have been translated into U.S. dollars at a rate of $1.5464 per £1.00. As of April 22, 2011, the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.6517 per £1.00.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($) (l)
Name (a)	Grant Date (b)		Board or CC Approval Date	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James F. Mooney	— NA	(4)	—	— 0	— 400,000	— 800,000	— —	— —	— —	— —	— —	— —	— —	— —
Neil A. Berkett(5)	04/26/2010 04/26/2010 04/26/2010 NA	(6)	04/25/2010 04/25/2010 04/25/2010	— — — 0	— — — 1,005,160	— — — 3,015,480	8,983 11,229 — —	26,949 134,743 — —	26,949 134,743 — —	— —	— — 107,795 —	— — 18.65 —	18.52 18.52 18.52 —	502,449 1,789,080 986,578 —
Eamonn O’Hare(7)	01/07/2010 01/07/2010 01/08/2010 NA	(8)	01/07/2010 01/07/2010 01/08/2010	— — — 0	— — — 757,736	— — — 2,273,208	5,687 — — —	68,245 — — —	68,245 — — —	— — — —	— 42,711 2,808 —	— 17.16 17.12 —	17.00 17.00 17.04 —	934,019 365,074 23,635 —
Bryan H. Hall(9)	01/07/2010 01/07/2010 01/08/2010 NA	(10)	01/07/2010 01/07/2010 01/08/2010	— — — 0	— — — 434,925	— — — 1,304,775	4,352 — — —	52,228 — — —	52,228 — — —	— — —	— 32,033 2,808 —	— 17.16 17.12 —	17.00 17.00 17.04 —	714,806 273,876 23,635 —
Andrew M. Barron(11)	01/07/2010 01/07/2010 01/08/2010 NA	(12)	01/07/2010 01/07/2010 01/08/2010	— — — 0	— — — 463,920	— — — 1,391,760	3,850 — — —	45,961 — — —	45,961 — — —	— — —	— 27,855 2,808 —	— 17.16 17.12 —	17.00 17.00 17.04 —	629,034 238,195 23,635 —

(1)	The amounts included in column (c), (d) and (e) for all named executive officers reflect the minimum, target and maximum payment levels, respectively, under the 2010 Bonus Plan, including the personal performance multiplier. Actual bonus amounts for the named executive officers are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.
(2)	The amounts included in column (f), (g) and (h) reflect the minimum, target and maximum payment levels respectively of equity awards granted pursuant to the individual’s employment agreement and the 2010 LTIP. More detailed descriptions of the terms of our employment agreements with each of our named executive officers can be found in the section entitled “Summary Compensation Table—Summary of Non-Equity Compensation Terms of Employment Agreements”. A more detailed description of the 2010 LTIP can be found in the section entitled “Summary Compensation Table—Description of Incentive Compensation Plans—Long-term Incentive Plans (LTIPs)”.
(3)	The grant date fair value of the restricted stock units granted pursuant to the 2010 LTIP included in the table above has been calculated based on the assumption that the on-target level of 100% performance will be achieved. These amounts do not necessarily reflect the current market value of these awards. In addition, FASB ASC Topic 718 establishes the grant date fair value for performance-based awards as the date the key terms and conditions are known.
(4)	Mr. Mooney is entitled to a bonus equal to 0% – 200% (100% on target) of an assumed base salary of $400,000 for On-target performance. Under the 2010 Bonus Plan, Mr. Mooney was paid $355,600 in March 2011. This amount is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. As of January 1, 2001, Mr. Mooney is not eligible for a bonus under any future plans.
(5)

On April 26, 2010, Mr. Berkett was granted the following stock awards: (i) 134,742 performance-based restricted stock units vesting in 2013 with a per share grant date fair value of $13.28 and (ii) 26,949 performance-based restricted stock units with a vesting date of March 4, 2011 and a per share grant date fair value of $18.64. The performance conditions with respect to grant (i) are the same as the

2010-2012 LTIP for top tier executives. Grant (ii) is subject to the achievement of performance objectives for 2010. With respect to grant (ii), in March 2011, the compensation committee approved the vesting of 33 1/3% (or 8,983 shares) because the required performance condition had been achieved. 17,966 shares, which did not vest because the associated performance conditions were not achieved, were forfeited. On April 26, 2010, Mr. Berkett was granted 107,795 options, each with an exercise price of $18.65 and a per option grant date fair value of $9.15, vesting in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP.

(6)	Mr. Berkett is entitled to a bonus equal to 0% - 200% (100% on target) of his base salary (subject to a multiplier of up to 1.5 times under the 2010 Bonus Plan to reflect the achievement of personal performance targets). Under the 2010 Bonus Plan, Mr. Berkett was paid $1,116,985 in March 2011. This amount is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.
(7)	On January 7, 2010, Mr. O’Hare was granted 68,245 performance-based restricted stock units vesting in 2013 and a per share grant date fair value of $13.69 pursuant to the 2010 LTIP. For the purposes of the restricted stock unit award based on the 2010 LTIP simple cash flow target, if the Minimum level is achieved, 5,687 shares of restricted stock will vest; and if the Maximum level is achieved, 68,245 shares of restricted stock will vest. Below the Minimum level, no shares of restricted stock will vest. On January 7, 2010, Mr. O’Hare was granted 42,711 options, each with an exercise price of $17.16 (being the mid-market price of our common stock on the grant date) and a per option grant date fair value of $8.55. On January 8, 2010, Mr. O’Hare was granted 2,808 options, each with an exercise price of $17.12 (being the mid-market price of our common stock on the grant date) and a per option grant date fair value of $8.42 pursuant to the Company’s CSOP. Taken together, these two grants vest in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP.
(8)	Mr. O’Hare is entitled to a bonus equal to 0% - 200% (100% on target) of his base salary (subject to a multiplier of up to 1.5 times under the 2010 Bonus Plan to reflect the achievement of personal performance targets). Under the 2010 Bonus Plan, Mr. O’Hare was paid $842,035 in March 2010. This amount is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.
(9)	On January 7, 2010, Mr. Hall was granted 52,228 performance-based restricted stock units with a per share grant date fair value of $13.69 pursuant to the 2010 LTIP. This grant was subsequently forfeited when Mr. Hall left the Company on January 1, 2011. The following two grants of options were made to Mr. Hall, both of which grants when taken together vest in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP: (i) on January 7, 2010, 32,033 options, each with an exercise price of $17.16 (being the mid-market price of our common stock on the grant date) and a per option grant date fair value of $8.55 and (ii) on January 8, 2010, 2,808 options, each with an exercise price of $17.12 (being the mid-market price of our common stock on the grant date) and a per option grant date fair value of $8.42. With respect to grant (i), 6,964 options vested, with the remainder being forfeited when Mr. Hall left the Company on January 1, 2011. Grant (ii) was forfeited in its entirety when Mr. Hall left the Company.
(10)	Mr. Hall was entitled to a bonus equal to 0% - 150% (75% on-target) of his base salary (subject to a multiplier of up to 1.5 times under the 2010 Bonus Plan to reflect the achievement of personal performance targets). Under the 2010 Bonus Plan, Mr. Hall was paid $493,874 in March 2011. Pursuant to the Company’s exchange rate policy, Mr. Hall’s bonus under the Company’s 2010 Bonus Plan was paid in U.S. dollars at a fixed exchange rate of $1.6019 per £1.00 in March 2011. Included in the figure disclosed is the amount of $7,734, representing the effective loss incurred by Mr. Hall as a result of the difference between the fixed exchange rate and the spot exchange rate on the payment date. This amount is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.
(11)	On January 7, 2010, Mr. Barron was granted 45,961 performance-based restricted stock units with a grant date fair value of $13.69 per share pursuant to the 2010 LTIP. For the purposes of this restricted stock unit award based on the 2010 LTIP simple cash flow target, if the Minimum level is achieved, 3,850 shares of restricted stock will vest; and if the Maximum level is achieved, 45,961 shares of restricted stock will vest. Below the Minimum level, no shares of restricted stock will vest. On January 7, 2010, Mr. Barron was granted 27,855 options, each with an exercise price of $17.16 (being the mid-market price of our common stock on the grant date) and a grant date fair value of $8.55. On January 8, 2010, Mr. Barron was granted 2,808 options, each with an exercise price of $17.12 and a per option grant date fair value of $8.42 pursuant to the Company’s CSOP. Taken together, these two grants vest in five equal installments on each of January 1, 2011, 2012, 2013, 2014 and 2015 pursuant to the 2010 LTIP.
(12)	Mr. Barron is entitled to a bonus equal to 0% - 150% (75% on-target) of his base salary (subject to a multiplier of up to 1.5 times under the 2010 Bonus Plan to reflect the achievement of personal performance targets). Under the 2010 Bonus Plan, Mr. Barron was paid $515,531 in March 2010. This amount is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the equity awards we have made to each of our named executive officers which are outstanding at December 31, 2010. In addition to the performance and other conditions specified, vesting, unless accelerated, is subject to continued employment by the Company. Messrs. O’Hare and Barron qualified as named executive officers in 2009.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
James F. Mooney(2)	270,898	—		6.00	03/27/2013			250,000	6,810,000
Neil A. Berkett(3)	500,000 41,284 35,916 160,000 57,114 500,000 — —	— 10,321 23,944 40,000 85,671 300,000 105,309 2,486		25.18 24.74 24.36 22.49 12.51 13.72 18.65 18.65	09/25/2015 07/05/2016 05/15/2017 09/13/2017 04/13/2018 05/06/2018 04/25/2020 04/25/2020			436,356	11,886,337
Eamonn O’Hare(4)	78,000 — —	45,604 42,711 2,808	312,000	12.86 17.16 17.12	09/15/2019 06/01/2020 07/01/2020			269,454	7,339,927
Bryan H. Hall(5)	150,000 32,262 29,140 150,000 27,042 34.226 200,000 17,718 100,000 — —	— — 7,285 — 18,028 51,339 — 70,872 — 32,033 2,808		23.64 25.54 24.74 24.83 24.36 12.51 11.16 8.73 12.79 17.16 17.12	05/27/2014 04/27/2015 07/05/2016 12/07/2016 05/15/2017 04/13/2018 08/03/2018 06/11/2019 09/14/2019 06/01/2020 07/01/2020			139,773	3,807,417
Andrew M. Barron(6)	120,000 34,268 15,591 — —	180,000 51,402 62,364 27,855 2,808		13.55 12.51 8.73 17.16 17.12	03/16/2018 04/13/2018 06/11/2019 06/01/2020 07/01/2020			204,332	5,566,004

(1)	The values shown in columns (h) and (j) are based on the closing price of the Company’s stock as at December 31, 2010 of $27.24 per share.
(2)	Mr. Mooney has:

•

250,000 performance-based shares of restricted stock: (i) 125,000 shares with a vesting date of May 15, 2011 and subject to the achievement of a simple cash flow target for 2010; and (ii) 125,000 shares with a vesting date of May 15, 2011 and subject to the achievement of qualitative performance objectives for 2010.

•	270,898 stock options which vested in equal installments on each of March 31, 2003 through 2007.
(3)	Mr. Berkett has:

•	187,500 performance-based shares of restricted stock with a vesting date of March 12, 2012, subject to the achievement of the three-year simple cash flow target for the 2009 LTIP.

•

248,856 performance-based restricted stock units: (i) 87,164 units granted under the Company’s 2008 LTIP which vest in early 2011, (ii) 26,949 units granted under the Company’s 2010 LTIP which vest in early 2011, and (iii) 134,743 units granted under the Company’s 2010 LTIP which vest early in 2013.

•	500,000 stock options which vested in equal installments on each of September 26, 2006, 2007, 2008, 2009 and 2010;

•	41,284 stock options which vested in equal installments on each of January 1, 2007, 2008, 2009 and 2010;

•	10,321 stock options which vest on each of January 1, 2011;

•	35,916 stock options which vested in equal installments on each of January 1, 2008, 2009 and 2010;

•	23,944 stock options which vest in equal installments on each of January 1, 2011 and 2012;

•	160,000 stock options which vested as to 100,000 options on September 14, 2007 and 20,000 options on each of September 10, 2008, 2009 and 2010;

•	40,000 stock options which vest in equal installments on each of September 14, 2011 and 2012;

•	57,114 stock options which vested in equal installments on each of January 1, 2009 and 2010;

•	85,671 stock options which vest in equal installments on each of January 1, 2011, 2012 and 2013;

•	200,000 stock options which vested in equal installments on each of May 7, 2009 and 2010;

•	300,000 stock options which vest in equal installments on each of May 7, 2011, 2013 and 2013;

•	300,000 stock options which vested on August 12, 2010;

•	105,309 stock options which as to 21,559 options on each of January 1, 2011 and 2012; 19,073 options January 1, 2013; and 21,559 options on each of January 1, 2014 and 2015; and

•	2,486 CSOP stock options which vest on January 1, 2013.
(4)	Mr. O’Hare has:

•	100,000 time-based shares of restricted stock which vest in equal installments on each of September 16, 2011 and 2012;

•	75,000 performance-based shares of restricted stock which vest on November 2, 2012, subject to the achievement of the three-year simple cash flow target for the 2009 LTIP;

•

94,454 performance-based restricted stock units: (i) 26,209 units granted under the Company’s 2009 LTIP which vest in early 2012, and (ii) 68,245 units granted under the Company’s 2010 LTIP which vest early in 2013.

•

312,000 stock options which vest as to 104,000 options on March 2, 2012, 78,000 options on each of March 02, 2013 and 2014, and 52,000 options on November 2, 2014, subject to the achievement of annual qualitative performance objectives.

•	42,711 stock options which vest at to 9,099 options on each of January 1, 2011 and, 2012; 6,315 options on January 1, 2013; and 9,099 options on each of January 1 2014 and 2014; and

•	2,808 CSOP options which vest on January 1, 2013.
(5)	Mr. Hall has:

•

139,773 performance-based restricted stock units: (i) 52,234 units granted under the Company’s 2008 LTIP which vested in early March 2011; (ii) 35,311 units granted under the Company’s 2009 LTIP, of which, up to two thirds may vest in early 2012 in accordance with Mr. Hall’s severance arrangements; and (iii) 52,228 units granted under the Company’s 2010 LTIP which vest in early 2013, all of which have subsequently been forfeited following his departure from the Company.

•	150,000 stock options which vested in equal installments on each of June 15, 2006, 2007 and 2008;

•	32,262 stock options which vested in equal installments on each of January 1, 2006, 2007, 2008, 2009 and 2010;

•	29,140 stock options which vested in equal installments on each of January 1, 2007, 2008, 2009 and 2010;

•	7,285 stock options which vested on January 1, 2011;

•	150,000 stock options which vested in equal installments on each of March 15, 2007, 2008 and 2009;

•	27,042 stock options which vested in equal installments on each of January 1, 2008, 2009 and 2010;

•	18,028 stock options which vest in equal installments on each of January 1, 2011 and 2012;

•	34,226 stock options which vested in equal installments on each of January 1, 2009 and 2010;

•	51,339 stock options which vest in equal installments on each of January 1, 2011, 2012 and 2013;

•	200,000 stock options which vested as to 100,000 options on June 30, 2009 and as to 100,000 options on December 31, 2009;

•	17,718 stock options which vested on January 1, 2010;

•	70,872 stock options which vest in equal installments on each of January 1, 2011, 2012, 2013 and 2014;

•	100,000 stock options which vested on December 31, 2010;

•	32,033 stock options which vest at to 6,964 options on each of January 1, 2011 and, 2012; 4,177 options on January 1, 2013; and 6,964 options on each of January 1 2014 and 2014; and

•	2,808 CSOP options which vest on January 1, 2013.
(6)	Mr. Barron has:

•	75,000 performance-based shares of restricted stock which vest on March 1, 2011, subject to the achievement of performance objectives;

•

129,332 performance-based restricted stock units: (i) 52,298 units granted under the Company’s 2008 LTIP which vest in early March 2011; (ii) 31,073 units granted under the Company’s 2009 LTIP which vest in early 2012; and (iii) 45,961 units granted under the Company’s 2010 LTIP which vest in early 2013.

•	120,000 stock options which vested in equal installments on each of March 17, 2009 and 2010;

•	180,000 stock options which will in equal installments on each of March 17, 2011, 2012 and 2013;

•	34,268 stock options which vested in equal installments on each of January 1, 2009 and 2010;

•	51,402 stock options which vest in equal installments on each of January 1, 2011, 2012 and 2013; and

•	15,591 stock options which vested on January 1, 2010;

•	62,364 stock options which vest in equal installments on each of January 1, 2011, 2012, 2013 and 2014.

•	27,855 stock options which vest at to 6,128 options on each of January 1, 2011 and, 2012; 3,343 options on January 1, 2013; and 6,128 options on each of January 1 2014 and 2015; and

•	2,808 CSOP options which vest on January 1, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes, for each of the named executive officers listed, (1) stock option exercises during 2010, including the number of shares acquired on exercise and the value realized, and (2) vestings of restricted stock and restricted stock units that occurred during 2010, including the number of shares acquired on vesting and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James F. Mooney(1)	—	—	321,250	5,914,013
Neil A. Berkett(2)	—	—	8,624	143,848
	—	—	183,750	3,173,383
Eamonn O’Hare(3)	11,401	195,755	105,000	2,276,400
Bryan H. Hall(4)	—	—	6,494	108,320
Andrew M. Barron	—	—	—	—

(1)	Mr. Mooney acquired 371,250 shares on the vesting of restricted stock on May 17, 2010 with a mid-market share price of $15.93 each.
(2)	Mr. Berkett acquired 8,624 shares on the vesting of 2008 LTIP restricted stock units on March 1, 2010 with a mid-market share price of $16.68 each; and 183,750 shares on the vesting of a restricted stock grant on March 12, 2010 with a mid-market share price of $17.27 each.
(3)	Mr. O’Hare acquired 11,401 shares on the exercise of stock options on March 31, 2010 with a mid-market share price of $17.17 each; and 105,000 shares on the vesting of a restricted stock grant on September 16, 2010 with a mid-market share price of $21.68 each.
(4)	Mr. Hall acquired 6,494 shares on the vesting of 2008 LTIP restricted stock units on March 1, 2010 with a mid-market share price of $16.68 each.

These shares were issued under the Company’s 2006 stock incentive plan (which has since been replaced by the 2010 Virgin Media Stock Incentive Plan) which uses the mid-market price of the common stock on the vesting date to calculate the value realized.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Severance and Change in Control Benefits Provided Pursuant to Employment Agreements

James F. Mooney

Under his employment agreement, we are obligated to provide Mr. Mooney with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•

Termination by us without cause (including after a change of control) or upon a majority vote of the board of directors prior to April 30, 2010 to terminate his employment on that date: Earned but unpaid base salary and an amount equal to such reasonable and necessary business expenses incurred by Mr. Mooney prior to the termination date; and, upon the execution of a general release of claims in favor of us: (a) base salary for the shorter of (i) the remainder of the employment term or (ii) one year; (b) annual bonuses to which Mr. Mooney would have been entitled had he remained employed through to December 31, 2010, and (c) vesting of restricted stock (which, in the case of restricted stock which vests based on cash flow goals, subject to the attainment of those goals in the relevant period).

•

Termination for death or disability, cause, or by mutual agreement of the parties: Earned but unpaid base salary and an amount equal to such reasonable and necessary business expenses incurred by Mr. Mooney prior to the termination date; and, in the case of death only, accelerated vesting of any shares of restricted stock granted to Mr. Mooney that have not at the time been forfeited pursuant to the terms thereof.

In addition, Mr. Mooney will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with us.

As at December 31, 2010, Mr. Mooney had 270,898 vested options and did not have any unvested options. Upon a termination without cause, Mr. Mooney would have three months from the termination date to exercise previously granted vested options. Upon a termination for cause, Mr. Mooney’s vested options would be forfeited. Upon death or disability, Mr. Mooney or his estate would have one year to exercise his vested options.

The following table sets forth the estimated aggregate amount of the payments discussed above assuming a termination or change in control date of December 31, 2010, the last business day in 2010, and a closing share price of $27.24 per share on December 31, 2010.

Benefit(1)	Termination without Cause/ Majority Board Vote ($)		Termination for Cause ($)	Disability/ By Mutual Agreement ($)	Death ($)		Change in Control/ Acceleration Event ($)
Severance Payment	1,650,000	(2)	—	—	—		1,650,000	(2)
Restricted Stock	—		—	—	6,810,000	(4)	6,810,000	(3)
Options	—		—	—	—		—

(1)	Mr. Mooney would be entitled to base salary, accrued and unpaid vacation, and contractual benefits to the termination date.
(2)	Mr. Mooney would be entitled to one year of his base salary of $1,250,000, as well as a 2010 annual bonus of $400,000 (assuming 100% achievement is satisfied in the following year). Amount shown does not include the 2010 annual bonus of $355,600 that had been earned and not yet paid on December 31, 2010.
(3)	Acceleration of shares of restricted stock is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. Mooney’s 250,000 restricted stock vesting.
(4)	Any shares of restricted stock granted to Mr. Mooney that have not at the time been forfeited pursuant to the terms thereof will vest upon death.

Neil A. Berkett

Under his employment agreement, we are obligated to provide Mr. Berkett with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•

Termination without cause: In addition to earned but unpaid salary and benefits and subject to the execution of a general release of claims in favor of us, a lump-sum severance payment equal to two times his annual base salary. No other termination payments will apply.

•	Termination for cause: Earned but unpaid salary and benefits.

Mr. Berkett will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with us.

If a change of control occurs, all of Mr. Berkett’s unvested stock options will become fully vested. If, within one year following the change of control, Mr. Berkett’s employment is terminated without cause, he will be entitled to a lump-sum payment equal to two times his base salary subject always to the execution of a general release in favor of us. No other termination payments will apply.

As at December 31, 2010, Mr. Berkett had 1,294,314 vested options and 567,731 unvested options. Upon a termination without cause, Mr. Berkett would have three months from the termination date to exercise his vested options. His unvested options would be forfeited. Upon a termination for cause, Mr. Berkett’s vested and unvested options would be forfeited. Upon death or disability, Mr. Berkett or his estate would have one year to exercise his vested options and his unvested options would be forfeited.

Upon cessation of employment for whatever reason or upon a change in control, Mr. Berkett’s unvested 248,856 restricted stock units and 187,500 unvested performance-based shares of restricted stock would be forfeited.

The following table sets forth the estimated aggregate amount of the payments discussed above assuming a termination or change in control date of December 31, 2010, the last business day in 2010, and a closing share price of $27.24 per share on December 31, 2010. All amounts in this table payable in pounds sterling have been translated into U.S. dollars at a rate of $1.5464 per £1.00.

Benefit(1)	Termination without Cause ($)		Termination for Cause ($)	Death or Disability ($)	Change in Control/ Acceleration Event ($)
Severance Payment	2,010,320	(2)	—	—	—	(3)
Restricted Stock	—		—	—	5,107,500	(4)
Options	—		—	—	6,528,654	(5)
Restricted Stock Units	—		—	—	6,778,837	(6)

(1)	Mr. Berkett would be entitled to base salary, accrued and unpaid vacation, and contractual benefits to the termination date.
(2)	Mr. Berkett would be entitled to a lump-sum payment equal to two times his annual base salary of £650,000.
(3)	If Mr. Berkett is terminated without cause within one year of a change in control, Mr. Berkett would be entitled to a lump-sum payment equal to two times his annual base salary of £650,000 ($2,010,320).
(4)	Acceleration of shares of restricted stock is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. Berkett’s 187,500 restricted stock vesting.
(5)	Some of Mr. Berkett’s unvested stock options require both a change in control and termination for them to accelerate. The table includes these stock options.
(6)	Acceleration of shares of restricted stock units is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. Berkett’s 248,856 restricted stock units vesting.

Eamonn O’Hare

Under his employment agreement, we are obligated to provide Mr. O’Hare with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•

Termination by us other than cause and in lieu of the notice period: base salary, car allowance, pension and executive retirement scheme contributions and medical premiums to the termination date. The notice period for a termination by us is twelve months and for a termination by Mr. O’Hare is twelve months.

•	Termination for cause: earned but unpaid salary and benefits.

In addition, Mr. O’Hare will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with us.

If a change of control occurs and Mr. O’Hare is terminated without cause or he resigns for good reason, all of Mr. O’Hare’s unvested stock options will become fully vested.

As of December 31, 2010, Mr. O’Hare has no vested options and 481,123 unvested options. If Mr. O’Hare had vested options, upon a termination by us other than cause and in lieu of the notice period, Mr. O’Hare would have three months from the termination date to exercise his vested options. Upon a termination for cause, Mr. O’Hare’s vested options would be forfeited. Upon death or disability, Mr. O’Hare or his estate would have one year to exercise his vested options.

Upon cessation of employment for whatever reason or upon a change of control, Mr. O’Hare’s 94,454 unvested restricted stock units and 175,000 unvested performance-based shares of restricted stock would be forfeited.

The following table sets forth the estimated aggregate amount of the payments discussed above assuming a termination or change in control date of December 31, 2010, the last business day in 2010, and a closing share price of $27.24 per share on December 31, 2010. All amounts in this table payable in pounds sterling have been translated into U.S. dollars at a rate of $1.5464 per £1.00.

Benefit(1)	Termination other than Cause and in Lieu of the Notice Period ($)		Termination for Cause ($)	Death or Disability ($)	Change in Control/ Acceleration Event ($)
Severance Payment	934,365	(2)	—	—	—	(3)
Restricted Stock	—		—	—	4,767,000	(4)
Options	—		—	—	5,601,289	(5)
Restricted Stock Units	—		—	—	2,572,927	(6)

(1)	Mr. O’Hare would be entitled to base salary, accrued and unpaid vacation, and contractual benefits to the termination date.
(2)	We are required to give Mr. O’Hare twelve months’ notice of his termination or may pay Mr. O’Hare in lieu of notice. Mr. O’Hare would be entitled to his base salary for the period, plus contractual benefits such as car allowance, pension contribution, and medical premiums to the termination date.
(3)	If Mr. O’Hare is terminated without cause in connection with the change in control, Mr. O’Hare would be entitled to twelve months’ notice of termination or payment in lieu of notice. Mr. O’Hare would be entitled to his base salary for the period, plus contractual benefits such as car allowance, pension contribution, and medical premiums to the termination date ($934,365).
(4)	Acceleration of shares of restricted stock is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. O’Hare’s 175,000 restricted stock vesting.
(5)	Some of Mr. O’Hare’s unvested stock options require both a change in control and termination for them to accelerate. The table includes these stock options.
(6)	Acceleration of shares of restricted stock units is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. O’Hare’s 94,454 restricted stock units vesting.

Andrew M. Barron

Under his employment agreement, we are obligated to provide Mr. Barron with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•

Termination by us other than cause and in lieu of the notice period: base salary, car allowance, pension, executive retirement scheme contributions and medical premiums to the termination date. The notice period for a termination by us is twelve months and for a termination by Mr. Barron is twelve months.

•	Termination for cause: earned but unpaid salary and benefits.

Mr. Barron would also be entitled to an additional redundancy payment calculated in accordance with our redundancy policy if he were made redundant.

In addition, Mr. Barron will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with us.

If a change of control occurs, all of Mr. Barron’s unvested stock options will become fully vested.

As of December 31, 2010, Mr. Barron has 169,859 vested options and 324,429 unvested options. Upon a termination by us other than cause and in lieu of the notice period, Mr. Barron would have three months from the termination date to exercise his vested options. Upon a termination for cause, Mr. Barron’s vested options would be forfeited. Upon death or disability, Mr. Barron or his estate would have one year to exercise his vested options.

Upon cessation of employment for whatever reason or upon a change of control, Mr. Barron’s 129,332 unvested restricted stock units and 75,000 unvested performance-based shares of restricted stock would be forfeited.

The following table sets forth the estimated aggregate amount of the payments discussed above assuming a termination or change in control date of December 31, 2010, the last business day in 2010, and a closing share price of $27.24 per share on December 31, 2010. All amounts in this table payable in pounds sterling have been translated into U.S. dollars at a rate of $1.5464 per £1.00.

Benefit(1)	Termination other than for Cause and in Lieu of the Notice Period ($)		Termination for Cause ($)	Redundancy ($)		Death or Disability ($)	Change in Control/ Acceleration Event ($)
Severance Payment	731,917	(2)	—	783,464	(3)	—	—	(4)
Restricted Stock	—		—	—		—	2,043,000	(5)
Options	—		—	—		—	4,684,904	(6)
Restricted Stock Units	—		—	—		—	3,523,004	(7)

(1)	Mr. Barron would be entitled to base salary, accrued and unpaid vacation, and contractual benefits to the termination date.
(2)	We are required to give Mr. Barron twelve months’ notice of his termination or may pay Mr. Barron in lieu of notice. Mr. Barron would be entitled to his base salary for the period, plus contractual benefits such as car allowance, pension contribution, and medical premiums to the termination date.
(3)	If Mr. Barron was made redundant on December 31, 2010, he would be entitled to an additional $51,547 in redundancy payments.
(4)	If Mr. Barron is terminated without cause in connection with the change in control, Mr. Barron would be entitled to twelve months’ notice of termination or payment in lieu of notice. Mr. Barron would be entitled to his base salary for the period, plus contractual benefits such as car allowance, pension contribution, and medical premiums to the termination date ($731,917).
(5)	Acceleration of shares of restricted stock is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. Barron’s 75,000 restricted stock vesting.
(6)	Some of Mr. Barron’s unvested stock options require both a change in control and termination for them to accelerate. The table includes these stock options.
(7)	Acceleration of shares of restricted stock units is at the discretion of the compensation committee. For illustrative purposes, the table is based on all of Mr. Barron’s 129,332 restricted stock units vesting.

Named Executive Officers who have since left the Company

Bryan Hall

Mr. Hall’s employment agreement ended on January 1, 2011. Pursuant to his employment agreement and upon the execution of a general release of claims in favor of us, Mr. Hall was entitled to receive a lump-sum severance payment equal to his annual base salary. In addition, Mr. Hall is entitled to be paid the annual cash bonus in respect of the 2010 fiscal year, which amounts to $493,874, a housing allowance until July 31, 2011 which amounts to £73,748 ($114,044) and an award under the 2008 LTIP and 2009 LTIP (with respect to 2009 and 2010 only), if any were payable as detailed below. Subject to Mr. Hall receiving subsequent employment, he is also entitled to continued medical benefits for twelve months as consideration for his execution of a general release.

Given Mr. Hall’s duties as general counsel and his potential exposure to material non-public information, which would restrict his ability to exercise any Company options during the prescribed three-month exercise period post termination, the compensation committee applied its discretion to extend the period during which Mr. Hall may exercise any vested but not exercised options as at 1st January 2011 to December 31, 2011.

The compensation committee approved vesting in respect of the restricted stock unit element of the 2008 LTIP (such vesting, if any, to occur at the same time as vesting for other participants in the 2008 LTIP, and subject to the applicable performance conditions) and vesting in 2012 in respect of the restricted stock unit element of the 2009 LTIP pro rata to January 1, 2011, being the date on which Mr. Hall resigned as general counsel (such vesting, if any, to occur at the same time as vesting for other participants in the 2009 LTIP and subject to the applicable performance conditions). All of Mr. Hall’s unvested options and restricted stock units were forfeited.

Mr. Hall is subject to non-competition and non-solicitation covenants that survive for eighteen months following his termination of employment with us.

RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We review relationships and transactions in which we and our significant stockholders, directors and executive officers or their immediate family members are participants. Our related party transaction policy requires the audit committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the audit committee will review any transaction or series of transactions in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executive officers or a nominee for director, or any person who is known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, or any immediate family member of any of the foregoing persons, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest, had, has or will have a direct or indirect material interest, excluding certain exempt transactions. After its review the audit committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee determines in good faith.

Related Party Transactions

The following are the related parties with which we have entered into transactions in 2010 involving amounts in excess of $120,000 as described below. The transactions have been approved or ratified by either our audit committee or our board of directors. The revenue and expense figures below are net of value added tax, or VAT, and have been translated into U.S. dollars at a rate of $1.5464 per £1.00, which is the average annual exchange rate for the year ended December 31, 2010 used by the Company in its audited financial statements.

Virgin Group Companies

Virgin Entertainment Investment Holdings Limited (“VEIH”) became a holder of our common stock on July 4, 2006 as a result of our acquisition of Virgin Mobile on that date. As of December 31, 2010, VEIH, which is indirectly owned by trusts whose principal beneficiaries are Sir Richard Branson and members of his family, owned 4.8% of our common stock. We have entered into various ordinary course transactions with other Virgin Group companies. The transactions described below are those in which affiliates of VEIH had a material interest, whether direct or indirect.

Trademark License Agreement with Virgin Enterprises Limited

On April 3, 2006, we entered into a trademark license agreement with Virgin Enterprises Limited (“VEL”) under which we are entitled to use the Virgin Media name and to use certain Virgin trademarks within the United Kingdom, Ireland and Luxembourg. The license entitles us to use the “Virgin” name for the TV, broadband internet, telephone and mobile phone services we provide to our residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. The agreement provides for a royalty of 0.25% per annum of our revenue from the relevant businesses, subject to a minimum annual royalty of £8.5 million (or $13.1 million). This agreement has a 30-year term. It can be terminated by us after 10 years on one year’s notice, and is subject to earlier termination by us in certain other circumstances, including (subject to specified payments) upon a change of control. We incurred royalties owed to VEL of £8.5 million (or $13.1 million) in 2010.

With effect from February 8, 2007, we extended the trademark license agreement to permit our content subsidiary, formerly known as Flextech Television Limited, to use the “Virgin Media Television” name and marks. The agreement provides for a royalty of 0.25% per annum of Virgin Media Television’s revenue, subject to a minimum annual royalty of £200,000 (or $309,280). We incurred royalties owed to VEL of £144,299 (or $223,144) under this aspect of the license agreement in 2010, until July 12, 2010, when the sale of Virgin Media Television was completed.

With effect from October 1, 2007, we further extended the trademark license agreement to use the “Virgin” name to our recently launched television channel, Virgin 1. The agreement provides for a royalty of 0.5% per annum of revenues we receive with respect to Virgin 1, subject to a minimum annual royalty of £100,000 (or $154,640). We incurred royalties owed to VEL of £65,785 (or $101,730) under this aspect of the license agreement in 2010, until July 12, 2010, when the sale of Virgin Media Television (including Virgin 1) was completed.

The trademark license agreement included permission for our business services division (which did not trade under the “Virgin” name, but rather under the name ntl:Telewest Business during 2009) to make certain non-material incidental use of the “Virgin” name and the “virginmedia.co.uk” email address for those of our employees who work within that division, until February 8, 2008. On February 12, 2008, VEL agreed to extend this arrangement for a further six months to August 8, 2008, and on November 20, 2008, VEL agreed to extend this arrangement for a further twelve months to August 8, 2009 and these arrangements continued until the trademark license agreement of December 16, 2009 (described below) came into effect. These arrangements provide for a royalty of £100,000 (or $154,640) for each of the twelve-month terms (and was pro-rated for the period from August 2009 through to February 11, 2010).

On December 16, 2009, we entered into a trademark license agreement with VEL, with effect from February 11, 2010, to use the “Virgin” name for our ntl:Telewest Business division, which was rebranded “Virgin Media Business.” The agreement provides for an annual royalty of 0.25% of revenue from our business division, subject to a minimum annual royalty of £1.5 million (or $2.3 million). This royalty was pro-rated for the period from February 11, 2010 to December 31, 2010. We incurred royalties owed to VEL of approximately £1.3 million (or $2.0 million) in 2010 in respect of our business services division.

Service Agreement with Virgin Group Investments Limited

We also have an agreement with Virgin Group Investments Limited, Sir Richard Branson’s employer, and Virgin Management Limited, relating to personal public appearances by Sir Richard Branson to promote us and our services. We are obligated to pay an annual fee of £100,000 (or $154,640) under this agreement.

Other Ordinary Course Agreements with VEIH Affiliates

We have entered into a number of agreements with VEIH affiliates in the ordinary course of business. These include telecommunications services agreements with Virgin Atlantic Airways and Virgin Holidays. These agreements were originally entered into prior to VEIH acquiring its interest in us. We had aggregate revenues of approximately £737,868 (or $1.1 million) in 2010 under these contracts.

Sales Promotions with Virgin Games

In 2006, we entered into promotional arrangements whereby the products and services of Virgin Games, a division of Virgin.com Limited, are promoted on our internet portal at www.virginmedia.com. We received payments of approximately £137,417 (or $212,502) from Virgin Games in 2010 in connection with our commercial partnership and promotional arrangements.

Advertising on Virgin Media Television Channels

In 2010, various Virgin Group companies advertised on our Virgin Media Television channels through their media agencies generating revenue to us of approximately £187,418 (or $289,823) until July 12, 2010, when the sale of Virgin Media Television was completed.

Advertising with Virgin Atlantic Airways

In 2010, we advertised our products on the in-flight entertainment platform of Virgin Atlantic Airways, incurring expenses of approximately £92,500 (or $143,042).

Virgin Insight Services

In 2010, we provided Virgin Insight Limited, a new organization that was created in 2008 to facilitate closer mutually beneficial collaboration between participating Virgin companies through the identification of cross-group marketing opportunities based on the customer bases of the participating brands, with cash and in-kind services (data processing and support by our business intelligence analysts), incurring expenses (both cash and in-kind services) of £250,000 (or $386,600), of which £150,000 (or $231,960) was incurred through in-kind services.

Business Travel and Virgin Atlantic Airways

From time to time in the ordinary course of business, our employees make travel arrangements with Virgin Atlantic Airways when flying for business reasons and our travel department encourages this due to the discounts made available by Virgin Atlantic Airways. In 2010, we incurred travel expenses of approximately £385,986 (or $596,889) in connection with these arrangements.

Mobile Phone Insurance Agreement with New Asurion Europe Limited

In 2009, we entered into an agreement with New Asurion Europe Limited (referred to here as “Asurion”), a subsidiary of Asurion Corporation, of which Mr. Cole is an executive officer, whereby we promote Asurion as a preferred supplier for the insurance of mobile telephone handsets to customers entering into mobile telephony contracts with us. We receive payments from Asurion on customers entering into and renewing insurance contracts with Asurion, and incur expenses to Asurion by paying the customer’s first monthly insurance premium, under these circumstances. In 2010, we received revenues of approximately £133,658 (or $206,689) and incurred expenses of approximately £211,182 (or $326,572) under this agreement.

Virgin Vouchers

From time to time, and in the ordinary course of business, we offer sales and marketing promotions to customers and offer internal staff awards and promotions for which vouchers in respect of VEIH affiliates are provided. In 2010, we incurred expenses of £171,386 (or $265,031) to Acorne plc, a voucher distributions company, in respect of vouchers for VEIH affiliates.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2011, except as otherwise indicated in the footnotes to the table, information regarding the beneficial ownership of our common stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our present directors;

•	each of our present executive officers;

•	each former director and executive officer named in the “Summary Compensation Table”; and

•	all of our present directors and executive officers as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent that power may be shared with a spouse. Unless otherwise indicated, the address for each individual listed below is 909 Third Avenue, Suite 2863, New York, New York 10022.

	Amount and Nature of Beneficial Ownership(1)
Name	Common Stock	JSOP Beneficial Interests	UK Depositary Interests	Total	Percent Beneficially Owned(1)
5% Stockholders:
FMR LLC(2)	45,452,076	0	0	45,452,076	14.3%
Capital World Investors(3)	39,521,000	0	0	39,521,000	12.5%
Capital Research Global Investors(4)	30,208,822	0	0	30,208,822	9.5%
The Growth Fund of America, Inc.(5)	17,668,100	0	0	17,668,100	5.6%

Present Directors:
Charles L Allen(6)	109,714	0	0	109,714	Under 1%
Neil A Berkett(7)	1,828,499	234,962	0	2,063,461	Under 1%
James A Chiddix	0	0	0	0	Under 1%
Andrew J Cole(8)	120,205	0	0	120,205	Under 1%
William R Huff(9)	187,500	0	0	187,500	Under 1%
Gordon D McCallum(10)	233,475	0	0	233,475	Under 1%
James F Mooney(11)	1,658,467	0	0	1,658,467	Under 1%
Eamonn O’Hare(12)	389,901	76,755	0	466,656	Under 1%
John N Rigsby(13)	119,417	0	0	119,417	Under 1%
Steven J Simmons(14)	50,480	0	0	50,480	Under 1%
Doreen A Toben	0	0	0	0
George R Zoffinger(15)	399,725	0	0	399,725	Under 1%

Present Executive Officers that are not Directors:
Andrew M Barron(16)	324,856	62,657	1,426	388,939	Under 1%
Paul Buttery(17)	261,840	0	0	261,840	Under 1%
Scott Dresser(18)	91,602	0	0	91,602	Under 1%
Robert C Gale(19)	112,976	0	0	112,976	Under 1%

Former Directors and Executive Officers named in “Summary Compensation Table”:
Jeffrey D Benjamin(20)	201,045	0	0	201,045	Under 1%
Bryan H Hall(21)	886,941	0	0	886,941	Under 1%

All Present Directors and Executive Officers as a Group (16 persons)	5,888,657	374,374	1,426	6,264,457	1.97%

(1)	Applicable percentage of beneficial ownership is based on 317,433,756 shares of common stock outstanding as of March 31, 2011.
(2)	The information concerning FMR LLC (“FMR”) is based solely upon a Schedule 13G/A filed by FMR with the SEC on February 14, 2011. The information given excludes the reported 107,016 shares of common stock resulting from the assumed conversion of Series A Warrants, which expired on January 10, 2011. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)	The information concerning Capital World Investors (“CWI”) is based solely upon a Schedule 13G/A filed by CWI with the SEC on February 14, 2011. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.
(4)	The information concerning Capital Research Global Investors (“CRGI”) is based solely upon a Schedule 13G filed by CRGI with the SEC on February 10, 2011. The address of CRGI is 333 South Hope Street, Los Angeles, California 90071.
(5)	The information concerning The Growth Fund of America, Inc. (“GFAI”) is based solely upon a Schedule 13G filed by GFAI with the SEC on February 14, 2011. The address of GRAI is 333 South Hope Street, Los Angeles, California 90071.
(6)	Shares of common stock only.
(7)	“Common Stock” includes of 174,276 shares of common stock, 187,500 performance-related shares of restricted stock held in escrow, and options to purchase 1,466,723 shares of common stock that are exercisable within 60 days after the date hereof. “JSOP Beneficial Interests” includes of 93,985 option-equivalent and 140,977 performance share-equivalent interests owned jointly with Wilmington Savings Fund Society, FSB, the JSOP grantor trustee.
(8)	“Common Stock” includes options to purchase 120,205 shares of common stock that are exercisable within 60 days after the date hereof.
(9)	“Common Stock” includes options to purchase 187,500 shares of common stock that are exercisable within 60 days after the date hereof.
(10)	“Common Stock” includes options to purchase 233,475 shares of common stock that are exercisable within 60 days after the date hereof which are held in trust for the benefit of Virgin Enterprises Limited.
(11)	“Common Stock” includes 1,137,569 shares of common stock, 250,000 performance-related shares of restricted stock held in escrow, and options to purchase 270,898 shares of common stock that are exercisable within 60 days after the date hereof.
(12)	“Common Stock” includes 116,401 shares of common stock, 175,000 performance-related shares of restricted stock held in escrow, and options to purchase 98,500 shares of common stock that are exercisable within 60 days after the date hereof. “JSOP Beneficial Interests” includes 30,702 option-equivalent and 46,053 performance share-equivalent interests owned jointly with Wilmington Savings Fund Society, FSB, the JSOP grantor trustee.
(13)	“Common Stock” includes 10,000 shares of common stock, and options to purchase 109,417 shares of common stock that are exercisable within 60 days after the date hereof.
(14)	“Common Stock” includes 7,500 shares of common stock, and options to purchase 42,980 shares of common stock that are exercisable within 60 days after the date hereof.
(15)	“Common Stock” includes 10,000 shares of common stock, and options to purchase 389,725 shares of common stock that are exercisable within 60 days after the date hereof.
(16)	“Common Stock” includes of 50,794 direct and 5,350 indirect (spousal) shares of common stock, and options to purchase 268,712 shares of common stock that are exercisable within 60 days after the date hereof. “JSOP Beneficial Interests” includes of 25,063 option-equivalent and 37,594 performance share-equivalent interests owned jointly with Wilmington Savings Fund Society, FSB, the JSOP grantor trustee. “UK Depositary Interests” includes 709 direct and 717 indirect (spousal) depositary interest shares.
(17)	“Common Stock” includes of 16,076 shares of common stock, and options to purchase 245,764 shares of common stock that are exercisable within 60 days after the date hereof.
(18)	“Common Stock” includes of 8,029 shares of common stock, and options to purchase 83,573 shares of common stock that are exercisable within 60 days after the date hereof.

(19)	“Common Stock” includes of 36,043 shares of common stock, and options to purchase 76,933 shares of common stock that are exercisable within 60 days after the date hereof.
(20)	“Common Stock” includes of 13,545 shares of common stock, and options to purchase 187,500 shares of common stock that are exercisable within 60 days after the date hereof.
(21)	“Common Stock” includes of 88,459 shares of common stock, and options to purchase 792,482 shares of common stock that are exercisable within 60 days after the date hereof.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC, and with each exchange on which our common stock trades, initial and annual reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by the SEC’s regulations to furnish us with a copy of all Section 16(a) forms and reports they file.

To our knowledge, based solely on a review of reports furnished to us and written representations that no other reports were required during this financial year ended December 31, 2010, our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them. except that: Mr. Eamonn O’Hare was late in filing Form 4 relating to a grant of stock options in January 2010; and Mr. William R. Huff was late in filing two Form 4s relating to the transfer of certain stock options and the vesting of stock options in November 2010.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2010, which are included in the annual report on Form 10-K. The audit committee has discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm the matters required to be discussed under the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has also discussed with Ernst & Young its independence relative to the Company and received and reviewed written disclosures and the letter from Ernst & Young which relates to Ernst & Young’s independence relative to the Company within the meaning of the federal securities laws and the rules and regulations there under, including the independence rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002; and in compliance with Public Company Accounting Oversight Board Ethics and Independence Rule 3520, Auditor Independence and Rule 3526 Communication with Audit Committees Concerning Independence.

Based on the foregoing discussions and review, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee

George R. Zoffinger, Chairman
John N. Rigsby
Doreen Toben

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2012 annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received by us at the address set forth on the first page of this proxy statement by March 24, 2012 in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Rules of the SEC set forth standards for the exclusion of some stockholder proposals from a proxy statement for an annual meeting.

Pursuant to the advance notice requirements set forth in Article II, Section 4 of our by-laws, we will consider notices of stockholder proposals to be brought before the 2012 annual meeting submitted outside the processes of Rule 14a-8 under the Exchange Act to be timely if we receive such notices not less than 75 days nor more than 90 days prior to the first anniversary of the 2011 annual meeting of stockholders. However, if the date of the 2012 annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the 2011 annual meeting, we will consider notices of stockholder proposals to be timely if we receive them not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made, whichever first occurs. You must be a stockholder of record on the date you give the notice and on the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

The stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the stockholder proposing the business;

•	the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business and any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

The proposal or notice should be directed to the attention of the Secretary, Virgin Media Inc., 909 Third Avenue, Suite 2863, New York, New York 10022.

No business proposed by a stockholder will be conducted at the annual meeting except business brought before the meeting in accordance with the procedures set forth in Article II, Section 4 of our by-laws summarized above or under Rule 14a-8 under the Exchange Act. An officer of ours presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the provisions of Article II, Section 4 of our by-laws, and if the officer so determines, the officer shall declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

The discussion above does not apply to stockholder nominations of directors. The requirements for stockholder nominations are set out under “Corporate Governance-Procedures for Stockholders to Recommend Director Nominees”.

DELIVERY OF DOCUMENTS TO BENEFICIAL STOCKHOLDERS SHARING AN ADDRESS

The Company has adopted the process called “householding” for mailing this proxy statement to beneficial stockholders in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we have received contrary instructions from any stockholder at that address. The Company will provide separate identification or control numbers for each account at the shared address to each stockholder of record.

If you prefer to receive multiple copies of this proxy statement at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to Richard Williams, Virgin Media Inc.—Director Investor Relations, 909 Third Avenue, Suite 2863, New York, New York 10022, tel: +1 212 906 8440, fax: +1 212 752 1157. Eligible beneficial stockholders receiving multiple copies of the proxy statement can request householding by contacting the Company in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement or you can request householding by notifying your broker, bank or nominee.

OTHER BUSINESS

The board of directors is not aware of any other matters other than those set forth in this proxy statement that will be presented for action at the annual meeting and does not intend to bring any other matters before the annual meeting. However, if any other matters should properly come before the annual meeting, or at any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

By order of the board of directors,
James F. Mooney Chairman

New York, New York
April 28, 2011

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF VIRGIN MEDIA INC.

I.	PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Virgin Media Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Committee also serves as the audit committee of the Company’s wholly-owned SEC registered subsidiaries and of the Company’s affiliate, South Hertfordshire United Kingdom Fund Limited.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors as determined by resolution of the Board, each of whom will be “independent” as required by the Nasdaq Stock Market Rules, the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Each member of the Committee must be able to read and understand fundamental financial statements. Further, at least one member of the Committee must be a “financial expert”, as such term is defined in the rules and regulations of the SEC, as the Board interprets such requirement in its business judgment.

The members of the Committee and its chairperson shall be nominated by the Nominating and Governance Committee of the Board and elected by a majority vote of the Board, and shall serve on the Committee until such member resigns or is removed. Any vacancy on the Committee shall be filled by a candidate nominated by the Nominating and Governance Committee of the Board and elected by a majority vote of the Board at its next meeting following the occurrence of the vacancy.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall fix its own rules of procedure, which shall be consistent with the By-laws of the Company and this Charter. The Committee shall meet as often as it determines appropriate but not less frequently than once every fiscal quarter and may hold special meetings as circumstances require. The Committee shall meet separately in special session on a periodic basis with management and the Company’s independent auditors to discuss any matters that the Committee or either of these groups believe should be discussed privately

A majority of the Committee members participating in a meeting shall constitute a quorum. The Committee may form and delegate authority to subcommittees when appropriate. Minutes shall be kept for each meeting of the Committee.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The following are within the authority of the Committee:

1.	The Committee shall be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors. The independent auditors shall report directly to the Committee.

2.	The Committee shall approve in advance all audit engagements and the terms thereof and, except as otherwise permitted under applicable laws and regulations, all permissible non-audit services by independent auditors. Approval of audit and permissible non-audit services may also be delegated to one or more designated members of the Committee, and the person(s) granting such approval shall report such approval to the full Committee at the next scheduled meeting.

3.	The Committee shall obtain from the independent auditors at least annually a formal written statement delineating all relationships between the auditor and the Company and discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence (consistent with Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board).

4.	The Committee shall oversee the independence of the independent auditors by actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services (per item 3 above) that may impact the objectivity and independence of the independent auditors, and taking, or recommending that the full Board take, appropriate action to satisfy itself of the auditors’ independence.

5.	The Committee shall review the following:

i.	all critical accounting policies and practices used by the Company, including analyses of the effects of alternative treatments or treatments preferred by the independent auditors of financial information discussed by the independent auditors and management and the effects of alternative disclosures and GAAP methods on the Company’s financial statements; and

ii.	all other material written communications between the independent auditors and management, such as any “management” or “internal control” letter prepared by the independent auditors or schedule of unadjusted differences.

6.	The Committee shall review and approve the Company’s audited annual financial statements, quarterly financial statements and, as they deem appropriate, filings required under the federal securities laws and by the United Kingdom Listing Authority; and the Committee shall review any major issues related thereto.

7.	The Committee shall attempt to resolve all disagreements between the independent auditors and management regarding financial reporting.

8.	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and budget of the internal audit function.

9.	The Committee shall review and evaluate on a regular basis the adequacy and effectiveness of the Company’s internal control structure and procedures for financial reporting and disclosure controls and procedures, and discuss with the independent auditors and management the annual internal control report made by management, and attested to by the independent auditors, that assesses such internal control structures and procedures.

10.	The Committee shall prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement.

11.	The Committee shall discuss with management the Company’s financial risk assessment and financial risk management policies, including risks relating to the financial statements and financial reporting process, and the steps taken by management to monitor and mitigate such risks.

12.	The Committee shall review the Company’s policies relating to the avoidance of conflicts of interest and monitor compliance with the Company’s Code of Conduct and Code of Ethics; however, any waiver of the Company’s Code of Conduct or Code of Ethics with respect to executive officers or directors may only be made by the Board. Unless otherwise approved by the Board, the Committee shall approve any changes to the Company’s Code of Conduct and Code of Ethics as it may deem appropriate and consistent with any applicable law, rule or regulation.

13.	The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of communications regarding questionable accounting or auditing matters.

14.	The Committee shall engage and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder, the cost of which shall be borne by the Company.

15.	The Committee shall review and approve all related party transactions on an ongoing basis, other than such transactions which are approved by a comparable body of the Board.

16.	The Committee shall perform such additional activities as may be required by applicable law or Nasdaq Stock Market Rules, and shall consider such other matters, as the Committee or the Board deems necessary or appropriate.

17.	The Committee shall evaluate its own performance from time to time. The Committee shall make such recommendations for amendments to its Charter as it deems appropriate.

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Likewise, the Committee is not responsible for matters not disclosed or brought to its attention pursuant to the Company’s Code of Conduct and Code of Ethics.

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF VIRGIN MEDIA INC.

I.	PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Virgin Media Inc. (the “Company”) shall be to oversee the Company’s executive compensation.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors as determined by resolution of the Board, each of whom will be “independent” as required by the Nasdaq Marketplace Rules, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

The members of the Committee and its chairperson shall be nominated by the Nominating and Governance Committee of the Board and elected by a majority vote of the Board, who shall serve on the Committee until such member resigns or is removed. Any vacancy on the Committee shall be filled by a majority vote of the Board at its next meeting following the occurrence of the vacancy.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall fix its own rules of procedure, which shall be consistent with the By-laws of the Company and this Charter. The Committee shall meet as provided by its rules and as often as it determines appropriate but not less frequently than two times annually and may hold special meetings as circumstances require. A majority of the Committee members participating in a meeting shall constitute a quorum. The Committee may form and delegate authority to subcommittees when appropriate. Minutes shall be kept for each meeting of the Committee.

IV.	COMMITTEE RESPONSIBILITIES

The Committee shall have the following responsibilities:

1.	The Committee shall establish the Company’s overall executive compensation philosophy and shall oversee the Company’s executive compensation structure, practices and benefit plans.

2.	The Committee shall approve, administer, interpret, review and amend or modify (as the Committee deems appropriate) the Company’s equity compensation plans and other stock-based plans, and in its discretion may act in respect of any and all other compensation, incentive and benefit plans and programs and retirement and pension plans in which Executives of the Company participate, including special benefits and perquisites.

3.	The Committee shall review and approve on an annual basis the corporate goals and objectives with respect to compensation of the Chief Executive Officer (“CEO”) and, if applicable, the Executive Chairman. Unless otherwise determined by a majority of the “independent” (as defined by the Nasdaq Marketplace Rules) directors of the Board meeting in “executive session” (as defined by the Nasdaq Marketplace Rules), the Committee shall evaluate at least once a year the CEO’s and any Executive Chairman’s performance in light of these established goals and objectives and based upon these evaluations shall meet in “executive session” as defined in the Nasdaq Marketplace Rules to set the CEO’s and Executive Chairman’s annual compensation, including salary, bonus, incentive and equity compensation.

B-1

4.	The Committee shall review and approve on an annual basis the evaluation process and compensation structure for the Company’s other officers (for all purposes of this Charter, the term “officers” shall have, in respect of the Company, the meaning set forth in Section 16 of the Exchange Act and Rule 16a-1 thereunder) and for such other Executives as the Committee may deem appropriate. Unless otherwise determined by a majority of the “independent” (as defined by the Nasdaq Marketplace Rules) directors of the Board, the Committee shall evaluate the performance of all other officers and may evaluate the performance of such other Executives of the Company as the Committee may deem appropriate and shall approve the annual compensation, including salary, bonus, incentive and equity compensation, for such officers and for such other Executives as the Committee may deem appropriate. At the request of the Chairman of the Committee, the Executive Chairman, CEO and/or Chief Financial Officer of the Company may be present during discussions evaluating and setting the compensation levels of such officers and other Executives but may not vote on such deliberations.

5.	The Committee shall review and approve the material terms of employment, severance and change-in-control agreements and recoupment provisions to which the CEO or any other officer is a party, including material amendments to any such agreements, and may do the same in respect of such Executives as the Committee may deem appropriate.

6.	The Committee shall have the authority in its discretion to approve equity-based awards and payments to Executives of the Company, pursuant to the Company’s incentive compensation and/or equity compensation plans, and to establish Executive stock ownership requirements.

7.	The Committee shall review and discuss with management the Compensation Discussion and Analysis (the “CD&A”) required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement and annual report on Form 10-K and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included. The Committee shall produce the annual Compensation Committee Report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.

8.	The Committee shall consider the impact of the Company’s compensation plans, arrangements and policies on the Company’s risk profile.

9.	The Committee shall have sole authority to engage, terminate and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder, which to the extent required by law or regulation, shall satisfy applicable “independence” requirements (as such term is defined by SEC rules, Nasdaq Marketplace Rules or other relevant authorities), the cost of which shall be borne by the Company.

10.	The Committee shall perform any other duties and responsibilities delegated to the Committee by the Board from time to time relating to the Company’s executive compensation.

11.	The Committee shall evaluate its own performance from time to time. The Committee shall make such recommendations for amendments to its Charter as it deems appropriate.

B-2

APPENDIX C

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF VIRGIN MEDIA INC.

I.	PURPOSES OF THE COMMITTEE

The purposes of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Virgin Media Inc. (the “Company”) shall be to:

(a)	identify qualified candidates, and recommend to the Board, individuals to serve as directors of the Company; and

(b)	oversee, review, and make periodic recommendations concerning the Company’s corporate governance policies.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of not less than three directors as determined by resolution of the Board, each of whom will be “independent” as required by the Nasdaq Listing Rules. The Committee members shall be elected by a majority vote of the Board, and shall serve on the Committee until such member resigns or is removed. The Board shall appoint the Chairman of the Committee.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall fix its own rules of procedures, which shall be consistent with the By-laws of the Company and this charter (the “Charter”). The Committee shall meet as provided by its rules and as often as it determines appropriate but not less frequently then [two] times annually and may hold special meetings as circumstances require. A majority of the Committee members participating in a meeting shall constitute a quorum. The Committee may form and delegate authority to subcommittees when it deems appropriate. Minutes shall be kept for each meeting of the Committee. The Committee shall report to the Board concerning the actions that it takes and such other matters as it may deem appropriate.

IV.	COMMITTEE RESPONSIBILITIES

1.	The Committee shall establish procedures by which it actively recruits individuals qualified to become Board members and considers candidates to fill Board positions, including evaluating the suitability of potential director nominees proposed by directors, management or stockholders, with a view to ensuring that the Board has requisite expertise and consists of persons with sufficiently diverse and independent backgrounds. The Committee will have the authority to retain a search firm to be used to identify director candidates, and shall have the authority to approve the firm’s fees and terms of retention. The Committee also will have the authority to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

2.	The Committee shall recommend to the Board the director nominees for election by the stockholders and select persons to fill Board vacancies, as the case may be, pursuant to the By-laws of the Company, which recommendations shall be consistent with the Board’s criteria for selecting new directors and any requirements imposed by law, regulation or Nasdaq Listing Rules.

3.	The Committee shall review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including, but not limited to, an employment change, and recommend whether the director should be re-nominated.

4.	The Committee shall recommend directors for service on the Company’s committees and as their chairpersons.

C-1

5.	The Committee shall review developments relating to corporate governance, shall develop and recommend to the Board corporate governance policies and procedures applicable to the Company, and shall periodically review the Company’s corporate governance policies and procedures.

6.	The Committee shall evaluate its own performance from time to time. The Committee shall make such recommendations for amendments to its Charter as it deems appropriate.

C-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

media

INTERNET

http://www.proxyvoting.com/vmed

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

98854

FOLD AND DETACH HERE

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “1 YEAR” FOR PROPOSAL 4.

Please mark your votes as indicated in this example

1. To elect four Class I directors to hold office until the annual meeting of stockholders that is to be held in 2014 or until their respective successors are duly elected and qualified

FOR ALL NOMINEES LISTED BELOW

WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

*EXCEPTIONS

Nominees:

01 James A. Chiddix

02 William R. Huff

03 James F. Mooney

04 John N. Rigsby

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. To ratify the appointment by the audit committee of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2011;

3. To approve an advisory vote on compensation of our named executive officers;

1 year 2 years 3 years Abstain

4. To approve an advisory vote on the frequency of the vote on compensation of our named executive officers;

5. To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

VIRGIN MEDIA INC.

Vote In Person

Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Virgin Media Inc. account online.

Access your Virgin Media Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Virgin Media Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 7, 2011. The proxy statement and the 2010 Annual Report are available free of charge at https://materials.proxyvote.com/92769L

FOLD AND DETACH HERE

VIRGIN MEDIA INC.

909 Third Avenue, Suite 2863, New York, New York 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints James F. Mooney and Scott Dresser, and each of them, with full power of substitution, proxies to represent the undersigned at the annual meeting of stockholders of Virgin Media Inc. will be held at 10:30 a.m., local time, on Tuesday, June 7, 2011 at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at 375 Park Avenue, New York, New York 10152, 36th Floor, and at any adjournment or postponement of the meeting to vote all of the shares of stock which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present.

THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THIS CARD. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “1 YEAR” FOR PROPOSAL 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “1 YEAR” FOR PROPOSAL 4.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 98854